Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ELANCO ANIMAL HEALTH, INC.,

as Seller

and

INTERVET INTERNATIONAL B.V.,

as Buyer

DATED AS OF FEBRUARY 5, 2024

(i)

(ii)

(iii)

EXHIBITS

Exhibit A	-	Definitions
Exhibit B	-	Form of Intellectual Property License Agreement
Exhibit C	-	Form of EVAH License Agreement
Exhibit D	-	Form of Transition Services Agreement
Exhibit E	-	Transaction Accounting Principles
Exhibit F	-	Form of Transitional Trademark License Agreement
Exhibit G	-	Forms of Intellectual Property Assignment Agreements
Exhibit G-1	-	Form of Patent Assignment Agreement
Exhibit G-2	-	Form of Trademark Assignment Agreement
Exhibit G-3	-	Form of Domain Name Assignment Agreement
Exhibit H	-	Form of Transitional Manufacturing and Supply Agreement
Exhibit I	-	Form of Data Sharing Agreement

(iv)

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made and entered into as of February 5, 2024 (the “Agreement Date”) by and between Elanco Animal Health, Inc., an Indiana corporation (“Seller” and, together with the Seller Divesting Entities (as hereinafter defined), the “Seller Parties”), and Intervet International B.V., a Dutch private company with limited liability (“Buyer” and, together with Seller, the “Parties”).

WITNESSETH:

WHEREAS, Seller owns or controls, directly or indirectly, each of the other Seller Parties.

WHEREAS, the Seller Parties are engaged in, or hold assets or liabilities relating to, the Business.

WHEREAS, the Seller Parties desire to sell to Buyer, and Buyer (itself or through its designated Affiliates) desires to purchase from the Seller Parties, all of the Transferred Assets (as hereafter defined), and Buyer (itself or through its designated Affiliates) desires to assume all of the Assumed Liabilities (as hereafter defined), either directly or indirectly through the transfer of the Transferred Entities (as hereafter defined), in each case on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I

Definitions

Section 1.01          Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A.

Article II

Purchase and Sale; Closing

Section 2.01          Purchase and Sale of Transferred Assets

(a)            Transferred Assets. On the terms and subject to the conditions set forth in this Agreement and the Local Transfer Agreements and subject to the exclusions set forth in Section 2.01(b) and to Section 2.02, at the Closing, Seller shall, and shall cause each of the other Seller Parties to, sell, convey, assign, transfer and deliver to Buyer or one or more of Buyer’s Affiliates designated by Buyer in writing to Seller, and Buyer shall, or shall cause one of such Affiliates to, purchase, acquire and accept from the Seller Parties, all of the Seller Parties’ right, title and interest in, to and under the following assets, properties and rights owned or held by the applicable Seller Party, free and clear of all Liens (other than Permitted Liens), as the same shall exist immediately prior to the Effective Time (collectively, the “Transferred Assets”), whether directly or through the transfer of a Transferred Entity as contemplated by Section 2.05:

(i)            (A) the owned real property set forth on Schedule 2.01(a)(i)(A) (the “Transferred Owned Real Property”), together with all buildings, structures, improvements, easements thereon, therein or thereto, and other rights and interests appurtenant thereto, and (B) the leasehold, subleasehold or license interests of the Seller Parties under the real property leases, subleases or licenses set forth on Schedule 2.01(a)(i)(B) (the “Transferred Leased Real Property”);

(ii)            all rights, benefits and interests under (A) contracts or agreements set forth on Schedule 2.01(a)(ii) and all other contracts or agreements Related to the Business to which any Seller Party is a party (excluding any Shared Contracts), (B) Shared Contracts to the extent allocated or assigned to Buyer or an Affiliate of Buyer pursuant to Section 2.02(b) and (C) the real property leases, subleases and licenses for the Transferred Leased Real Property (the “Transferred Real Property Leases”) (clauses (A), (B) and (C) collectively, the “Assumed Contracts”);

(iii)            all Business Intellectual Property and Business Technology;

(iv)           (A) all Transferred Permits, Transferred Product Authorizations, transferable Product Authorization Data that is in the possession or control of a Seller Party, (B) rights to apply and transferrable applications for Permits or Product Authorizations that are Related to the Business, (C) all rights to develop, manufacture and commercialize in the Aqua Health Field Products that are not subject to any Product Authorization that is in full force and effect (for the avoidance of doubt, excluding any right to real property, contracts and agreements, Intellectual Property or tangible personal property other than as included in Transferred Assets), and (D) all dossiers relating to any asset described in clause (A), (B) or (C) that are Related to the Business;

(v)            Transferred Inventory;

(vi)           Transferred Prepaid Expenses;

(vii)          other than Inventory, all tangible personal property of any kind, including machinery, equipment, furniture, fixtures, office equipment and supplies, communications equipment, vehicles, leasehold improvements, goods, hardware, electronic devices (including computers) and related equipment, repair, replacement and spare parts and tools, in each case Related to the Business;

(viii)         subject to compliance with applicable Law, the Transferred Books and Records and the Business Employee Records (it being understood that Seller may retain copies of all such records subject to Section 6.03(b));

(ix)           all assets, rights and properties expressly to be transferred pursuant to Article VIII hereof;

(x)            the Transferred Equity Interests (if any);

(xi)            labeling, advertising, marketing, sales and promotional materials, in each case that are in the physical or electronic possession of or under the control of, a Seller Party as of the Closing Date and that are Related to the Business (the “Specified Marketing Materials”); provided that use of any and all Seller Names and Seller Marks included in the Specified Marketing Materials shall be subject to the Transitional Trademark License Agreement;

(xii)           the assets listed on Schedule 2.01(a)(xii) (the “Transferred R&D Assets”);

(xiii)          all rights under all confidentiality agreements or any portion thereof, in each case to the extent related to the Business, Transferred Assets, Assumed Liabilities, or Transferred Entities, including such agreements with prospective purchasers of the Business, Transferred Assets, Assumed Liabilities, or Transferred Entities;

(xiv)         all net insurance proceeds received by a Seller Party (after deducting reasonable and documented out of pocket costs and expenses incurred in obtaining such proceeds) prior to, on or following the Closing Date under any insurance policy written prior to the Closing in connection with (A) the loss, damage, destruction or condemnation of any of the Transferred Assets from and after the date hereof or prior to the Closing that is, or would have been but for such loss, damage, destruction or condemnation, included in the Transferred Assets or (B) any Assumed Liability (other than, in the case of this clause (B), insurance proceeds that are directly or indirectly funded by Seller or its Affiliates through self-insurance or a captive insurance entity);

(xv)          to the extent transferrable, all goodwill of the Business or of the Selling Parties Relating to the Business;

(xvi)         all causes of action (including counterclaims) and defenses against third parties to the extent relating to any of the Transferred Assets or the Assumed Liabilities; and

(xvii)        all assets, properties, rights, Claims, lawsuits, judgments, defenses, indemnification rights, rights of recovery, rights of set-off and legal privileges of any nature (including the right to sue for, collect and recover for past infringement or misappropriation of Business Intellectual Property) and in each case, other than the categories of assets set forth above in clauses (i) through(xvi), whether real, personal or mixed, tangible or intangible, of any Seller Party that are Related to the Business.

(b)            Excluded Assets. Notwithstanding anything to the contrary herein, the following assets and properties of or in the possession of any Seller Party (the “Excluded Assets”) shall be retained by the Seller Parties and shall be excluded from the Transferred Assets and, if applicable, shall be transferred out of the Transferred Entities (if held by a Transferred Entity) prior to the Closing notwithstanding any other provision of this Agreement:

(i)             all cash and cash equivalents in any bank account of a Seller Party and all other cash and cash equivalents (except for any cash that is a Transferred Prepaid Expense);

(ii)            any accounts receivables and Inventory, other than any Transferred Inventory and Transferred Prepaid Expenses, arising from the Business prior to the Closing Date;

(iii)           all of the Seller Parties’ right, title and interest in the Retained Real Property;

(iv)           all Seller Intellectual Property and Seller Technology;

(v)            all rights to the Seller Names and Seller Marks, together with any contracts, agreements or understandings (other than any Assumed Contract) granting rights to use the same (without limiting the rights granted to Buyer pursuant to the Transitional Trademark License Agreement);

(vi)           all nontransferable or nonassignable Permits, including nontransferable Environmental Permits, and any Permits held by a Seller Party that are not Related to the Business other than, in any event, the assets described in Section 2.01(a)(iv);

(vii)          other than any loans or advances from one Transferred Entity to another Transferred Entity, all loans or advances among the Seller Parties;

(viii)         other than equity interests in the Transferred Entities, any equity securities or ownership interests;

(ix)            all Tax Returns relating to any Tax of Seller, all Tax refunds or Tax credits of any Seller Party (other than any Transferred Entity), and any Tax refunds or Tax credits in respect of the Transferred Assets for taxable periods (or portions thereof) ending on or prior to the Closing Date;

(x)            other than the Transferred Assets described in Section 2.01(a)(xiv), all policies and programs of or agreements for insurance that are not exclusive to the Business or Transferred Assets and interests in insurance pools and programs (in each case including self-insurance, captive insurance and insurance from Affiliates) (collectively, “Insurance Policies”) and, subject to Section 7.03(b), all rights of any nature with respect to any Insurance Policy and any recoveries thereunder and any rights to assert Claims seeking any such recoveries, including all net insurance proceeds received by a Seller Party prior to, on or following the Closing Date under any Insurance Policy solely with respect to (A) the loss, damage, destruction or condemnation of any of the Excluded Assets that is, or would have been but for such loss, damage, destruction or condemnation, included in the Excluded Assets or (B) any Excluded Liability;

(xi)            all causes of action (including counterclaims) and defenses against third parties to the extent relating to any of the Excluded Assets or the Excluded Liabilities (excluding, for clarity, any right to make any claims in respect of the R&W Policy);

(xii)           assets of any Employee Plans;

(xiii)          all personnel and employment records for employees and former employees of a Seller Party (other than the Transferred Books and Records and the Business Employee Records transferred pursuant to Section 2.01(a)(viii)); provided that any personnel and employment records for any Transferred Employee that are not Business Employee Records will be subject to Section 6.03(b);

(xiv)         all assets, rights and properties expressly excluded from transfer to Buyer or any of its Affiliates pursuant to Article VIII of this Agreement;

(xv)          (A) all corporate minute books (and other similar corporate records) and stock records of any Seller Party (other than the Transferred Books and Records and Business Employee Records and corporate records of the Transferred Entities, which corporate records of the Transferred Entities, for clarity, shall be obtained by Buyer by virtue of its purchase of the Transferred Equity Interests at the Closing pursuant to Section 2.01(a)(x)), or (B) any books and records that are unrelated to the Transferred Assets (other than the Transferred Books and Records and the Business Employee Records transferred pursuant to Section 2.01(a)(viii));

(xvi)         (A) all records and reports prepared or received by the Seller Parties in connection with the negotiation or execution of the Transaction Agreements or the transactions contemplated thereby or the related sale process, including all analyses relating to the Business or Buyer so prepared or received, (B) all bids and expressions of interest received from third parties with respect to prospective purchasers of the Business or any portion thereof and (C) all Privileged Communications, and all other privileged communications, materials, documents and records that are unrelated to the Business;

(xvii)        all rights of any Seller Party (other than the Transferred Entities) under the Transaction Agreements;

(xviii)       subject to Section 2.01(a)(ii)(B), Shared Contracts to the extent allocated to Seller or an Affiliate of Seller pursuant to Section 2.02(b);

(xix)          any assets used in the research or development function of Seller or its Affiliates other than the Transferred Assets and any assets that constitute Transferred Assets following the Closing, including pursuant to Section 7.12 of this Agreement;

(xx)           all tangible personal property physically located at the premises of Retained Real Property at the Effective Time, except for (1) any tangible personal property that is Related to the Business, (2) any Transferred Inventory, (3) the Transferred Books and Records and the Business Employee Records transferred pursuant to Section 2.01(a)(viii) and (4) Transferred R&D Assets; and

(xxi)          all of the assets set forth on Schedule 2.01(b)(xxi).

(c)            Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement and the Local Transfer Agreements, and subject to the exclusions set forth in Section 2.01(d), Buyer shall assume or shall cause to be assumed, effective at the Effective Time (whether directly or through an Equity Transfer as contemplated by Section 2.05) and thereafter pay, discharge and perform in accordance with their terms (or, in the case of a Transferred Entity, cause to be so paid, discharged, and performed), the following Liabilities of the Seller Parties (the “Assumed Liabilities”):

(i)             all Liabilities arising under any of the Assumed Contracts to the extent arising on or after the Closing Date;

(ii)            all Liabilities (A) under Environmental Laws, including those relating to a spill, release or disposal into the environment of Hazardous Materials, or (B) relating to the use, application, malfunction, defect, design, operation, performance or suitability of any Product or Product Candidates sold or distributed by or on behalf of Buyer or any of its Affiliates (in each case, regardless of whether Seller or any of its Affiliates tested, invented, designed, modified, improved or formulated any such Product or Product Candidates), in each case clause (A) and (B), (x) arising from or relating to the use, ownership, possession or operation of the Transferred Assets on or after the Closing Date to the extent arising out of any fact, circumstance, occurrence, act or omission occurring on or after the Closing Date or (y) to the extent arising from or relating to the conduct of the Business by Buyer or its Affiliates on or after the Closing Date;

(iii)            all Liabilities expressly assumed by Buyer pursuant to Article VIII; provided, however, that no Employee Liabilities shall be Assumed Liabilities;

(iv)           any Liabilities arising from any violations of Data Security Requirements, or cybersecurity incidents or breaches of the information system of the Business, to the extent arising out of or related to any fact, circumstance, occurrence, act or omission occurring on or after the Closing Date;

(v)            any accounts payable or other Current Liabilities of the Business incurred from or after the Closing Date;

(vi)           all Debt of the Business incurred from or after the Closing Date;

(vii)           all Taxes imposed in respect of the Transferred Assets or a Transferred Entity or the Business for any taxable period (or portion thereof) from or after the Closing Date, and the portion of Transfer Taxes allocated to Buyer under Section 9.03; and

(viii)         all other Liabilities (A) arising from or relating to the use, ownership, possession or operation of the Transferred Assets on or after the Closing Date to the extent arising out of any fact, circumstance, occurrence, act or omission occurring on or after the Closing Date or (B) to the extent arising from or relating to the conduct of the Business by Buyer or its Affiliates on or after the Closing Date.

(d)            Excluded Liabilities. Notwithstanding anything to the contrary contained herein, Buyer is not assuming or agreeing to pay, discharge or perform, and the Seller Parties or their respective Affiliates shall retain and be responsible for and shall pay, discharge and perform when due, any of the following Liabilities of any of the Seller Parties (including the Transferred Entities) (collectively, the “Excluded Liabilities”), such Excluded Liabilities which shall be retained by the Seller Parties (other than the Transferred Entities) and shall be excluded from the Assumed Liabilities or shall be assumed from the Transferred Entities (if it is an obligation or the responsibility of a Transferred Entity) prior to the Closing Date:

(i)             any Liability to the extent arising out of or relating to any Excluded Asset, in each case of this Section 2.01(d)(i), whether the same shall arise prior to, on, or following the Closing Date;

(ii)            any Liability arising from the employment of any Person other than as expressly assumed by Buyer pursuant to Article VIII and any Liability expressly retained by the Seller Parties pursuant to Article VIII hereof (including all Employee Liabilities);

(iii)           any accounts payable or other Current Liabilities of the Business incurred prior to the Closing Date;

(iv)           all Debt of the Business or any Transferred Entity outstanding as of immediately prior to the Closing;

(v)            other than accounts payable exclusively between or among the Transferred Entities, any Liability for any accounts payable (including trade accounts payable) to, or any other Liability to, any Seller Party with respect to the Business as of prior to the Closing Date, which accounts payable or Liability shall be terminated without further payment or performance and shall cease to have further force or effect at the Closing;

(vi)           any Liability arising in connection with the sale or disposition, prior to the Closing Date, of any assets, properties or rights Related to the Business (other than the sale of Inventory in the ordinary course of business consistent with past practice);

(vii)          any Liability for (A) Taxes (other than Transfer Taxes) imposed in respect or arising out of Transferred Assets or the Business, or imposed on the Transferred Entities, for any taxable period (or portion thereof) ending on or before the Closing Date; (B) the portion of Transfer Taxes allocated to the Seller Parties under Section 9.03; (C) all Taxes of the Seller Parties, including in connection with the consummation of the sale and transfer of the Transferred Assets hereunder, to the extent not described under clauses (A) or (B); (D) Taxes imposed as a result of an obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreements with respect to the Transferred Assets entered into prior to the Closing Date pursuant to customary commercial contracts not primarily related to Taxes; and (E) any Taxes of a Person other than a Transferred Entity for which a Transferred Entity (or any predecessor of the foregoing) is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Tax Law) as a result of having been a member of an affiliated, consolidated, combined, unitary, or similar Tax group (including any arrangement for group or consortium relief or similar arrangement) before the Closing;

(viii)         any obligations of Seller and its Affiliates (other than, from and after the Closing Date, the Transferred Entities) under this Agreement and the Transaction Agreements;

(ix)           any costs or expenses for which Seller is responsible under Section 13.02;

(x)            all Liabilities (A) under Environmental Laws, including those relating to a spill, release or disposal into the environment of Hazardous Materials, or (B) relating to the use, application, malfunction, defect, design, operation, performance or suitability of any Product sold or distributed by or on behalf of Seller or any of its Affiliates in each case of clause (A) and (B), (x) arising from or relating to the use, ownership, possession or operation of the Transferred Assets prior to the Closing Date to the extent arising out of any fact, circumstance, occurrence, act or omission occurring prior to the Closing Date or (y) to the extent arising from or relating to the conduct of the Business prior to the Closing Date; and

(xi)           all Liabilities (A) arising from or relating to the ownership, use, possession or operation of the Transferred Assets prior to the Closing Date to the extent arising out of any fact, circumstance, occurrence, act or omission occurring prior to the Closing Date, or (B) to the extent arising from or relating to the conduct of the Business prior to the Closing Date.

Section 2.02          Assignment of Certain Transferred Assets.

(a)            Without limiting the applicability of Article XII but notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or Assumed Liability if an attempted assignment or transfer thereof at the Closing, without the consent of a third party (including any Government Authority), would constitute a breach of any agreement or contract or a violation of Law (such Transferred Asset, the “Delayed Transferred Asset”, and such Assumed Liability, “Delayed Assumed Liability”). Notwithstanding anything to the contrary herein, no Seller Party, nor any of their Subsidiaries, shall be required to compensate any third party, commence or participate in any Action or offer or grant any concession or accommodation (financial or otherwise, including any accommodation or arrangement to indemnify, remain secondarily liable or contingently liable for any Assumed Liability) to any third party in connection with the Seller Parties’ obligations under this Section 2.02(a). From and after the date hereof, Seller shall, and shall cause each other Seller Party to, use its commercially reasonable efforts to obtain any such consent as promptly as practicable after the date hereof, and in any event Seller shall, and shall cause each other Seller Party to, request any such consent or provide any notice required for the Transfer of Assumed Contracts no later than ten (10) Business Days following the Agreement Date. Subject to Section 6.04, Buyer shall, and shall cause each of its applicable Subsidiaries to, use its commercially reasonable efforts to cooperate with the Seller Parties to obtain any such consent. If, on the Closing Date, any such consent has not been obtained, or if an attempted transfer or assignment thereof would be ineffective or a violation of Law, Seller (on behalf of itself and each of the Seller Parties) and Buyer agree that, subject to Section 6.04 and Section 6.05, (i)  Buyer will, subject to compliance with Law, obtain the benefits and economic rights and assume the obligations and bear the economic burdens associated with such Delayed Transferred Asset or Delayed Assumed Liability in accordance with this Agreement, including with respect to any risk of loss, costs, Taxes, income and gain thereof, by way of subcontracting, sublicensing, subleasing or other arrangement, and (ii)  the Seller Parties will, at Buyer’s request, enforce for the benefit (and at the expense) of Buyer any and all of the rights of the Seller Parties against a third party associated with such Delayed Transferred Asset or Delayed Assumed Liability. In furtherance of the foregoing sentence, the Seller Parties shall promptly pay to Buyer when received all monies or other benefits and economic rights received by them with respect to any such Delayed Transferred Asset or Delayed Assumed Liability (net of the Seller Parties’ reasonable and out-of-pocket expenses incurred in connection with any assignment, collection or processing contemplated by this Section 2.02) and Buyer shall promptly pay to Seller the costs, expenses, Taxes and other Losses incurred by Seller in connection with the Seller Parties’ holding, administration or operation of the Delayed Transferred Asset or Delayed Assumed Liability. For the avoidance of doubt, neither the Closing Payment nor the Purchase Price shall be reduced or otherwise adjusted in connection with the delayed transfer of any Delayed Transferred Asset or Delayed Assumed Liability.

(b)            Until the date that is eighteen (18) months after the Closing Date, Seller shall, and shall cause each of the other Seller Parties to, use commercially reasonable efforts to cause the counterparty to each Shared Contract to consent to the partial assignment from the applicable Seller Party to Buyer or an Affiliate of Buyer of those rights and benefits of the applicable Seller Party under such Shared Contract related to the Business, prior to, on or as promptly as practicable following, the Closing Date, and shall otherwise reasonably cooperate with Buyer in good faith in respect of Buyer’s efforts to enter into a new contract or agreement with the counterparty to any Shared Contract providing goods, services or rights from or to the Business (and in such case, such new contract or agreement shall thereafter constitute a Transferred Asset hereunder) (the foregoing arrangements, the “Shared Contract Split”). Seller shall consult with Buyer with respect to the partial assignment of such Shared Contracts and shall give Buyer the ability to comment thereon and give due consideration to any reasonable comments provided by Buyer. Without limiting the foregoing, with respect to any Shared Contract for which the Shared Contract Split has not been entered into prior to or on the Closing Date, until the date that is eighteen (18) months after the Closing Date or the expiration or termination of such Shared Contract in accordance with its terms (whichever is earlier), (i) Buyer or an Affiliate of Buyer shall receive the interest in the rights and benefits, and bear the responsibility for the obligations, under such Shared Contract related to the Business (the “Buyer Portion of Shared Contracts”) and (ii) Seller or an Affiliate of the Seller shall receive the interest in the rights and benefits, and bear the responsibility for the obligations, under such Shared Contract Split not related to the Business (the “Seller Portion of Shared Contracts”). If any Shared Contract Split cannot be effectuated by the date that is eighteen (18) months after the Closing Date and the applicable Shared Contract has not then expired or been terminated, or if the Shared Contract Split would impair the rights and benefits that either the applicable Seller Party, on the one hand, or Buyer or its applicable Affiliate, on the other hand, would expect to derive from such assigned Shared Contract or such contract or agreement, then the Parties shall cooperate with each other to obtain for Buyer or its applicable Affiliate an arrangement to provide Buyer or its applicable Affiliate with the rights and benefits of such Shared Contract in some other manner, including the applicable Seller Party entering into such arrangements with Buyer or its applicable Affiliate to place Buyer or such Affiliate in substantially the same position as if such assignments and new contracts or agreements were entered into in accordance with the foregoing. Notwithstanding the foregoing, nothing in this Section 2.02(b) shall require any of the Seller Parties to make any payment or other concession or accommodation to any counterparty of a Shared Contract, or commence or participate in any Action, in each case, in connection with this Section 2.02(b), in each case, other than payment obligations that are borne by Buyer, and this Section 2.02(b) shall not apply to any Shared Contract to the extent that the applicable Buyer Portion of Shared Contracts is contemplated to be supplied or provided by Seller or any of its Affiliates under any Transaction Agreement.

Section 2.03          Closing. The closing of the sale and purchase of the Transferred Equity Interests (if any) and the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place remotely and by electronic exchange of documents and other Closing deliverables, (a) at 8:00 a.m. (New York City time) on the tenth Business Day following the satisfaction or waiver in writing (to the extent permitted by applicable Law) of all Closing Conditions in accordance with Article X, other than those Closing Conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver in writing (to the extent permitted by applicable Law) of those conditions, or (b) at such other time as Buyer and Seller may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. For all purposes under this Agreement and each other Transaction Agreement, if the Closing has taken place, the sale, conveyance, assignment, transfer and delivery to Buyer of the Transferred Equity Interests (if any) and the Transferred Assets and the assumption by Buyer of the Assumed Liabilities (collectively, the “Ownership Transfer”), shall be deemed to occur as of 12:01 a.m. (local time) in each applicable jurisdiction on the Closing Date (the “Effective Time”). The payment of the Closing Payment on the Closing Date shall be effected in accordance with the wire and payment schedule provided by Seller to Buyer at least five (5) Business Days prior to the Closing Date.

Section 2.04          Withholding. In the event Buyer determines that any portion of the Purchase Price or any amount otherwise payable under this Agreement would be subject to withholding or deduction under applicable Law, Buyer and its Affiliates shall be entitled to deduct and withhold such amounts from such payments to the extent required under applicable Law; provided that Buyer shall (a) use commercially reasonable efforts to notify Seller as soon as reasonably practicable of such determination except in the case of a failure by any Seller Party to deliver an Applicable Withholding Certificate to Buyer, and (b) reasonably cooperate with the Seller Parties in good faith to reduce or mitigate any such withholding or deduction (including through the provision of forms or other relevant documentation by the Seller Parties) to the extent permitted by applicable Law. If Buyer withholds any portion of the Purchase Price pursuant to the terms of this Section 2.04 and pays over such withheld amount to the appropriate Taxing Authority, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the applicable recipient of such amount otherwise payable. Notwithstanding anything to the contrary in this Agreement, all compensatory amounts payable pursuant to or as contemplated by this Agreement that are subject to payroll reporting and withholding shall be payable promptly to the applicable person through the applicable company’s payroll in accordance with applicable payroll procedures. Notwithstanding the foregoing or anything to the contrary in this Agreement, no withholding shall be made with respect to any entitlement or deemed payment pursuant to Section 7.14.

Section 2.05          Structure of Transfers.

(a)            Notwithstanding anything to the contrary contained in Section 2.01 (and subject to the terms and conditions set forth in this Agreement), each Transferred Asset and Assumed Liability shall at the Closing be sold, transferred, assumed or assigned (a “Transfer”) by way of a direct Transfer of such Transferred Asset or Assumed Liability pursuant to a Transfer Agreement from the applicable Seller Party to an Affiliate of Buyer as specified by Buyer (“Asset Transfer”); provided that in lieu of the foregoing, at Buyer’s written request, Seller will (x) on or prior to the Closing Date, prior to the Closing, promptly Transfer the Assumed Contracts that do not require third-party consent to Transfer such Assumed Contracts to an Affiliate of the applicable Seller Party, as designated by Buyer, to a newly formed Subsidiary that is wholly-owned by Seller or another wholly-owned Subsidiary of Seller (any such Subsidiary which is subject to the Equity Transfer, a “Transferred Entity”) and (y) at Closing, Transfer, in accordance with Section 2.05(b), to Buyer all equity interests in each such Transferred Entity (the transfer referred to in this proviso, an “Equity Transfer”); provided that (A) in no event shall the Closing be delayed due to any of the foregoing transactions described in clauses (x) or (y) (and for clarity the consummation of such transactions shall not constitute a Closing Condition), and (B) in the event that Seller is unable to effect the Transfer of any Transferred Entity pursuant to this Section 2.05(a) prior to the Closing, such Transferred Entity shall be considered a Delayed Transferred Asset and the provisions of Section 2.02(a) shall apply; provided further that all Transfer Taxes incurred as a result of such Asset Transfer or Equity Transfer shall be apportioned between Buyer and the Seller Parties in accordance with Section 9.03 and Buyer shall reimburse Seller for 50% of the reasonable costs and expenses incurred by Seller directly relating to the forming the Transferred Entities. Nothing in this Section 2.05 shall supersede the Seller Parties’ obligation to Transfer the Assumed Contracts to Buyer at Closing, subject to Section 2.02.

(b)            For any Equity Transfer that is to be effected in accordance with Section 2.05(a), at the Closing, in lieu of the purchase and sale of the applicable Assumed Contracts as set forth in Section 2.01(a), each of the applicable Seller Parties shall Transfer to Buyer, and Buyer shall purchase, acquire and accept from each such Seller Party, all of such Seller Party’s right, title and interest in and to the Transferred Equity Interests.

Article III

Purchase Price

Section 3.01          Purchase Price. The aggregate consideration to be paid by Buyer, or caused to be paid on behalf of Buyer, to the Seller Parties (which consideration shall be allocated among the Seller Parties in the manner set forth in Section 3.07) for the sale of all of the Transferred Assets and the assumption of Assumed Liabilities as set forth in this Agreement (the “Purchase Price”) shall be an amount in cash equal to the sum of (a) one billion three hundred million dollars ($1,300,000,000) (the “Base Purchase Price”), plus (b) the Final Purchase Price Adjustment (if the Final Purchase Price Adjustment is positive), minus (c) the absolute value of the Final Purchase Price Adjustment (if the Final Purchase Price Adjustment is negative), (d) minus the aggregate amount of Local Payments paid pursuant to Section 3.08(b).

Section 3.02          Certain Closing Deliverables. At the Closing:

(a)            Seller shall deliver or cause to be delivered to Buyer the following:

(i)             to the extent the Transferred Equity Interests are certificated, certificates evidencing the Transferred Equity Interests, duly endorsed in blank or accompanied by stock powers duly executed in blank or other duly executed instruments of transfer as required by applicable Laws or otherwise to validly transfer title in and to the Transferred Equity Interests;

(ii)            a counterpart of the Intellectual Property License Agreement in the form attached hereto as Exhibit B (with such changes as mutually agreed upon by the Parties, the “Intellectual Property License Agreement”), duly executed by Seller;

(iii)           a counterpart of the EVAH License Agreement in the form attached hereto as Exhibit C (with such changes as mutually agreed upon by the Parties, the “EVAH License Agreement”), duly executed by Seller;

(iv)           a counterpart of a license agreement in the form of the Intellectual Property License Agreement, but with those modifications required to comply with the terms and conditions and reflecting the requirements of the Explorer Intellectual Property Agreement, with respect to a license from Seller to Buyer of Intellectual Property Used in the Business that is licensed to Seller under the Explorer Intellectual Property Agreement (the “Explorer License Agreement”), duly executed by the Seller;

(v)            a counterpart of the Transition Services Agreement, in the form attached hereto as Exhibit D (with such changes as mutually agreed upon by the Parties, the “Transition Services Agreement”), duly executed by Seller;

(vi)           a counterpart of the Transitional Trademark License Agreement, in the form attached hereto as Exhibit F (with such changes as mutually agreed upon by the Parties, the “Transitional Trademark License Agreement”), duly executed by Seller;

(vii)          a counterpart of a bill of sale, assignment and assumption agreement in a form reasonably acceptable to Buyer and Seller (the “Bill of Sale, Assignment and Assumption Agreement”), duly executed by the Seller Parties;

(viii)         counterparts to the Intellectual Property Assignment Agreements in the forms attached hereto as Exhibit G, including subsections thereof (with such changes as mutually agreed upon by the Parties, the “IP Assignment Agreements”), duly executed by the applicable Seller Parties;

(ix)           an IRS Form W-9 duly executed by each Seller Party that is a U.S. Person and that is to transfer Transferred Assets to Buyer at the Effective Time and an IRS Form W-8BEN-E from each Seller Party that is not a U.S. Person and that is to transfer Transferred Assets to Buyer at the Effective Time;

(x)            counterparts of the Local Transfer Agreements, if any, duly executed by the applicable Seller Parties;

(xi)           counterparts of assignments and assumptions of the Transferred Real Property Leases in a form reasonably acceptable to Buyer and Seller (the “Lease Assignments”), duly executed by the applicable Seller Parties;

(xii)          a counterpart of the Transitional Manufacturing and Supply Agreement in the form attached hereto as Exhibit H (with such changes as mutually agreed upon by the Parties, the “Transitional Manufacturing and Supply Agreement”), duly executed by Seller;

(xiii)         all tangible Transferred Assets, except as set forth in Section 3.02 of the Seller Disclosure Schedules, or as otherwise set forth in the Transition Services Agreement; provided that with respect to certain Transferred Assets, delivery shall, unless the Parties otherwise mutually agree, be in accordance with Section 3.02 of the Seller Disclosure Schedules, or as otherwise set forth in the Transition Services Agreement;

(xiv)         written resignations, dated as of the Closing Date, of the directors and officers of each of the Transferred Entities in their capacity as such in a form reasonably satisfactory to Buyer;

(xv)          a counterpart of the Data Sharing Agreement in the form attached hereto as Exhibit I (with such changes as mutually agreed upon by the Parties, the “Data Sharing Agreement”), duly executed by Seller; and

(xvi)         a customary acknowledgement by the Collateral Agent (as defined in the Credit Agreement), in writing, and in form and substance reasonably acceptable to Buyer, confirming that all Liens (as defined in the Credit Agreement) securing the Obligations (as defined in the Credit Agreement) on any Collateral (as defined in the Credit Agreement) that constitutes a Transferred Asset will be unconditionally released and terminated concurrently with the Closing.

(b)            Buyer shall deliver or cause to be delivered to Seller the following:

(i)             the Closing Payment, in U.S. dollars, as specified in the Estimated Closing Statement, by wire transfer of immediately available funds, to an account or accounts as directed by Seller in the Estimated Closing Statement;

(ii)            all Transfer Tax stamps and transfer forms (if any) in Buyer’s possession in accordance with Section 9.03 and required to be delivered to a Seller Party;

(iii)           a counterpart of the Intellectual Property License Agreement, duly executed by Buyer or its applicable Affiliate;

(iv)           a counterpart of the EVAH License Agreement, duly executed by Buyer or its applicable Affiliate;

(v)            a counterpart of the Explorer License Agreement, duly executed by Buyer or its applicable Affiliate;

(vi)           a counterpart of the Transition Services Agreement, duly executed by Buyer or its applicable Affiliate;

(vii)          a counterpart of the Transitional Trademark License Agreement, duly executed by Buyer or its applicable Affiliate;

(viii)         counterparts of the Local Transfer Agreements, if any, duly executed by Buyer or its applicable Affiliates;

(ix)           counterparts of the Lease Assignments, duly executed by Buyer or its applicable Affiliates;

(x)            a counterpart of the Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer or its applicable Affiliate;

(xi)           a counterpart of the IP Assignment Agreement, duly executed by Buyer or its applicable Affiliate;

(xii)          a counterpart of the Transitional Manufacturing and Supply Agreement, duly executed by Buyer or its applicable Affiliate; and

(xiii)         a counterpart of the Data Sharing Agreement, duly executed by Buyer.

Section 3.03          Estimated Closing Statement; Closing Payment. No fewer than four (4)  Business Days before the Closing Date, Seller shall prepare and deliver to Buyer the Estimated Closing Statement. The Estimated Closing Statement shall set forth (i) the Estimated Inventory and the amount of any Estimated Inventory Increase or Estimated Inventory Decrease and (ii) the amount to be paid by Buyer to Seller (for the benefit of the Seller Parties) at Closing pursuant to Section 3.02(b)(i) (the “Closing Payment”), which shall be equal to the sum of the following: (A) the Base Purchase Price, plus (B) the Estimated Purchase Price Adjustment (if the Estimated Purchase Price Adjustment is positive), minus (C) the absolute value of the Estimated Purchase Price Adjustment (if the Estimated Purchase Price Adjustment is negative), and (iii) the account or accounts to which Buyer shall pay the Closing Payment, in each case of clauses (i) and (ii), including detailed calculations of the components thereof and reasonably detailed supporting information (including any Work Papers relating thereto, provided that the third-party auditors and accountants of Seller or any of its Affiliates shall not be obligated to make any Work Papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to Work Papers in form and substance reasonably acceptable to such auditors or accountants). Buyer shall be entitled to exercise its rights pursuant to Section 6.02 in connection with the Estimated Closing Statement. If, prior to Closing, Buyer objects to the amounts set forth in the Estimated Closing Statement delivered by Seller, Seller shall discuss with Buyer such objections in good faith; provided that such discussion shall not delay the Closing and if Seller and Buyer cannot resolve their disagreements then for purposes of this Agreement the Closing Payment shall be the amount set forth in the Estimated Closing Statement.

Section 3.04          Proposed Final Closing Statement and Final Closing Statement.

(a)            As soon as practicable, but no later than the later of (x) ninety (90) days after the Closing Date and (y) sixty (60) days after the date that Buyer received the last shipment of Transferred Inventory from Seller, Buyer shall provide to Seller the Proposed Final Closing Statement, together with a detailed calculation of the components thereof and reasonable supporting documentation. The Proposed Final Closing Statement shall (i) not include any changes in assets or liabilities as a result of purchase accounting adjustments, (ii) be based on facts and circumstances as they exist on the Closing Date and (iii) exclude the effect of any event occurring after the Closing. With respect to any component of the Purchase Price for which Buyer proposes an adjustment from the amounts set forth in the Estimated Closing Statement, the Proposed Final Closing Statement shall set forth the amount of such adjustment.

(b)            Upon reasonable prior written notice by the other Party, each Party shall grant such other Party, and each of such other Party’s accountants and other representatives, reasonable access during normal business hours to review the Business’s books and records, supporting documents and any work papers related to the preparation of the Estimated Closing Statement, Proposed Final Closing Statement or any Purchase Price Dispute Notice, as applicable, and the adjustments contemplated hereby (collectively, “Work Papers”); provided however, that, such access shall not unreasonably interfere with the business, personnel or operations of such Party providing such access or any of its Affiliates; provided further, that the third-party auditors and accountants of such Party or any of its Affiliates shall not be obligated to make any Work Papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to Work Papers in form and substance reasonably acceptable to such auditors or accountants. Each Party and its accountants and other representatives may make inquiries of such other Party and such other Party’s accountants regarding questions or disagreements. Each Party shall cooperate with and respond promptly to such inquiries, and each Party shall use its commercially reasonable efforts to cause any such accountants to cooperate with and respond promptly to such inquiries. At a Party’s reasonable request, such other Party shall permit any appropriate person who is employed by such other Party or its Affiliates after the Closing to assist the requesting Party in its review of the Proposed Final Closing Statement or any Purchase Price Dispute Notice, as applicable, and any objections or disputes with respect thereto.

(c)            Seller shall have forty-five (45) days following receipt of the Proposed Final Closing Statement (the “Review Period”). Seller may accept the Proposed Final Closing Statement by delivering written notice to that effect to Buyer, in which case such proposed Final Closing Statement (x) shall be deemed finally determined and conclusive and binding on the Parties, (y) shall be deemed to set forth the Final Inventory Decrease (or Final Inventory Increase, as applicable) and the Final Purchase Price Adjustment, and, (z) shall constitute the “Final Closing Statement” for purposes of this Agreement. If Seller delivers a notice disputing the Proposed Final Closing Statement (the “Purchase Price Dispute Notice”) to Buyer on or prior to the last day of the Review Period, which Purchase Price Dispute Notice shall set forth in reasonable detail the basis for such disagreement and the dollar amounts thereof, Buyer and Seller shall use commercially reasonable efforts to resolve any disputes set forth in the Purchase Price Dispute Notice in good faith during the thirty (30)-day period commencing on the date Buyer receives the Purchase Price Dispute Notice from Seller. If Seller does not deliver a Purchase Price Dispute Notice to Buyer on or prior to the last day of the Review Period, the Proposed Final Closing Statement (x) shall be deemed finally determined and conclusive and binding on the Parties, (y) shall be deemed to set forth the Final Inventory Decrease (or Final Inventory Increase, as applicable) and the Final Purchase Price Adjustment, and, (z) shall constitute the “Final Closing Statement” for purposes of this Agreement. The Parties acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to Buyer and Seller during any negotiations and any subsequent dispute arising therefrom. To the extent any of the items in dispute (such matters, the “Disputed Items”) are resolved and agreed to in writing between Buyer and Seller during such thirty (30)-day period of negotiations, such resolution shall be final and binding on the Parties with respect to the specific items so resolved. If Seller and Buyer do not agree upon a final resolution with respect to any Disputed Items set forth in the Purchase Price Dispute Notice within such thirty (30)-day period, then the remaining items in dispute shall be submitted promptly by the Parties to KPMG International Limited or, if such firm declines to be retained to resolve the dispute, another nationally-recognized, independent accounting firm reasonably acceptable to Buyer and Seller (in either case, the “Accounting Firm”). Any item not specifically submitted to the Accounting Firm for evaluation shall be deemed final and binding on Buyer and Seller (as set forth in the Proposed Final Closing Statement, the Purchase Price Dispute Notice or as otherwise resolved in writing by Buyer and Seller).

(d)            The Accounting Firm shall be requested to render a written determination of the applicable dispute and each Disputed Item (acting as an expert and not as an arbitrator) within fifteen (15) Business Days after delivery of the documents specified in clauses (ii) and (iii) below, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (i) the definitions and other applicable provisions of this Agreement, (ii) a single presentation (which presentations shall be limited to the items specifically submitted to the Accounting Firm for evaluation) submitted by each of Buyer and Seller to the Accounting Firm within five (5) Business Days after the engagement thereof (which the Accounting Firm shall forward to Buyer or Seller, as applicable, after both presentations have been received) and (iii) one (1) written response submitted to the Accounting Firm within five (5) Business Days after receipt of each such presentation (which the Accounting Firm shall forward to Buyer or Seller, as applicable, after both responses have been received), and not on independent review, which such determination shall be conclusive and binding on each Party to this Agreement. Neither Buyer, Seller, nor any of their respective Affiliates or representatives, shall have any ex parte conversations or meetings with the Accounting Firm without the prior consent of the other Party. The terms of appointment and engagement of the Accounting Firm shall be as reasonably agreed upon between Buyer and Seller, and any associated engagement fees and other associated fees and expenses payable to the Accounting Firm shall be initially borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer; provided that such fees and other fees and expenses shall ultimately be borne by Buyer and Seller in the same proportion as the aggregate amount of the Disputed Items that is unsuccessfully disputed by each such Party (as determined by the Accounting Firm) bears to the total amount of the Disputed Items submitted to the Accounting Firm. The Accounting Firm shall resolve each Disputed Item by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the presentations (and, if applicable, the responses) delivered to the Accounting Firm pursuant to this Section 3.04(d). The Proposed Final Closing Statement shall be deemed as revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 3.04 and, as so revised, such Proposed Final Closing Statement shall be deemed to set forth the Final Inventory Decrease (or Final Inventory Increase, as applicable) and the Final Purchase Price Adjustment and, as so revised, shall constitute the “Final Closing Statement” for purposes of this Agreement that is conclusive and binding on the Parties.

(e)            The Parties agree that any disputes and the determination of Purchase Price (and the components thereof) shall be solely and exclusively resolved pursuant to this Article III, including the procedures set forth in this Section 3.04; provided that this provision shall not prohibit Buyer or Seller from instituting litigation to enforce any final determination of the Purchase Price by the Accounting Firm pursuant to this Section 3.04, or to compel any Party to this Agreement to submit any dispute arising in connection with this Section 3.04 to the Accounting Firm pursuant to and in accordance with the terms and conditions of this Section3.04(e), in any court or other tribunal of competent jurisdiction in accordance with Section13.12. The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest arithmetic error. It is the intent of the Parties to have any final determination of the Purchase Price by the Accounting Firm proceed in an expeditious manner; provided however, any deadline or time period contained herein may be extended or modified by the written agreement of Buyer and Seller and the Parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 3.04.

Section 3.05          Post-Closing Adjustment. If the Post-Closing Adjustment is a positive amount, Buyer shall pay an amount equal to the Post-Closing Adjustment to Seller. If the Post-Closing Adjustment is a negative amount, Seller shall pay an amount equal to the absolute value of the Post-Closing Adjustment to Buyer. Any payment due under this Section 3.05 shall be paid by wire transfer of immediately available funds to the bank account designated by Seller or the bank account designated by Buyer, as applicable, within five (5) Business Days after the date on which the Final Closing Statement becomes conclusive and binding on the Parties in accordance with the provisions of Section 3.04, and, if not paid within such period, shall bear interest at the Interest Rate. All computations of interest shall be made in accordance with Section 13.17.

Section 3.06          Certain Calculation Principles. Each Closing Statement shall be (a) prepared and determined from the books and records of the Business in accordance with the Transaction Accounting Principles and (b) prepared in accordance with the provisions of this Agreement.

Section 3.07          Purchase Price Allocation. The Purchase Price shall be paid and allocated among the Seller Parties in accordance with Schedule 3.07 and further allocated among the Transferred Assets based on the values set forth on Schedule 3.07. If the values set forth on Schedule 3.07 are disputed by any Taxing Authority, the Party receiving notice of such dispute shall make reasonable efforts to notify the other Party concerning the existence of such dispute and the Parties shall, where and when practicable, consult with each other with respect to all issues related to Schedule 3.07 in connection with such dispute.

Section 3.08          Local Purchase Price Payments for Asset and Inventory Transfers(i)          .

(a)            At least three (3) and not more than five (5) Business Days prior to the Closing, Seller shall deliver to Buyer a statement setting out the jurisdictions in which Buyer and its Affiliates shall be required to pay the applicable Seller Party for any Transferred Inventory or other Transferred Asset that will be transferred in such jurisdiction (and, for the avoidance of doubt, such amount shall be paid by Buyer in accordance with this Agreement). If any Transferred Inventory or other Transferred Assets is to be transferred by a Seller Party in a jurisdiction set forth on such statement, Buyer shall, or shall cause its applicable Affiliate to, pay such amount as set forth on such statement to such Seller Party (a “Local Payment”) no later than the Closing Date The Parties agree that the amount of any such Local Payments shall be determined in U.S. dollars; provided that, to the extent any Local Payment is to be determined in a currency other than U.S. dollars as required by applicable Law or as mutually agreed by the Parties, the amount of such Local Payment shall be converted into such other currency at the Reference Exchange Rate unless applicable Law requires conversion into such other currency at a local exchange rate in which case the latest known local exchange rate will prevail. Any Local Payment shall be deemed to partially satisfy (and, for clarity, shall not increase) the Purchase Price.

(b)            If a Local Payment is received by a Seller Party pursuant to Section 3.08(a), the dollar equivalent of such Local Payment (which, if made in a currency other than the dollar, shall be converted into dollars at a Reference Exchange Rate) shall be included in the aggregate amount of Local Payments described in clause (d) of Section 3.01.

(c)            If a Local Payment made pursuant to Section 3.08(a) with respect to Transferred Inventory or any other Transferred Asset is increased after the Closing Date under Section 3.05, then Buyer shall, or shall cause its Affiliates to, pay to the applicable Seller Party an amount equal to such excess (in the currency set forth in the relevant local invoice) no later than five (5) Business Days following the determination of such increase, and the applicable Seller Party shall pay to Buyer in dollars an amount equal to such increase in the Local Payment (converted into dollars at the same exchange rate as applied under Section 3.08(b)) by way of an adjustment to the amounts paid by Buyer pursuant to Section 3.01 and Section 3.05.

(d)            If a Local Payment made pursuant to Section 3.08(a) with respect to Transferred Inventory or any other Transferred Asset is decreased after the Closing Date under Section 3.05, then the applicable Seller Party shall pay to Buyer or its applicable Affiliate an amount equal to such decrease (in the currency set out in the relevant local invoice) no later than five (5) Business Days following the determination of such decrease, and Buyer shall pay to the applicable Seller in dollars an amount equal to such decrease in the Local Payment (converted into dollars at the same exchange rate as applied under Section 3.08(b)) by way of an adjustment to the amounts paid by Buyer pursuant to Section 3.01 and Section 3.05.

Article IV

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer, as of the Agreement Date and as of the Closing Date, that, except as set forth in the Seller Disclosure Schedules, it being acknowledged and agreed that disclosure of any item in any section or subsection of the Seller Disclosure Schedules shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent from its face that such disclosure is applicable to such other sections or subsections:

Section 4.01          Formation and Authority of the Seller Parties; Enforceability.

(a)            Seller is, and each other Seller Party is, a corporation or other entity duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization. Seller has, and each other Seller Party has, the requisite corporate or other appropriate power and authority to execute, deliver and perform its obligations under the Seller Transaction Agreements (including the consummation of the Seller Transactions) to which it is a party. Seller has, and each other Seller Party has, the requisite corporate or other power and authority to own the Transferred Assets or lease the assets used in the Business and the qualification to operate the Business as a foreign corporation or other organization to do business (if applicable), and to the extent legally applicable, is in good standing, with respect to the Business, in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(b)            The execution, delivery and performance by each Seller Party of the Seller Transaction Agreements to which it is a party have been (or, in the case of any Seller Party other than Seller or any Seller Transaction Agreement to be entered into after the Agreement Date, will be prior to the Closing) duly authorized by all requisite corporate or organizational action on the part of such Seller Party, and no shareholder or other similar approval is required in connection with such Seller Party’s execution, delivery and performance of such Seller Transaction Agreements. This Agreement has been duly executed and delivered by Seller, and upon execution and delivery thereof, the other Seller Transaction Agreements will be duly executed and delivered by the Seller Parties party thereto, and (assuming due authorization, execution and delivery thereof by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Seller Transaction Agreements will constitute, legal, valid and binding obligations of the Seller Parties party hereto or thereto, enforceable against the Seller Parties party hereto or thereto in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(c)            If there is any Transferred Entity in existence as of the Closing Date, each Transferred Entity will as of the Closing be a corporation or other organization duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate or other appropriate power and authority to own and lease its properties and to operate its business as conducted as of the Closing and the qualification to operate its business as a foreign corporation or other organization to do business (if applicable) and, to the extent legally applicable, will as of the Closing be in good standing, in each jurisdiction where the character of its owned, operated, or leased properties or the nature of its activities makes such qualification material to the operation of its business, except for jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Business. All of the Transferred Equity Interests with respect to any Transferred Entity in existence as of the Closing Date will as of the Closing be duly authorized and validly issued, fully paid and nonassessable and not issued in violation of any contract or agreement, any Governing Documents of the Transferred Entities, applicable Law or any preemptive or similar rights. The Transferred Equity Interests with respect to any Transferred Entity in existence as of the Closing Date will as of the Closing represent all of the issued and outstanding equity interests of the Transferred Entities, be wholly-owned by Seller or one of its Subsidiaries, free and clear from any Lien (other than applicable Liens under securities Laws), and will have been issued in compliance with applicable securities Laws or exemptions therefrom. There are no options, warrants, other equity interests, “phantom” stock rights, stock based performance units or rights of conversion or other similar rights, agreements, arrangements or commitments obligating any Transferred Entity in existence as of the Closing Date to issue or sell or otherwise dispose of or redeem or otherwise acquire any shares of its capital stock, other equity interests or securities convertible into or exchangeable for its shares of capital stock or other equity interests, other than as provided in this Agreement or required by applicable Law. Other than the organizational documents of the Transferred Entities required by applicable Law, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Transferred Equity Interests with respect to any Transferred Entity in existence as of the Closing Date. No Transferred Entity in existence as of the Closing Date owns or has owned, directly or indirectly, any capital stock, membership interest, partnership interest or other equity interest in any Person. No Transferred Entity in existence as of the Closing Date has any declared and unpaid dividends on any of the Transferred Equity Interests or any Debt. Upon delivery to Buyer of certificates representing the Transferred Equity Interests at the Closing, Buyer shall acquire good and valid title to the Transferred Equity Interests, free and clear of any Liens (other than applicable Liens under securities Laws). No Transferred Entity in existence as of the Closing has ever held any asset, property or right other than contracts or agreements that, as of the Closing, will constitute Transferred Assets and that are transferred to such Transferred Entity pursuant to the proviso in Section 2.05(a). As of the Closing, no Transferred Entity in existence as of the Closing Date will have any (w) Excluded Liabilities, (x) any Liabilities that are not associated with Transferred Assets held by such Transferred Entities, (y) any Liabilities that are not primarily related to the Business or (z) any Liabilities under Environmental Laws.

Section 4.02          No Conflict. Except for the consents or approvals contemplated in Section 4.03 or set forth on Section 4.02 of the Seller Disclosure Schedules, the consummation of the Transactions and the execution, delivery and performance by the Seller Parties of the Seller Transaction Agreements do not and will not:

(a)            violate or conflict with any Governing Documents of any of the Seller Parties;

(b)            conflict with or violate any Law or Order applicable to any of the Seller Parties or the Business; or

(c)            result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any right to terminate, amend, accelerate or cancel, or give rise to any Consent or notice right under, or result in the creation of any Lien (other than a Permitted Lien) on, the Business or any Transferred Asset pursuant to any note, bond, mortgage, indenture, contract or agreement, Permit, franchise, or other instrument to which any of the Seller Parties (with respect to the Business or the Transferred Assets) is a party or by which any Transferred Assets are bound;

except, in each case of clauses (b) and (c), as would not reasonably be expected to be material, individually or in the aggregate, to the Business.

Section 4.03          Consents and Approvals. Except as set forth on Section 4.03 of the Seller Disclosure Schedules, the consummation of the Transactions and the execution, delivery and performance by the Seller Parties of the Seller Transaction Agreements do not and will not require any Consent, waiver or other action by, or any filing with or notification to, any Government Authority by any Seller Party or any Transferred Entity, except for (a) with respect to any Transferred Entity, compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” laws, (b) any filings, notifications, approvals or clearances required under applicable Antitrust Law, or (c) any such Consent, waiver, action, filing or notification the failure of which to make or obtain would not be material, individually or in the aggregate, to the Business.

Section 4.04          Financial Information; Absence of Undisclosed Liabilities.

(a)            Section 4.04(a)(i) of the Seller Disclosure Schedules sets forth an accurate, correct and complete copy of the (i) management-prepared unaudited statement of assets and liabilities of the Business as of June 30, 2023 and (ii) the management-prepared unaudited income statements of the Business for the year ended December 31, 2022 and the nine-months ended September 30, 2023 (the statement of assumed assets and assumed liabilities and income statements referred to in clauses (i) and (ii), collectively, the “Unaudited Statements of the Business”). The Unaudited Statements of the Business (A) have been prepared based on the books and records of Seller and its Subsidiaries and other Seller Parties, which such books and records have been and are being prepared in the ordinary course of business consistent past practice, and have been and are being maintained in accordance with GAAP and any other applicable accounting requirements, (B) have been prepared in conformity with Seller’s accounting policies and in accordance with GAAP, and (C) present fairly, in all material respects, the financial condition of the Business as of the applicable date, except with respect to (1) the estimate for inventory reserves, (2) the allocation or estimation of costs or operating expenses that were included therein as set forth on Section 4.04(a)(ii) of the Seller Disclosure Schedule, (3) allocations of corporate expenses or rights to receive corporate services and intercompany charges as set forth on Section 4.04(a)(iii) of the Seller Disclosure Schedule, (4) the financial performance of the Business had it been conducted as a stand-alone business, (5) the presentation of statements of equity, comprehensive income and cash flows for the periods then ended as they are not prepared in their entirety and (6) footnotes and normal and recurring year-end adjustments, the effect of which adjustments is not, individually or in the aggregate, material. The Unaudited Statements of the Business present fairly, in all material respects, the financial condition of the Business as of the applicable date; provided that Excluded Assets and Excluded Liabilities are not reflected in the Unaudited Statements of the Business.

(b)            Other than (i) as specifically and adequately reflected in the latest statement of assets and liabilities forming part of the Unaudited Statements of the Business, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2023 (none of which is a Liability for breach of contract, breach of warranty, tort or infringement, violation of applicable Law, environmental, health or safety matter, misappropriation or an Action), (iii) Excluded Liabilities, and (iv) Liabilities that would not be material, individually or in the aggregate, to the Business, there are no Liabilities of the Business.

Section 4.05          Absence of Certain Changes or Events. Except as contemplated by the Transaction Agreements or in connection with the negotiation and execution of the Transaction Agreements, since June 30, 2023, (a) the Seller Parties have conducted the Business in all material respects in the ordinary course of business consistent with past practice, (b) there has not been any Material Adverse Effect, and (c) there has not occurred any event, change, circumstance, development, occurrence, effect, fact, or condition that, if taken during the period from the Agreement Date through the Closing, would constitute a breach of Section 6.01(a)(i), (ii), (iv), (vi), (vii), (viii), (ix), (xiii) or, solely with respect to the preceding subclauses, (xviii).

Section 4.06          Absence of Litigation. Except as set forth on Section 4.06 of the Seller Disclosure Schedules, since January 1, 2021, (a) no Actions have been or are pending or, to the Knowledge of Seller, threatened in writing or otherwise against any of the Seller Parties with respect to the Business, any of the Transferred Assets or any of the Assumed Liabilities that individually or in the aggregate would reasonably be expected to be material to the Business, and (b) none of the Seller Parties (with respect to the Business) nor any of the Transferred Assets has been or is subject to or bound by any outstanding Order that individually or in the aggregate would reasonably be expected to be material to the Business.

Section 4.07          Compliance with Laws; Permits.

(a)            Except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, since January 1, 2021, each of the Seller Parties has been in compliance, in all material respects and, in each case, with respect to the Business, with all Laws and Orders applicable to the Business or by which any Transferred Asset or Assumed Liability is bound or affected. Since January 1, 2021, none of the Seller Parties has received any written notification of any pending or, to the Knowledge of Seller, threatened Action from any Government Authority alleging potential or actual material noncompliance by, or Liability of, any of the Seller Parties under any applicable Law or Order as it relates to the Business. Section 4.07 of the Seller Disclosure Schedules sets forth an accurate, correct, and complete list of each Permit that is material to the Business. None of the Seller Parties has been in default under or has violated any such Permit. The Seller Parties validly own, hold or possess all Permits that are necessary for the conduct of the Business as conducted immediately prior to the Closing Date, except where the failure to validly own, hold or possess such Permit would not reasonably be expected to be material, individually or in the aggregate, to the Business.

(b)            None of the Seller Parties, or any of their respective officers, directors, or employees, or to the Knowledge of Seller, any agents or other Persons acting for or on behalf of any of the foregoing Persons, in each case with respect to the Business is currently, or since January 1, 2021 has been, (i) a Sanctioned Person, (ii) organized, resident, or located in a Restricted Country, (iii) engaged in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Restricted Country, (iv) otherwise in violation of applicable Sanctions Laws or Ex-Im Laws, (v) convicted for a crime that could lead to debarment under 21 U.S.C. §335a(a) or any similar Law or listed on the United States Food and Drug Administration Debarment List or similar list in any other jurisdiction, (vi) debarred, excluded or suspended from participation in any healthcare program administered by a Government Authority or (vii) listed on the United States General Services Administration or Department of Health and Human Services Office of Inspector General published list of parties excluded from federal procurement programs and non-procurement programs.

(c)            Since January 1, 2018, with respect to the Business, none of the Seller Parties, or any of their directors, officers and employees or, to the Knowledge of Seller, any other Representatives acting for or on behalf of any of the Seller Parties have, directly or indirectly, (i) taken or are taking any action in violation of any Anti-Corruption Laws; (ii) authorized, facilitated, offered or promised to make, or authorized the payment or giving of, directly or indirectly, any payment, contribution, gift, entertainment, bribe, rebate, payoff, influence payment, kickback, financial or other advantage, or unlawful payment or gift of money or anything else of value, regardless of form or amount, to any Person for the purpose of (A) securing an unlawful advantage, (B) corruptly influencing any act or decision of any Government Official in his or her official capacity; (C) inducing any Person to perform or omit to perform any activity related to his or her duties; or (D) corruptly inducing any Government Official or other Person to influence or affect any act or decision of any Government Authority, in each case, in order to assist the Seller Parties in obtaining or retaining business for or with, or in directing business to, the Seller Parties; (iii) established or maintained, or are maintaining, any unlawful or unrecorded fund of corporate monies or other properties or used any funds for any unlawful contributions, gifts, entertainment, hospitality, travel or other unlawful expenses; or (iv) made, and are not making, any false or fictitious entries on any Seller Parties’ accounting books and records.

(d)            None of the Seller Parties, nor any of their respective officers, directors, or employees, nor, to the Knowledge of Seller, any of its agents or other Persons acting for or on behalf of any of the Seller Parties, in each case with respect to the Business, is or has since January 1, 2018, been given notice of any investigation, inquiry or enforcement proceeding by any Government Authority, or received from any Government Authority any written notice or inquiry, or made any voluntary or involuntary or directed disclosure to a Government Authority, in each case concerning any actual or potential violation, breach, noncompliance, or wrongdoing by any of the Seller Parties or any of their respective officers, directors, employees, agents or other Persons acting for or on behalf of any of the Seller Parties under Sanctions Laws, Ex-Im Laws, or Anti-Corruption Laws.

Section 4.08          Intellectual Property.

(a)            Section 4.08(a)(i) of the Seller Disclosure Schedules contains an accurate, correct and complete list of all Business Intellectual Property that constitutes Registrable IP, including for each such item, as applicable, (i) the registration, issuance, grant and application numbers, (ii) the registration, issuance, grant and filing dates, (iii) the identity of the legal and record owner(s) thereof (including any co-owner(s) or joint owner(s)), and (iv) the jurisdiction where registered, issued, granted or filed. The Seller Parties have maintained all Registrable IP in the ordinary course of business consistent with past practice. All required maintenance fees, annuity fees or renewal fees for the maintenance of the Business Intellectual Property that are finally due or payable, without the possibility of extension prior to Closing, and nonpayment of which would result in abandonment of the relevant Business Intellectual Property, will be timely and fully paid prior to the Closing. None of the Patents that are Business Intellectual Property and none of the other material Business Intellectual Property are jointly owned with any third Person, except as set forth on Section 4.08(a)(ii) of the Seller Disclosure Schedules. The Business Intellectual Property that constitutes Registrable IP is subsisting and in full force and effect and, except with respect to applications, to the Knowledge of Seller, valid and enforceable.

(b)            All Business Intellectual Property is exclusively owned by one of the Seller Parties, free and clear of all Liens (excluding Permitted Liens). All Intellectual Property, Technology, Software and Data, in each case, necessary or sufficient for and Used in the operation of the Business, as conducted by the Seller Parties as of Closing, will immediately after the Closing either be (i) (x) owned by Buyer or a Transferred Entity and (y) available for use by Buyer in connection with the operation of the Business, on terms and conditions that are in all material respects the same as those under which the Seller Parties owned or used such Intellectual Property, Technology, Software and Data immediately prior to the Closing or (ii) made available to Buyer and its Affiliates (solely for use by the Business), under the Transition Services Agreement, the Transitional Trademark License Agreement, the EVAH License Agreement, the Explorer License Agreement or the Intellectual Property License Agreement. Except as set forth on Section 4.08(b) of the Seller Disclosure Schedules, the Business Intellectual Property, together with the Intellectual Property licensed to Buyer and its Affiliates under the Assumed Contracts, the Transition Services Agreement, the Transitional Trademark License Agreement, the EVAH License Agreement, the Explorer License Agreement and the Intellectual Property License Agreement for the respective terms thereof, constitute all of the Intellectual Property that is material to and necessary to operate and conduct the Business immediately following the Closing in all material respects as it is and was conducted as of the Agreement Date and as of immediately prior to the Closing. Notwithstanding the foregoing, nothing in this Section 4.08(b) shall be deemed to constitute a representation or warranty as to infringement or misappropriation of Intellectual Property, Software or Data, which matters are addressed in Section 4.08(c), Section 4.08(d) and Section 4.08(e).

(c)            The Operating Business, as conducted by the Seller Parties, and, to the Knowledge of Seller, the R&D Business as conducted by the Seller Parties, does not infringe upon or misappropriate, or otherwise violate, and, since January 1, 2021, has not infringed upon or misappropriated, or otherwise violated, the Intellectual Property, Technology, Software or Data of any third party (provided that the foregoing representation and warranty with respect to any Product Candidate is made subject to the Knowledge of Seller).

(d)            Except as set forth on Section 4.08(d) of the Seller Disclosure Schedules, none of the Seller Parties has received any written Claim or notice from any Person since January 1, 2021 (i) alleging that the conduct and operation of the Business by the Seller Parties infringes upon, misappropriates or otherwise violates any Intellectual Property, Technology, Software or Data of any third party or (ii) challenging the validity, enforceability, duration, scope, registrability, right to register, priority, ownership, right to use or practice, or use or practice of any Business Intellectual Property. There are no Actions pending or, to the Knowledge of Seller, threatened in writing or otherwise against any of the Seller Parties alleging that the conduct and operation of the Business by the Seller Parties infringes upon, misappropriates or otherwise violates any Intellectual Property, Technology, Software or Data of any third party. No item of Business Intellectual Property is subject to any outstanding Order imposing restrictions on the ownership, validity, registrability, right to register, use, practice, duration, scope, priority, effectiveness or enforceability of such Business Intellectual Property.

(e)            Except as set forth on Section 4.08(e) of the Seller Disclosure Schedules, to the Knowledge of Seller, no Person is engaging in any activity that infringes upon, misappropriates or otherwise violates any (i) Business Intellectual Property or (ii) Business Technology, in each case except as, individually or in the aggregate, would not reasonably be expected to be material to the Business.

(f)            None of the Seller Parties (i) have disclosed, delivered, or have any duty or obligation (whether present, contingent or otherwise) to disclose or deliver, any source code for any proprietary Software that is included in the Business Intellectual Property to any third party, except subject to reasonable confidentiality agreements or otherwise as would not reasonably be expected to be material to the Business, or (ii) use, or have used, any “open source” Software under a license and in a manner that would (x) grant or purport to grant to any Person a license or other similar right to any of the material Business Intellectual Property or (y) require the Business to disclose or distribute the source code to any of the material proprietary Software that is included in the Business Intellectual Property, to provide such source code for the purpose of making derivative works, or to make available for redistribution to any Person such source code at no or minimal charge.

(g)            The Seller Parties have taken security measures that are commercially reasonable in the industry in which it operates to maintain and protect the confidentiality of all Trade Secrets and material confidential information included in the Business Intellectual Property. Except as set forth on Section 4.08(g) of the Seller Disclosure Schedules, all current or former employees, consultants or independent contractors of Seller or any of its Affiliates who have contributed, developed or conceived any Intellectual Property that is Related to the Business or related to any Product or Product Candidate have, to the extent that rights in such contributions, developments or conceptions of such Intellectual Property are not automatically conveyed to Seller or any of its Affiliates by operation of Law, executed a valid and legally binding agreement with provisions under which each such Person assigns (as a present assignment) to a Seller Party ownership of, and all rights, title and interest in and to, the Person’s contribution, development or conception. To the Knowledge of Seller, no Trade Secrets or material confidential information included in the Business Intellectual Property has been disclosed to any Person by Seller or any of its Affiliates except as authorized pursuant to commercially reasonable non-disclosure or license agreements. To the Knowledge of Seller, no current or former employee, consultant or independent contractor of Seller or any of its Affiliates has any claim of ownership in or to, or holds any rights, title or interest in and to, any Intellectual Property that is Business Intellectual Property.

(h)            The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss or impairment of the right to own or use any Business Intellectual Property, except as, individually or in the aggregate, would not reasonably be expected to be material to the Business.

Section 4.09          Data Privacy.

(a)            None of the Seller Parties is, or has been since January 1, 2021, in violation of Laws applicable to the conduct of the Business relating to data privacy, data protection and data security or its published privacy policies, or any other Data Security Requirements applicable to the Business, in each case except as, individually or in the aggregate, would not reasonably be expected to be material to the Business. Since January 1, 2021, there have not been any actual security incidents, data security breaches, unauthorized access or unauthorized use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Technology (“Data Breach”), in each case except as, individually or in the aggregate, would not reasonably be expected to be material to the Business (for the avoidance of doubt, any notifiable Data Breach under applicable Laws shall be deemed material to the Business).

(b)            The Seller Parties have taken security measures that are commercially reasonable in the industry in which it operates to maintain and protect Personally Identifiable Information that is maintained by the Business.

(c)            The Seller Parties have taken security measures that are commercially reasonable in the industry in which it operates, and that are designed to protect the integrity of the Business Systems and the Data stored or contained therein or transmitted thereby.

Section 4.10          Environmental Matters

Except as would not reasonably be expected to be material, individually or in the aggregate, to the Business (other than with respect to Section 4.10(e) and Section 4.10(f)):

(a)            each of the Business, the Transferred Assets, and, with respect to the Business or any Transferred Assets, the Seller Parties, is and since January 1, 2021 has been, in compliance with Environmental Laws, which compliance includes obtaining, maintaining and complying with Environmental Permits;

(b)            there are no Actions pending or, to the Knowledge of Seller, threatened in writing, against the Business, the Transferred Assets, or any of the Seller Parties with respect to the Business or the Transferred Assets, in each case, under Environmental Laws;

(c)            none of the Seller Parties has released any Hazardous Materials in quantities or concentrations that require active remediation under Environmental Law on, at or under any facilities or properties currently or formerly owned by the Seller Parties with respect to the Business or the Transferred Assets, which Environmental Release has resulted or would reasonably be expected to result in any of the Seller Parties, or the Business or the Transferred Assets, incurring Liability under Environmental Laws;

(d)            to the Knowledge of Seller, there have been no other Environmental Releases, or other handling or management of Hazardous Materials, that would reasonably be expected to result in any of the Seller Parties with respect to the Business, or the Business or the Transferred Assets, incurring Liability under Environmental Laws;

(e)            none of the Seller Parties has assumed by contract or operation of law any obligation or Liability of any other Person arising under Environmental Laws with respect to the Business; and

(f)            Seller has made available to Buyer prior to the Agreement Date accurate, correct and complete copies of all material environmental audits, environmental assessments, correspondence with Government Authorities, and other material documents relating to environmental, health, or safety issues, relating to the Business or any facility currently owned, leased or used by the Seller Parties with respect to the Business, which are in the Seller’s possession and were prepared since January 1, 2021.

Section 4.11          Material Contracts.

(a)            The following contracts and agreements with respect to the Business shall constitute “Material Contracts” for the purposes of this Agreement:

(i)            any contract or agreement with any Material Customer or any Material Supplier, including purchase orders or service level agreements open as of the Agreement Date;

(ii)            any contract or agreement (A) that restricts the ability of the Business to compete in any line of business or with any Person or in any geographic area during any period of time, (B) pursuant to which the Business or any Transferred Entity has granted exclusive rights, (C) that contains “most favored nation” provisions in favor of any Person, or (D) that contains any exclusivity, standstill or material non-solicitation obligations in favor of any Person;

(iii)           any contract or agreement that contains an option or grants to any Person any right of first refusal, right of first negotiation, right of first offer, or other similar right in favor of any person with respect to any portion of the Business or the Transferred Assets;

(iv)           any contract in which any of the Seller Parties have (A) granted development rights, or marketing or distribution rights relating to any Product or Product Candidate or (B) agreed to purchase a minimum quantity of goods in a material amount, or include a “take-or-pay” provision involving a material amount, relating to any Product or Product Candidate or has agreed to purchase Inventories relating to any Product or Product Candidate exclusively from a certain party;

(v)            any contract or agreement related to the acquisition, transfer, sale or other disposition of or investment in any business or any equity interests of any Person or any material assets (whether by merger, sale of stock, sale of assets or otherwise), other than the acquisition or disposition of Inventory in the ordinary course of business consistent with past practice;

(vi)           any contract or agreement that is a settlement, conciliation or similar agreement with respect to any Action, pursuant to which the Seller Parties or the Transferred Entities will have any payment obligation that would reasonably be expected to result in payments in excess of $1,000,000 or will be subject to any limitations on the conduct of operations, after the Closing;

(vii)          any joint venture, partnership, strategic alliance, collaboration or other similar contract or agreement with any third party;

(viii)         any collective bargaining agreement or other contract or agreement with any labor union or organization or works council (each, a “CBA”);

(ix)            all employment, bonus, severance, retention, termination, or change in control contracts or agreements or other compensatory contracts or agreements with any Business Employee at the level of senior director or above, and any contract or agreement with any Business Contractor that involves annual aggregate payments to or from the Seller Parties of at least $50,000;

(x)            any contract or agreement pursuant to which any Seller Party (A) has been granted an inbound license, sublicense, covenant not to sue or other right, option or interest in or to any Intellectual Property, Technology, Software or Data (other than licenses of generally commercially available Intellectual Property, Technology, Software or Data) that is material to the Business, any Product or Product Candidate, or (B) has granted a third party (1) an exclusive outbound license or sublicense in or to any Business Intellectual Property or Business Technology or (2) an outbound license, sublicense, covenant not to sue or other right, option or interest with respect to any Intellectual Property, Technology, Software or Data (other than any licenses granted to customers, suppliers or service providers in the ordinary course of business consistent with past practice) that is material to the Business, any Product or Product Candidate;

(xi)            any contract or agreement for the development of any Intellectual Property Used in and necessary for the operation of the Business (other than confidentiality, inventor assignment and other Intellectual Property assignment agreements with employees, consultants, subcontractors, and independent contractors entered into in the ordinary course of business consistent with past practice);

(xii)          any contract or agreement with a third party that involves annual aggregate payments to or from the Seller Parties of at least $1,000,000 with respect to the warm water Products or $2,000,000 with respect to the cold water Products and, in each case, cannot be terminated without penalty by Seller or the applicable Transferred Entity upon less than 60 days’ notice;

(xiii)         any Transferred Real Property Lease;

(xiv)         any contract or agreement which impose a Lien, other than a Permitted Lien, on any of the Transferred Assets;

(xv)          any contract or agreement containing any provision requiring any of the Seller Parties to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale, or license of products or product candidates or services in the ordinary course of business consistent with past practice);

(xvi)         any contract with any Government Authority;

(xvii)        any contract or agreement relating to capital expenditures under which there are outstanding payment obligations of the Seller Parties (whether or not contingent) that would reasonably be expected to result in payments in excess of $250,000; and

(xviii)       any other contract or agreement that, if terminated prior to the Closing, would reasonably be expected to be material to the Business.

(b)            Section 4.11(a) of the Seller Disclosure Schedules sets forth an accurate, correct and complete list of each Material Contract in effect as of the Agreement Date, and Seller has made available to Buyer accurate, correct and complete copies of, each Material Contract. (i) Each Material Contract is a legal, valid and binding obligation of the Seller Party party thereto, as the case may be, and, to the Knowledge of Seller, each other party to such Material Contract, and is enforceable against such Seller Party and, to the Knowledge of Seller, each other party to such Material Contract, in accordance with its terms, subject, in each case, to the Bankruptcy and Equity Exception, (ii) none of the Seller Parties or, to the Knowledge of Seller, any other party to a Material Contract is in material default under or breach of a Material Contract, (iii) none of the Seller Parties has received any written notice of breach of a Material Contract, and (iv) each Seller Party has performed in all material respects all obligations required to be performed by it under the Material Contracts to which it is a party and, to the Knowledge of Seller, each other party to a Material Contract has performed in all material respects all obligations required to be performed by it.

Section 4.12          Employment and Employee Benefits Matters.

(a)            Section 4.12(a) of the Seller Disclosure Schedules sets forth an accurate, correct and complete list as of the Agreement Date of each material Business Employee Plan. With respect to each material Business Employee Plan, Seller will have made available, an accurate, correct and complete copy, to the extent applicable, of the current plan document (with all amendments thereto), or if unwritten, a written summary of the material terms of such plan and the most recent summary plan description (and any summaries of material modifications thereto), or for any employment agreements, offer letters, or similar individualized agreements having terms consistent in all material respects with a “template” or “form” agreement, a copy of such template or form.

(b)            Except as set forth on Section 4.12(b) of the Seller Disclosure Schedules, no Business Employee Plan provides, and no Transferred Entity has any liability to provide, for post-termination or post-employment welfare benefits for any Business Employee (or any other Person) beyond those for which the covered Person pays the full cost of coverage. No Transferred Entity has any Liability by reason of at any time being considered a single employer under Section 414 of the Code with any other Person, and no Transferred Entity sponsors, maintains, contributes to, or could be required to contribute to an Employee Plan. No Transferred Entity employs any person or retains any individual as an independent contractor.

(c)            Except as set forth on Section 4.12(c) of the Seller Disclosure Schedules, with respect to each Business Employee Plan: (i) each Business Employee Plan that is required to be registered has been registered in all respects (and, where applicable, accepted for registration) except as individually or in aggregate, would not reasonably be expected to be material to the Business and (ii) no Business Employee Plan is a “defined benefit plan”, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), or a multiple employer plan (as defined in Section 4063 or 4064 of ERISA).

(d)            Except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, (i) each Business Employee Plan has been established, funded, administered and operated in accordance with its terms and all applicable Law and, (ii) with respect to each Business Employee Plan, all contributions, premiums or payments required to be made have been made on or before their due dates.

(e)            No Claims or Actions are pending or, to the Knowledge of Seller, threatened in connection with any Business Employee Plan that could result in a Liability to Buyer or its Affiliates (including, after the Closing, the Transferred Entities).

(f)            To the Knowledge of Seller, there are no and, since January 1, 2021, have been no pending or threatened organizational activities, petitions or other unionization activities seeking recognition or certification of a bargaining unit in the Business. No unfair labor practice charges or other complaints or union representation questions before any labor board or Government Authority are pending or, to the Knowledge of Seller, threatened by or on behalf of current or former employees of Seller Parties who provide or provided services to the Business. No (i)  strikes, lockouts, slowdowns, work stoppages, or (ii) labor-related grievances, labor-related arbitrations or other labor disputes are, in each case, pending or, to the Knowledge of Seller, threatened with respect to any current or former employees of the Seller Parties who provide or provided services to the Business, or against or affecting any Transferred Entities or the Business, and no such strike, lockout, slowdown or work stoppage, labor-related grievance, labor-related arbitration or other dispute has occurred within the last three (3) years.

(g)            Except as, individually or in the aggregate, would not reasonably be expected to be material to the Business, (i) the Transferred Entities and, with respect to the Business and any current or former employees and independent contractors of the Seller Parties or workers or employees of third party staffing or labor provision businesses who provide or provided services to the Business, the Seller Parties, are and since January 1, 2021, have been in compliance with all applicable Laws relating to labor, employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration, human rights (including human trafficking and child labor), employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, workers’ compensation, labor relations, employee leave issues, affirmative action and unemployment insurance and have paid in full all wages, wage premiums, salaries, commissions, bonuses, fees other compensation and benefits and all fines, Taxes, interest, levies, penalties assessments, contributions and payments to third parties due to or on behalf of any current or former employees or independent contractors of the Seller Parties or workers or employees of third party staffing or labor provision businesses who provide or provided services to the Business, (ii) none of the Transferred Entities, or with respect to the Business, the Seller Parties is subject to any pending or, to the Knowledge of Seller, threatened, non-routine investigation from any labor inspection or similar Government Authority, and no Action is currently pending against the Transferred Entities or any Seller Party with respect to any Business Employee or former employees or independent contractor of the Business or workers or employees of third party staffing or labor provision businesses who provide or provided services to the Business and (iii) no obligations of any Transferred Entity or any Seller Party to comply with any Order in respect of any Business Employees or former employee or independent contractors of the Business or workers or employees of third party staffing or labor provision businesses who provide or provided services to the Business are outstanding or unsatisfied.

(h)            Except as set forth on Section 4.12(h) of the Seller Disclosure Schedules, and other than with respect to any equity awards granted by Seller to any Business Employee prior to the Agreement Date, the execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in conjunction with any other event) (i) cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Business Employee, (ii) result in any payment (whether in cash, property or vesting of property) or benefit becoming due to any Business Employee, or (iii) result in an obligation to fund or otherwise set aside assets to secure, in each case of the foregoing clauses (i) through (iii), only to the extent that any of the obligations are being assumed by Buyer or its Affiliates as a result of this Agreement. No Seller Party has any obligation to “gross-up” or otherwise indemnify any Business Employee for the imposition of any Taxes, including Taxes imposed under Section 4999 or Section 409A of the Code.

(i)            Except as set forth on Section 4.12(i) of the Seller Disclosure Schedules, no Seller Party is party to, or bound by, any CBA covering any Business Employees that impacts any terms and conditions of employment, and no Business Employees of the Seller Parties are represented by any labor union, works council, or other labor organization with respect to such employment.

(j)            Since January 1, 2021, (i) no allegations of sexual harassment or other unlawful discrimination have been made to the Seller Parties against any Business Employee with annual base compensation above $50,000 and, to the Knowledge of Seller, there have not been any such allegations and (ii) no Seller Party has entered into any settlement agreement related to allegations of sexual harassment or misconduct by any Business Employee with annual base compensation above $50,000.

(k)            The Transactions will not be a change in ownership or control within the meaning of Section 280G of the Code.

Section 4.13          Taxes. Except as would not be material to the Business:

(a)            (i) Each Seller Party has duly and timely filed, or has had duly and timely filed on its behalf, all Tax Returns required to be filed by such Seller Party with respect to the Business (taking into account valid extensions to file such Tax Returns that are automatically granted), (ii) such Tax Returns are true, correct and complete in all material respects and (iii) all amounts of Taxes, whether or not shown due on such Tax Returns, owed by the Seller Parties (with respect to the Business) or the Transferred Entities have been duly and timely paid in full.

(b)            Within the past three (3) years, no Seller Party has received written notice of any deficiencies for any Taxes by a Taxing Authority with respect to the Business that are still pending.

(c)            There are no liens for Taxes on the Transferred Assets, other than Permitted Liens.

(d)            The Seller Parties (with respect to the Business) have complied in all material respects with all applicable withholding obligations for Taxes required to have been withheld in connection with amounts paid to any employee or independent contractor of the Business or other Person.

(e)            As of the Closing, each Transferred Entity is a newly formed entity that is not the successor of any other entity for any Tax purpose.

Section 4.14          Personal Property. One or more of the Seller Parties, as applicable, has and, as of the Closing, will have good, valid and enforceable title (or valid lease, license or other applicable right of use) to all material Transferred Assets (other than the leasehold estate (as lessee or sublessee) in the Transferred Leased Real Properties and the fee estate in the Transferred Owned Real Properties, which are addressed by Section 4.15 and other than Business Intellectual Property, which matters are addressed in the first and second sentences of Section 4.08(b)), free and clear of all Liens (other than Permitted Liens) and, except as has not been and would not be reasonably expected to be, individually or in the aggregate, material to the Business, good, valid and enforceable title (or valid lease, license or other applicable right of use) to all other Transferred Assets.

Section 4.15          Real Property.

(a)            One or more of the Seller Parties, as applicable, has good and marketable fee simple (or equivalent) title to the Transferred Owned Real Property and good and valid title to the leasehold estate or license interest (as lessee, sublessee or licensee) in the Transferred Leased Real Property, in each case, free and clear of all Liens, except for Permitted Liens.

(b)            Schedules 2.01(a)(i)(A) and 2.01(a)(i)(B) sets forth the address of all Transferred Real Properties, and an accurate, correct, and complete list of all Transferred Real Property Leases (including all amendments and guaranties with respect thereto), for each Transferred Leased Real Property. The Transferred Real Properties identified in Schedules 2.01(a)(i)(A) and 2.01(a)(i)(B) comprise all of the real property that is Related to the Business.

(c)            With respect to each Transferred Owned Real Property: (i) except as set forth in of Section 4.15(c) the Seller Disclosure Schedules, none of the Seller Parties has leased or otherwise granted to any Person, and no Person other than the Seller Party that is identified as the owner thereof in Schedule 2.01(a)(i)(A) leases or has, the right to use or occupy such Transferred Owned Real Property or any portion thereof and (ii) other than the right of Buyer pursuant to this Agreement, none of the Seller Parties has granted, and no Person has, any outstanding options, rights of first offer or rights of first refusal to purchase or lease such Transferred Owned Real Property or any portion thereof or interest therein.

(d)            None of the Seller Parties is a party to any agreement or option to purchase or sell any real property or interest therein that is used or contemplated to be used in the Business.

(e)            Seller has made available to Buyer an accurate, correct, and complete copy of each Transferred Real Property Lease (including all amendments and guaranties with respect thereto). All leases, subleases or licenses for the Transferred Leased Real Property under which any of the Seller Parties is a lessee, sublessee or licensee are in full force and effect and are enforceable as against such Seller Party, and to the Knowledge of Seller, as against any other counterparty thereto in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(f)            Except as set forth in Section 4.15(f) of the Seller Disclosure Schedules, with respect to each of the Transferred Real Property Leases: (i) none of the Seller Parties nor, to the Knowledge of Seller, any other party to the Transferred Real Property Lease is in breach or default in any material respect under such Transferred Real Property Lease; (ii) none of the Seller Parties has subleased, licensed or otherwise granted any Person, and no Person other than Seller or its Subsidiary that is identified as the tenant thereof in Schedule 2.01(a)(i)(B) subleases, licenses or otherwise or has, the right to use or occupy such Transferred Leased Real Property or any portion thereof; and (iii) none of the Seller Parties has collaterally assigned or granted any other security interest in such Transferred Real Property Lease or any interest therein.

(g)            There is no condemnation, expropriation or other proceeding in eminent domain or zoning, building code or other moratorium Action pending or, to the Knowledge of Seller, otherwise threatened affecting any Transferred Real Property or any portion thereof or interest therein. None of the Seller Parties’ current uses of the Transferred Real Property violates in any material respect any restrictive covenant or zoning ordinance that affects any of the Transferred Real Property. There have been no special assessments filed or proposed against the Transferred Real Property or any portion thereof that would have a materially adverse effect on the Transferred Real Property subject thereof.

(h)            None of the Transferred Real Property has been damaged or destroyed by fire or other casualty that has not been restored to substantially the same condition as before such damage or destruction. The buildings and other improvements constituting the Transferred Real Properties are in good condition and repair (ordinary wear and tear excepted) in all material respects and are fit for use in the ordinary course of the Business as currently conducted. All such buildings and improvements have been installed and maintained in all material respects accordance with all applicable Laws. All Transferred Real Properties are supplied with utilities necessary for the operation thereof as the same are currently operated, all of which utilities are provided via public roads or via irrevocable appurtenant easements benefitting the Transferred Real Property. Each parcel of Transferred Real Property has direct, or by irrevocable appurtenant easement benefitting such parcel, access to a public right of way. There are no parties in possession of the Transferred Real Property except the Seller or its Subsidiary that is the owner listed in Schedule 2.01(a)(i)(A) or the tenant listed in Schedule 2.01(a)(i)(B) thereof, except as set forth in Section 4.15(f) of the Seller Disclosure Schedules.

Section 4.16          Brokers. Except for fees and expenses of BofA Securities, Inc. (the “Seller Bankers”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Seller Parties, or any of their respective Affiliates in connection with any Transaction. Seller is solely responsible for the investment advisory fees and expenses of the Seller Bankers and any other such broker, finder or investment bank.

Section 4.17          Sufficiency of Assets. On the Closing Date, the Transferred Assets will, after taking into account all Transaction Agreements (and the rights granted and services to be performed thereunder), constitute all of the assets, rights and properties (other than Intellectual Property, Software or Data, which matters are addressed in the second and third sentences of Section 4.08(b)) necessary and sufficient for Buyer and its Affiliates to (x) conduct the Business immediately following the Closing in all material respects as it is and was conducted by or on behalf of the Seller Parties as of the Agreement Date and as of immediately prior to the Closing, except for general corporate and back office services not primarily related to the Business or the Transferred Entities; provided however, that nothing in this Section 4.17 shall be deemed to constitute a representation or warranty as to (i) the adequacy of amounts of cash or working capital (or the availability of the same), (ii) infringement, misappropriation, or other violation of Intellectual Property, Software or Data, which matters are addressed in Section 4.08(c), Section4.08(d) and Section 4.08(e), or (iii) the performance of any R&D services by employees of Seller or Seller’s Affiliates who will not be employed by Buyer or Buyer’s Affiliates after Closing, (y) perform all of Buyer’s and its Affiliates’ (including, after the Closing, the Transferred Entities) post-Closing obligations under the Transaction Agreements and (z) enable Buyer and its Affiliates to successfully transfer the operation and ownership of each of the facilities located at the Transferred Real Property.

Section 4.18          Insurance. All Insurance Policies maintained for, at the expense of or for the benefit of, the Business or any Transferred Assets (the “Business Insurance Policies”) are in full force and effect and all premiums due to date thereunder have been paid in full. The Seller Parties have complied in all material respects with the provisions of each Business Insurance Policy. No claim under any Business Insurance Policy is outstanding or unpaid. No insurer under any Business Insurance Policy has provided written notice to any Seller Party that it has cancelled or generally disclaimed liability under any such Business Insurance Policy or indicated any intent to do so or not to renew any such policy or increase any premium for such policy.

Section 4.19          Intercompany Agreements. As of the Closing Date, there are no contracts or agreements or arrangements between the Business or any Transferred Entity, on the one hand, and any of the Seller Parties (other than the Transferred Entities), on the other hand (each, an “Intercompany Obligation”) (other than (i) the Transaction Agreements and (ii) any intercompany obligations exclusively between or among the Transferred Entities).

Section 4.20          Customers, Suppliers and Distributors.

(a)            Section 4.20(a) of the Seller Disclosure Schedules sets forth a list of (i) the ten (10) largest distributors or direct customers of the cold water Products (each, a “Cold Water Material Customer”), as measured by the dollar amount of purchases thereby, for the twelve (12) months ended as of September 30, 2023 and (ii) the ten (10) largest suppliers or vendors of the cold water Products (each, a “Cold Water Material Supplier”), as measured by the dollar amount of purchases therefrom, for the twelve (12) months ended as of September 30, 2023.

(b)            Section 4.20(b) of the Seller Disclosure Schedules sets forth a list of (i) the ten (10) largest distributors or direct customers of the warm water Products (each, a “Warm Water Material Customer” and together with the Cold Water Material Customers, the “Material Customers”), as measured by the dollar amount of purchases thereby, for the twelve (12) months ended as of September 30, 2023, and (ii) the ten (10) largest suppliers or vendors of the warm water Products (each, a “Warm Water Material Supplier” and together with the Cold Water Material Suppliers, the “Material Suppliers”), as measured by the dollar amount of purchases therefrom, for the twelve (12) months ended as of September 30, 2023.

(c)            Since January 1, 2023, no Material Customer or Material Supplier has (i) expressed in writing its intention to cancel or otherwise terminate the relationship of such Material Customer or Material Supplier with the Business, or (ii) expressed in writing its intention to decrease materially its purchases from, or its services or supplies to, the Business.

Section 4.21          Veterinary Regulatory Compliance. Without limiting Section 4.07:

(a)            Since January 1, 2021, each of the Seller Parties has been in compliance, in all material respects, with all Veterinary Care Laws applicable to the Business, or by which any Transferred Asset or Assumed Liability is bound or affected. Since January 1, 2021, none of the Seller Parties has received any written notification of any pending or, to the Knowledge of Seller, threatened Action from any Government Authority alleging potential or actual material noncompliance by, or Liability of, the Seller Parties under any Veterinary Care Laws as it relates to the Business.

(b)            All Products and Product Candidates are being, and since January 1, 2021 have been, developed, researched, manufactured, packaged, labeled, stored, tested and distributed in compliance, in all material respects, with all applicable Veterinary Care Laws. All research programs with respect to any Products and Product Candidates have been, and if still pending are being, conducted in compliance in all material respects with all applicable Laws. All manufacturing operations conducted by or on behalf of the Seller Parties with respect to any Products and Product Candidates have been and are being conducted in compliance in all material respects with all applicable Laws.

(c)            Each of the Seller Parties holds all Product Authorizations, Facility Permits and other Permits required for the conduct of the Business as currently conducted and all such Product Authorizations, Facility Permits and other Permits are valid and in full force and effect and are reasonably expected to be renewable. Each of the Seller Parties has fulfilled and performed all of its obligations with respect to the Product Authorizations in all material respects, and no event has occurred that allows, or with or without notice or lapse of time or both would, or would reasonably be expected to, allow revocation or termination thereof or results, or would reasonably be expected to result, in any other impairment of the rights of the holder of any Product Authorization. Each of the Seller Parties has filed with all applicable Government Authority all material reports, documents, forms, notices, applications, records, claims, submissions, and supplements or amendments thereto, including adverse event reports and all other material data relating to the Business, as required by any Veterinary Care Laws or Product Authorizations and all such material reports, documents, forms, notices, applications, records, claims, submissions, and supplements or amendments were complete, correct and not misleading on the date filed (or were corrected or supplemented by a subsequent submission) in all material respects, and no written notice (or, to the Knowledge of Seller, any oral notice) of material deficiencies has been issued or asserted by any applicable Government Authority with respect to any such material reports, documents, forms, notices, applications, records, claims, submissions or any supplements or amendments thereto. The Products are marketed in all material respects in accordance with Veterinary Care Laws and the applicable Product Authorizations. All data has been generated, analyzed, reviewed, appropriately disclosed and stored, and manufacturing, sale, supply, importation and distribution has been conducted, in each case with respect to the Products and the Product Candidates, in compliance in all material respects with applicable Veterinary Care Laws. The Seller Parties have instituted and maintain policies and procedures reasonably designed to ensure the integrity of data generated or used in any research, testing, development, use, handling, packaging, storage, safety, efficacy, reliability or manufacturing of the Products and the Product Candidates and to encourage employees to report any material compliance issues related thereto (and the Seller Parties have made available to Buyer copies or written summaries of any such reports).

(d)            Except as set forth on Section 4.21(d)(i) of the Seller Disclosure Schedules, since January 1, 2021, (i) no Seller Party has received any FDA Form 483, USDA inspection reports, or similar reports from any Government Authority reflecting observations, citations, notice of adverse finding or equivalent USDA notification or notification from any Government Authority (including notifications of license restrictions, suspension, revocation, or termination, or that a product or product candidate is dangerous, worthless, contaminated, harmful or unsatisfactory), notice of violation, civil action, criminal action administrative action, untitled letter, warning letter or other correspondence or notice from the FDA, USDA or any other Government Authority, and (ii) there is no investigation, action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall), in each case of the foregoing clauses (i) and (ii), alleging or asserting material noncompliance of the Seller Parties with any applicable Veterinary Care Laws or Product Authorization in respect of the Business. Except as set forth on Section 4.21(d)(ii) of the Seller Disclosure Schedules no Seller Party has either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Products or any Product Candidate. To the Knowledge of Seller, there are no facts that are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Products sold or intended to be sold by the Seller Parties, (ii) a change in the marketing classification or a material change in the labeling of any such Product, or (iii) a termination or suspension of the marketing of any such Product. Seller has made available to Buyer each and every material complaint and notice of alleged material defect or adverse reaction that the Seller Parties have received with respect to the Products since January 1, 2021.

(e)            No Seller Party has distributed, marketed, imported, introduced or caused the introduction into commerce of any Products, and does not hold any Transferred Inventory, which are or were in any material respect “adulterated,” “misbranded,” an article which may not be introduced into interstate commerce under Section 505, 512, or any other provision of the Federal Food, Drug, and Cosmetic Act, or otherwise violative within the meaning of such act or under any other applicable Laws.

(f)            The master seeds, master cells, working seeds, working cells, reagents, challenge material and other such raw materials for the biological Products comply with the provisions of the Virus, Serum, Toxin Act, 21 U.S.C. Section 151, et seq. and 9 C.F.R. Parts 101, et seq. and similar Laws applicable in any jurisdiction, and are fit and, as appropriate, viable for the intended purpose of manufacturing or performing statutorily- and regulatorily-required testing in connection with obtaining or maintaining the Product Authorizations in all material respects and are, with respect to any particular existing Product Authorization for a biological Product, those master seeds, master cells, working seeds, working cells, reagents, or challenge material, as applicable, that have been designated or approved by USDA or any other Government Authority for use in connection with that Product Authorization, subject to any pending requalifications.

(g)            In respect of the Business, no Seller Party has received any written communication that would reasonably be expected to lead to the denial of any marketing approval currently pending before the FDA, USDA or any other Government Authority.

(h)            Seller has made available to Buyer accurate, correct and complete copies of (i) all material correspondence to or from any Government Authority, and all other material documents (including meeting minutes) concerning communications to or from any Government Authority, in each case concerning (A) the Products and the Product Candidates, and (B) the likelihood or timing of, or requirements for, regulatory approval of Products and the Product Candidates; and (ii) all material information concerning the safety, efficacy, side effects, toxicity, or manufacturing quality and controls of the Products and the Product Candidates.

Section 4.22          Inventory.

(a)            Subject to applicable reserves, the Transferred Inventory is of a quality and quantity useable or saleable in the ordinary course of business consistent with past practice, is not obsolete, defective, damaged or slow moving, and is merchantable and fit, for the purpose for which it was procured or manufactured. No Transferred Inventory is held on a consignment basis.

(b)            The Transferred Inventory has been manufactured in all material respects in accordance with all applicable Laws relating to good manufacturing practices, and in compliance in all material respects with the applicable quality specifications for the manufacture, release and final testing of the Product, if applicable.

(c)            Since June 30, 2023, the Seller Parties have not, with respect to the Business, (i) materially altered their activities and practices with respect to levels of Inventory maintained at the wholesale, chain, institutional or retail levels, including their practices with respect to Product samples, or (ii) sold, transferred or given any supplies or samples of such Inventory to any third party except in the ordinary course of business consistent with past practice.

(d)            Since December 31, 2022, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Seller Parties have not, and, to the Knowledge of Seller, none of the employees or sales Representatives of the Business has, engaged in (i) any trade loading practices or any other promotional sales or discount activity or other practice with the intent and effect of accelerating sales to the trade or otherwise that would otherwise be expected (in the ordinary course of business) to occur in later periods, (ii) any practice with the intent and effect of accelerating collections of receivables that would otherwise be expected in the ordinary course of business to be in later periods, (iii) any practice with the intent and effect of postponing payments by any Seller Party that would otherwise be expected in the ordinary course of business to be made in earlier periods or (iv) any Inventory overstocking or understocking activity, in each case in this clause (iv), in a manner outside the ordinary course of business.

Section 4.23          Product Liability. No product Liability claims have been received in writing by the Seller Parties and, to the Knowledge of Seller, no such claims have been threatened against the Seller Parties relating to any of the Products. There is no Order outstanding against the Seller Parties relating to Liability claims with respect to the Products.

Section 4.24          Shared Contracts. All of the Shared Contracts that are Material Contracts are set forth on Schedule A-8 and none of such Shared Contracts are exclusively related to the Business. Seller has made available to Buyer accurate, correct and complete copies of, each Shared Contract set forth on Schedule A-8 and (i) each such Shared Contract is a legal, valid and binding obligation of the Seller Party party thereto, as the case may be, and, to the Knowledge of Seller, each other party to such Shared Contract, and is enforceable against such Seller Party and, to the Knowledge of Seller, each other party to such Shared Contract, in accordance with its terms, subject, in each case, to the Bankruptcy and Equity Exception, (ii) none of the Seller Parties or, to the Knowledge of Seller, any other party to a Shared Contract is in material default under or breach of any such Shared Contract, (iii) none of the Seller Parties has received any written notice of breach of any such Shared Contract, and (iv) each Seller Party has performed in all material respects all obligations required to be performed by it under such Shared Contracts to which it is a party and, to the Knowledge of Seller, each other party to each such Shared Contracts has performed in all material respects all obligations required to be performed by it.

Section 4.25          Transferred R&D Assets. All of the ongoing research and development programs of the Business are set forth on Schedule 2.01(a)(xii).

Section 4.26          No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV (as modified by the Seller Disclosure Schedules) or the other Transaction Agreements, none of the Seller Parties or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Seller Parties, the Transferred Entities or any of their respective Affiliates, including any representation or warranty regarding any Seller Party, any Transferred Entity or any other Person, the Transferred Equity Interests, any Transferred Assets, any Liabilities of any Seller Party or Transferred Entity, any Assumed Liabilities, the Business, any Transaction, any other rights or obligations to be transferred pursuant to the Transaction Agreements or any other matter, and the Seller Parties hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of any Seller Party, any Transferred Entity or any other Person. Except for the representations and warranties expressly set forth in this Article IV or the other Transaction Agreements, each Seller Party hereby disclaims all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer’s Affiliates or any Representatives or Buyer or any of Buyer’s Affiliates, including omissions therefrom. Notwithstanding anything else to the contrary in Article IV, those representations or warranties of the Seller Parties regarding any Product Candidates that are the subject of the EVAH Agreement or the Oreo Agreement (each as defined in Section 4.25 of the Seller Disclosure Schedules) are made (a) to the Knowledge of the Seller and (b) solely to the extent related to (i) any research and development activities that are performed by or on behalf of EVAH or Oreo (each as defined in Section 4.25 of the Seller Disclosure Schedules) pursuant to the EVAH Agreement or the Oreo Agreement; or (ii) any Intellectual Property Rights that are owned or otherwise developed by or on behalf of EVAH or Oreo pursuant to the EVAH Agreement or the Oreo Agreement.

Article V

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller, as of the Agreement Date and as of the Closing Date, that:

Section 5.01          Formation and Authority of Buyer. Each of Buyer and its Affiliates that are party to the Buyer Transaction Agreements is a corporation or other entity duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate or other appropriate power and authority to execute, deliver and perform its obligations under the Buyer Transaction Agreements (including the consummation of the Buyer Transactions). The execution, delivery and performance of the Buyer Transaction Agreements by Buyer and each of its Affiliates that are party to the Buyer Transaction Agreements have been duly authorized by all requisite corporate or organizational action on the part of Buyer or such Affiliates, and no shareholder or other similar approval is required in connection with Buyer’s or such Affiliate’s execution, delivery and performance of the Buyer Transaction Agreements. This Agreement has been, and upon execution and delivery thereof, the other Buyer Transaction Agreements will be, duly executed and delivered by Buyer and its Affiliates that are party to the Buyer Transaction Agreements, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Buyer Transaction Agreements will constitute, legal, valid and binding obligations of Buyer and such Affiliates enforceable against Buyer and such Affiliates in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 5.02          No Conflict. Except for the consents or approvals contemplated in Section 5.03, the execution, delivery and performance by Buyer and its Affiliates that are party to the Buyer Transaction Agreements of the Buyer Transaction Agreements do not and will not:

(a)            violate or conflict with any Governing Documents of Buyer or such Affiliates;

(b)            conflict with or violate in any material respect any Law or Order applicable to Buyer or such Affiliates; or

(c)            result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any right to terminate, amend, accelerate or cancel, or give rise to any Consent or notice right under, or result in the creation of any Lien (other than a Permitted Lien) on any assets or properties of Buyer or such Affiliates pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which Buyer or any of its Subsidiaries or Affiliates is a party or by which any of such assets or properties is bound;

except, in each case of clauses (b) and (c), as has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.03          Consents and Approvals. The consummation of the Transactions and the execution, delivery and performance by Buyer and its Affiliates that are party to any of the Buyer Transaction Agreements of the Buyer Transaction Agreements do not and will not require any material Consent, waiver or other action by, or any material filing with or notification to, any Government Authority, except for (a) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” laws, (b) any filings, notifications, approvals or clearances required under applicable Antitrust Law or (c) any such Consent, waiver, action, filing or notification the failure of which to make or obtain would not have a Buyer Material Adverse Effect.

Section 5.04          Compliance with Laws. As of the Agreement Date, Buyer is not in violation of any Laws or Orders applicable to the conduct of its business, except for violations the existence of which would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.05          Securities Matters. Buyer is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act). Any Transferred Equity Interests are being acquired by Buyer for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Transferred Equity Interests or any interest in them. Buyer has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Transferred Equity Interests, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Transferred Equity Interests. Buyer acknowledges that the Transferred Equity Interests have not been registered under the Securities Act, or any securities Laws of any state or other jurisdiction (U.S. or non-U.S.), and understands and agrees that it may not sell or dispose of any Transferred Equity Interests except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable securities Laws of any state or other jurisdiction (U.S. or non-U.S.).

Section 5.06          Financial Ability.

(a)            Buyer will have at the Closing, (x) sufficient immediately available funds in U.S. dollars and the financial ability to pay the Purchase Price and to pay any expenses incurred by Buyer in connection therewith and (y) the resources and capabilities (financial and otherwise) to perform its obligations at the Closing under the Transaction Agreements (including all payments to be made by it in connection herewith). Buyer has not incurred, and is not contemplating or aware of, any obligation, commitment, restriction or other circumstances of any kind, in each case, that would impair or adversely affect such resources, funds or capabilities.

(b)            Immediately after giving effect to the Closing, and assuming the accuracy of the representations and warranties of Seller (determined without giving effect to materiality or Material Adverse Effect qualifications therein), except as provided in Section 4.05(b), each of the Buyer and its Subsidiaries, on a consolidated basis, shall be solvent and shall (a) be able to pay their debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities), and (c) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of the Buyer or its Subsidiaries.

Section 5.07          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Buyer or any of Buyer’s Affiliates in connection with any Transaction for which the Seller Parties would have any Liability.

Section 5.08          Investigation. Buyer acknowledges and agrees that it has completed such inquiries and investigations as it has deemed appropriate into, and based thereon, has formed an independent judgment concerning, the Transferred Assets, any Transferred Entities, the Transferred Equity Interests, the Assumed Liabilities, the Business and Transactions, and any other rights or obligations to be transferred, directly or indirectly, pursuant to the Transaction Agreements. Buyer further acknowledges and agrees that (x) the only representations and warranties made by Seller are the representations and warranties expressly set forth in Article IV (as modified by the Seller Disclosure Schedules) or the other Transaction Agreements and Buyer has not relied upon any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, data or information made, communicated or furnished by or on behalf of Seller or any of its Affiliates, any Representatives of Seller or any of its Affiliates or any other Person, including any projections, forecasts, estimates, appraisals, statements, advice, data or information made, communicated or furnished by or through the Seller Bankers, or management presentations, data rooms (electronic or otherwise) or other due diligence information, and that, except for the representations and warranties expressly set forth in Article IV or the other Transaction Agreements, Buyer will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, advice, data or information and (y) any claims Buyer may have for breach of any representation or warranty shall be based solely on the representations and warranties of Seller expressly set forth in Article IV (as modified by the Seller Disclosure Schedules) or the other Transaction Agreements. Except as otherwise expressly set forth in this Agreement and the other Transaction Agreements, Buyer understands and agrees that the Transferred Entities, any Transferred Equity Interests, the Business, the Transferred Assets and the Assumed Liabilities are being furnished subject only to the representations and warranties contained in Article IV (as modified by the Seller Disclosure Schedules) or the other Transaction Agreements without any other representations or warranties of any nature whatsoever.

Section 5.09          No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article V or the other Transaction Agreements, Buyer nor its Affiliates nor any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of Buyer or its respective Affiliates, including any representation or warranty regarding any Buyer or its Affiliates or any other Person, any Transaction, or any other matter, and Buyer hereby disclaims all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of Buyer its Affiliates or any other Person.

Article VI

Additional Agreements

Section 6.01          Conduct of Business Before the Closing.

(a)            During the Pre-Closing Period, except (i) as required or prohibited (as applicable) by applicable Law, (ii) as expressly contemplated by the Transaction Agreements, (iii) as set forth on Schedule 6.01, (iv) in connection with any COVID-19 Measure (provided that, in the case of this clause (iv), unless doing so is impracticable due to emergency or urgent circumstances, Seller shall provide advance notice to and reasonably consult with Buyer prior to (A) the taking of any action that would be prohibited or otherwise restricted by this Section 6.01(a) or (B) any failure to take any action if such failure would violate this Section 6.01(a)) or (v) as Buyer otherwise requests or consents to in writing in advance, which consent shall not be unreasonably withheld, conditioned or delayed, Seller will, and will cause its Subsidiaries to, (x) conduct the Business in the ordinary course of business consistent with past practice, (y) use commercially reasonable efforts to (A) preserve substantially intact the existing material relationships of the Business with its employees, customers, vendors, suppliers, contractors and other material business partners in the ordinary course of business consistent with past practice, (B) keep available the services of the Business Employees and any Business Contractors of the Seller Parties who provide service to the Business in the ordinary course of business consistent with past practice, (C) pay all maintenance and similar fees and take such other actions required in connection with the prosecution, registration, protection, enforcement and maintenance of Business Intellectual Property in the ordinary course consistent with past practice, (D) maintain in effect, in all material respects, all Permits Related to the Business, including Product Authorizations, and (E) maintain the Transferred Books and Records in the ordinary course consistent with past practice, and (z) solely with respect to the Business and any Transferred Entities, not do any of the following:

(i)             sell, lease, license, transfer, acquire or dispose of any Transferred Asset (excluding Business Intellectual Property) other than (A) sales of Inventory in the ordinary course of business consistent with past practice, (B) other sales, assignments, licenses, expirations or dispositions of assets, rights or properties with a value not exceeding $1,000,000 individually or $3,000,000 in the aggregate or (C) expiration of any contract or agreement pursuant to the terms thereof, provided that clauses (A)-(C) shall not include (i) the sale, lease, license, transfer, acquisition or disposal of any Transferred Real Property beyond the expiration of a Transferred Real Property Lease pursuant to the terms thereof or any sale, lease, license, transfer, acquisition or disposal of any Product Authorization;

(ii)            acquire any business or entity, other than (A) for an amount not exceeding $1,000,000 individually or $3,000,000 in the aggregate (but which shall not include any real property) or (B) purchases of Inventory in the ordinary course of business consistent with past practice or pursuant to existing contracts made available to Buyer prior to the Agreement Date;

(iii)            (A) increase or commit to increase the wages, salaries, compensation, severance, bonuses, deferred compensation or incentives payable to any Business Employee with an annual base salary above $50,000 or (B) establish, adopt, terminate, amend, increase or promise to increase any benefits, or accelerate any vesting or time of payment, under any Business Employee Plan or to any Business Employee, except, in each case, as required by Law or pursuant to the written terms of any Business Employee Plan in existence on the Agreement Date and made available to Buyer;

(iv)            make any change in any method of accounting or accounting methodology, practice or policy used by the Business in the preparation of its financial statements, other than such changes as are consistent with the Transaction Accounting Principles or changes required by GAAP or applicable Law or other changes adopted by Seller to generally apply to all or substantially all of its businesses;

(v)            enter into any settlement or release with respect to any Action other than (A) any settlement or release of any Action reflected or reserved against in the Unaudited Statements of the Business to the extent that, with respect to any such matter, the settlement payment does not exceed the applicable amount reflected or reserved against in the Unaudited Statements of the Business and (B) any other settlement or release that contemplates only the payment of money in an amount not exceeding $1,000,000 individually and $3,000,000 in the aggregate;

(vi)           after formation of any Transferred Entity, amend any Governing Documents thereof;

(vii)          adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, bankruptcy or other reorganization under applicable Law of any of the Transferred Entities;

(viii)         acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any Person or division thereof, in each case if the assets of such entity would be included in the Transferred Assets;

(ix)            (A) issue, sell, grant, deliver, dispose of or otherwise transfer, or offer to do any of the foregoing with respect to, any shares of capital stock or other equity interests of any of the Transferred Entities, or any securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of capital stock or other equity interests of any of the Transferred Entities, (B) split, combine, redeem or reclassify any shares of capital stock or other equity interests of any of the Transferred Entities, or any securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of capital stock or other equity interests of any of the Transferred Entities or (C) declare or pay any non-cash dividends or make non-cash distributions or other transfers in respect of any shares of capital stock or other equity interests of any of the Transferred Entities;

(x)            grant any Lien on the Transferred Equity Interests or, except for Permitted Liens, grant any Lien on any Transferred Asset (whether tangible or intangible);

(xi)            sell, lease, transfer, assign, license, sublicense or allow to lapse, expire or abandon or otherwise relinquish or dispose of any Business Intellectual Property, except for the expiration of Business Intellectual Property in accordance with its statutory terms and except pursuant to any agreement entered into by a Seller Party granting a non-exclusive license to the Business Intellectual Property in the ordinary course of business consistent with past practices where the grant of rights to such Business Intellectual Property is incidental, and not material, to performance under such agreement;

(xii)           make aggregate capital expenditures in excess of 110 % of the applicable capital expenditure budget set forth on Schedule 6.01(a)(xii) (the “Capex Budget”), except for unanticipated capital expenditures that are necessary to maintain the value or functionality of the facilities of the Business (whether as a result of casualty or otherwise and whether or not covered by insurance);

(xiii)          (A) incur any Debt with respect to the Business, any of the Transferred Entities, or any of the Transferred Assets other than any Debt that constitutes Excluded Liabilities or (B) make any loans or advances to any other Person in connection with the Business, in each case, in excess of $1,000,000 individually or $4,000,000 in the aggregate, other than routine advances to employees and consultants for business expenses, or extensions of trade credit and supplier advances, in each case, in the ordinary course of business consistent with past practice;

(xiv)         (A) enter into, amend, extend or terminate any CBA (other than ordinary course of business negotiations consistent with past practice involving any labor union, works council, or equivalent Employee Representative Body representing any Business Employees) or (B) voluntarily recognize or certify any labor union or organization, works council, or group of employees as the bargaining representative for any Business Employees;

(xv)          (A) hire or terminate (other than for “cause”) any Business Employee with annual base compensation above $50,000 or (B) implement or effect any reduction in force, lay-off, early retirement program, severance or other program concerning the termination of employment of Business Employees;

(xvi)         (A) accelerate the delivery or sale of Products (including in any manner constituting “channel stuffing” or “front loading” of products), or offer material discounts or material price protection on the sale of Products, other than such offer discounts or price protection similar in value to those outstanding at Closing or such offer discounts or price protection similar to those offered by competitors, (B) make any material changes in the selling, distribution, advertising, promotion, terms of sale or collection, purchase or payment practices with respect to any of the Products, or (C) purchase, order or otherwise acquire Inventory in excess of reasonably forecasted requirements;

(xvii)        (A) assign, amend any material term of, or waive any material right under, or voluntarily terminate any Material Contract, or (B) enter into any agreement that, if existing on the Agreement Date, would be a Material Contract, in each case of clauses (A) and (B), other than (x) entering into a purchase order with a Material Customer or Material Supplier or (y) renewing any such Material Contract upon the same terms and conditions as in effect as of the date hereof, in each case clause (x) and (y), in the ordinary course of business consistent with past practice;

(xviii)       transfer any tangible Transferred Asset physically located at the premises of a Transferred Real Property to any Retained Real Property, other than in the ordinary course of business consistent with past practice; or

(xix)          enter into any legally binding agreement with respect to, or commit to do, any of the foregoing.

(b)            Notwithstanding anything in this Agreement to the contrary, the bank accounts maintained by the Seller Parties in connection with the Business shall continue to be subject to the Seller Parties daily cash sweep in its sole discretion.

(c)            Notwithstanding the foregoing, nothing contained herein will give Buyer, directly or indirectly, rights to control or direct the operations of the Seller Parties or the Business during the Pre-Closing Period. During the Pre-Closing Period, Seller will exercise, consistent with the terms and conditions hereof, complete control and supervision of its and the other Seller Parties’ respective operations.

Section 6.02          Access to Information.

(a)            Subject to Section 6.02(b), during the Pre-Closing Period, upon reasonable prior written notice, Seller shall, and shall cause each of the other Seller Parties to, promptly (i) afford the Representatives of Buyer and its Affiliates reasonable access, during normal business hours, to the properties, books, contracts or agreements, commitments, personnel, and records or the portions thereof that relate to the Business, as Buyer may reasonably request, and (ii) furnish to the Representatives of Buyer and its Affiliates such additional financial and operating data and other information regarding the Business as Buyer, its Affiliates or their respective Representatives may from time to time reasonably request, in each case of clauses (i) and (ii), in connection with consummating the Transactions or preparing to operate the Business following the Closing. All requests for information made pursuant to this Section 6.02(a) shall be directed to the executive officer or other Person designated by Seller.

(b)            Notwithstanding anything in this Agreement to the contrary, during the Pre-Closing Period:

(i)             (A) in no event shall the Seller Parties be obligated to provide any (1) access or information in violation of any applicable Law, (2) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications, (3) information the disclosure of which would jeopardize any applicable legal privilege (including the attorney-client privilege) available to the Seller Parties relating to such information, (4) information the disclosure of which would cause any of the Seller Parties to breach a confidentiality obligation to which it is bound (provided in the case of clauses (1), (3) and (4), that (x) Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain any required consents to permit such access or disclosure and to work in good faith to develop substitute arrangements for providing information to Buyer, its Affiliates and their respective its Representatives that do not result in the loss of such privilege or the breach of such applicable Law or obligations, including, to the extent commercially reasonable, by providing redacted information and using “clean room” arrangements to grant access to select Representatives of Buyer and its Affiliates), (5) consolidated Tax Return of Seller or any of its Subsidiaries or (6) information that does not relate to the Business, and (B) the portion of such access and such information contemplated by Section 6.02(a) shall not (i) unreasonably interfere with any of the businesses, personnel or operations of the Seller Parties or otherwise result in any significant interference with the prompt and timely discharge by such officers, employees and other authorized Representatives of their normal duties or (ii) require the creation or delivery of financial statements other than as required by other provisions of this Agreement;

(ii)            except in accordance with or otherwise contemplated by this Agreement, the third-party auditors and accountants of any of the Seller Parties shall not be obligated to make any Work Papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to Work Papers in form and substance reasonably acceptable to such auditors or accountants;

(iii)            Except as set forth in Section 6.11, Buyer shall not conduct, without the prior written consent of Seller in its sole discretion, any intrusive environmental investigation at any property affiliated with the Business or with Seller or any of its Subsidiaries, including any sampling, testing or other intrusive indoor or outdoor investigation of soil, subsurface strata, surface water, groundwater, sediments or ambient air at or in connection with any property associated or affiliated in any way with the Business, Seller or any of its Subsidiaries; and

(iv)            without the prior consent of Seller or its Representatives, which consent may not be unreasonably withheld, conditioned, or delayed, neither Buyer nor any of its Representatives shall contact any employees of, suppliers to, or customers of the Seller Parties in connection with or with respect to this Agreement, any other Transaction Agreement or any Transaction, or to otherwise discuss the business or operations of any Transferred Entity or the Business.

(c)            Seller and Buyer shall promptly after the Agreement Date cooperate in good faith to agree in writing on the method and content of the notifications to customers and suppliers of the sale of the Transferred Assets to Buyer hereunder; provided that Seller shall have the sole right to deliver such notifications to customers prior to the Closing.

(d)            If so reasonably requested by Seller, Buyer shall enter into a customary and mutually acceptable joint defense agreement or common interest agreement with one or more of the Seller Parties with respect to any information provided to Buyer, or to which Buyer gains access, pursuant to this Section 6.02.

Section 6.03          Confidentiality.

(a)            The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided however, that Buyer’s confidentiality obligations shall terminate only in respect of that portion of the Material (as defined in the Confidentiality Agreement) to the extent related to the Business or constituting a Transferred Asset or Assumed Liability, and, for all other Material, the Confidentiality Agreement shall continue in full force and effect until terminated in accordance with the terms thereof.

(b)            Following the Closing and for a period of five (5) years thereafter (other than with respect to Trade Secrets, to which such limit shall not apply), except as required by Law, Seller shall not, and shall cause each of its Affiliates and Representatives not to, disclose, or permit the disclosure of, to any other Person, or use in any manner, any Buyer Confidential Information, except solely as required (i) to perform their obligations or exercise or enforce their rights under this Agreement or the Transaction Agreements, (ii) to perform any routine audit, accounting, regulatory reporting or tax filing, (iii) to comply with applicable Law, or (iv) by any deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar legal process initiated by any tribunal or other governmental or judicial authority (each, a “Legal Process”), and for no other purpose. Following the Closing and for a period of five (5) years thereafter, Seller shall, and shall cause its Affiliates and Representatives to, treat as confidential and safeguard any and all Buyer Confidential Information by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination, or disclosure of such Buyer Confidential Information as Seller used with respect thereto prior to the execution of this Agreement; provided, that Seller and its Affiliates and Representatives may use the Buyer Confidential Information for the purpose of consummating the transactions contemplated by this Agreement and the other Transaction Agreements. In the event that Seller or any of its Affiliates is requested pursuant to, or required by, applicable Law or a Legal Process to disclose any Buyer Confidential Information, it will use reasonable efforts to notify Buyer in a timely manner so that Buyer may, at Buyer’s cost, seek a protective order or other appropriate remedy or, in Buyer’s sole discretion, waive compliance with the confidentiality provisions of this Section 6.03. Seller will, and will cause its Affiliates to, at Buyer’s cost, cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose. In any event, to the extent that a protective order is not obtained within a reasonable time with respect to the Buyer Confidential Information required or requested to be disclosed, Seller or its applicable Affiliate may furnish such Buyer Confidential Information as requested or required pursuant to applicable Law or a Legal Process without liability, and, if confidential treatment is available, Seller or such Affiliate exercises commercially reasonable efforts to, at Buyer’s cost, obtain reliable assurances that confidential treatment will be accorded such Buyer Confidential Information.

(c)            Following the Closing and for a period of five (5) years thereafter (other than with respect to Trade Secrets, to which such limit shall not apply), except as required by Law, Buyer shall not, and shall cause each of its Affiliates and Representatives not to, disclose, or permit the disclosure of, to any other Person, or use in any manner, any Seller Confidential Information, except solely as required (i) to perform their obligations or exercise or enforce their rights under this Agreement or the Transaction Agreements, (ii) to perform any routine audit, accounting, regulatory reporting or tax filing, (iii) to comply with applicable Law, or (iv) by any Legal Process, and for no other purpose. Following the Closing and for a period of five (5) years thereafter, Buyer shall, and shall cause its Affiliates and Representatives to, treat as confidential and safeguard any and all Seller Confidential Information by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination, or disclosure of such Seller Confidential Information as Buyer used with respect thereto prior to the execution of this Agreement; provided, that Buyer and its Affiliates and Representatives may use the Seller Confidential Information for the purpose of consummating the transactions contemplated by this Agreement and the other Transaction Agreements. In the event that Buyer or any of its Affiliates is requested pursuant to, or required by, applicable Law or a Legal Process to disclose any Seller Confidential Information, it will use reasonable efforts to notify Seller in a timely manner so that Seller may, at Seller’s cost, seek a protective order or other appropriate remedy or, in Seller’s sole discretion, waive compliance with the confidentiality provisions of this Section 6.03. Buyer will, and will cause its Affiliates to, at Seller’s cost, cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose. In any event, to the extent that a protective order is not obtained within a reasonable time with respect to the Seller Confidential Information required or requested to be disclosed, Buyer or its applicable Affiliate may furnish such Seller Confidential Information as requested or required pursuant to applicable Law or a Legal Process without liability and, if confidential treatment is available, Buyer or such Affiliate exercises commercially reasonable efforts to, at Seller’s cost, obtain reliable assurances that confidential treatment will be accorded such Seller Confidential Information.

Section 6.04          Regulatory and Other Authorizations; Consents.

(a)            Subject to the terms and conditions set forth in this Agreement, each of the Parties shall, and shall cause each of its Affiliates to, use its reasonable best efforts (subject to compliance with applicable Law) to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable permitted by applicable Laws, including Antitrust Laws, to consummate and make effective the Transactions, including (i) promptly obtaining all authorizations, consents, Orders, approvals, licenses, Permits and waivers of, or the expiration or termination of waiting periods from, all Government Authorities and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement or the consummation of the Transactions (collectively, the “Government Approvals”), (ii) cooperating fully with the other Party in promptly seeking to obtain all Government Approvals, (iii) providing such other information to any Government Authority as such Government Authority may request in connection herewith and (iv) obtaining all consents, approvals or waivers from third parties that are necessary to consummate the Transactions; provided that, notwithstanding the foregoing, neither Seller nor any Subsidiary of Seller shall be required to make any payments, financial accommodations or concessions (other than advisory fees or other ancillary expenses) in connection with the fulfillment of its obligations in this Section 6.04(a). As promptly as practicable following the Agreement Date (with respect to each Government Approval set forth on Schedule 6.04(a), in no event later than the corresponding date set forth on Schedule 6.04(a), which may be extended following Seller’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned)), each Party shall make its respective filing, if necessary, pursuant to the applicable Antitrust Law set forth on Schedule 6.04(a) with respect to the Transactions and shall supply as promptly as reasonably practicable thereafter to the appropriate Government Authorities any additional information and documentary material that may be requested pursuant to the applicable Antitrust Law. Each of the Parties shall cooperate with one another in good faith to (i) promptly determine whether any filings not set forth on Schedule 6.04(a) are required to be made, and whether any other Government Approval not set forth on Schedule 6.04(a) is required to be obtained, from any Government Authority under any applicable Laws, including Antitrust Laws, in connection with the Transactions, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such Government Approval that the parties determine are required to be made or obtained in connection with the Transactions. Buyer shall be responsible for the payment of all filing fees under any Antitrust Law.

(b)            Without limiting the generality of the undertaking of each Party pursuant to Section 6.04(a), each Party, shall, and shall cause each of its Subsidiaries and Affiliates to, use its and their reasonable best efforts, and promptly take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law or any objection that may be asserted by any Government Authority, and to avoid the commencement of any Action by any Government Authority or any other Person under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any Order in any Action under Antitrust Laws which would otherwise have the effect of preventing or delaying the consummation of the Transactions (“Antitrust Law Impediment”), provided that, notwithstanding anything to the contrary contained in this Agreement, under no circumstance will Buyer or any of its Affiliates be required to, and Seller shall not, and shall cause its Affiliates not to, without Buyer’s prior written consent, (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license, lease or other disposition of any assets, properties, products or businesses of the Business or Buyer or any of its Affiliates pursuant hereto, (ii) terminate existing relationships, contractual rights or obligations of the Business or Buyer or any of its Affiliates, (iii) terminate any venture or other arrangement of the Business or Buyer or any of its Affiliates, (iv) create any relationship, contractual rights or obligations of the Business or Buyer or any of its Affiliates, (v) effectuate any other change or restructuring of the Business or Buyer or any of its Affiliates or (vi) otherwise take or commit to take any actions with respect to the businesses, product lines or assets of the Business or Buyer or any of its Affiliates, including in order to obtain the Government Approvals or avoid any Antitrust Law Impediment; provided, further, that in no event shall any Party or any of its Subsidiaries or Affiliates be required to agree to any action, concession, or undertaking unless such action, concession or undertaking is conditioned on the Closing. Each Party shall vigorously defend, contest and resist any Claim asserted in court by any Government Authority or any other Person under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Outside Date or in order to obtain the applicable Government Approval.

(c)            Buyer and Seller shall discuss and in good faith agree on the strategy to obtain the Government Approvals and direct the defense of this Agreement and the transactions contemplated hereby before any Government Authority; provided that Buyer shall, following reasonable consultation with Seller and in consideration of Seller’s views in good faith, ultimately be entitled to direct the defense of this Agreement and the transactions contemplated hereby before any Government Authority and to take the lead in the scheduling of, and strategic planning for, any meetings with, and conducting of negotiations with, Government Authorities regarding (i) the expiration or termination of any applicable waiting period relating to the Transactions or (ii) obtaining any consent, approval, waiver, clearance, authorization, or permission from a Government Authority, provided however, that it shall afford Seller a reasonable opportunity to, and Seller shall be entitled to (to the extent practicable), participate therein. Notwithstanding the foregoing provisions of this Section 6.04(c), (A) each Party shall keep the other Party apprised of the content and status of any substantive communications with, and substantive communications from, any Government Authority with respect to the Transactions, including promptly notifying the other Party of any material communication it or any of its Affiliates receives from any Government Authority relating to any review or investigation of the Transactions under any Antitrust Laws and shall permit the other Party to review in advance (and to implement any reasonable comments made by the other Party in relation to) any proposed substantive communication by such Party to any Government Authority relating to such matters, (B) each Party shall not make any filings or amendments thereto with respect to the Government Approvals without the other Party’s prior written consent (which shall not be unreasonably delayed, conditioned or withheld) except as required by any other provision of this Agreement, (C) none of the Parties shall agree to participate in any non-ministerial meeting, telephone call or discussion with any Government Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Government Authority, gives the other Party the opportunity to attend and participate at such meeting, telephone call or discussion, and (D) no Party shall agree to any extension of any waiting period under any regulatory Law or otherwise enter into any arrangement with any Government Authority, in each case (clause (D)) in connection with any Government Approvals, without the other Party’s written consent. The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing and in seeking any Government Approval. The Parties shall provide each other with copies of all material correspondence, filings or communications between them or any of their representatives, on the one hand, and any Government Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns; provided, further, that each Party may reasonably designate materials, including materials submitted with that Party’s regulatory filings, as “Outside Counsel Only” or “Outside Advisors Only,” in which case access to such materials shall be restricted accordingly.

(d)            Until that date that is twenty-four (24) months following the Closing Date, each of the Parties shall, and shall cause their respective Affiliates to, cooperate with each other to prepare and file any registrations, license requests, amendments to existing authorizations or other filings required to ensure that all licenses, exemptions, or other authorizations relating to Sanctions Laws and Ex-Im Laws used by the Business continue to be valid and effective following the Closing.

(e)            Notwithstanding the foregoing, this Section 6.04 shall not apply to the transfer of the Transferred Permits and Transferred Product Authorizations to Buyer, which is governed by Section 6.07.

Section 6.05          [Reserved].

Section 6.06          Cooperation; Notice.

(a)            During the Pre-Closing Period, each of Seller and Buyer shall, and shall cause their respective Affiliates to, (i) except where greater efforts or outright non-efforts based obligations are expressly required by the terms of this Agreement, use reasonable best efforts to cause all Closing Conditions of the other Party to be met as promptly as practicable after the Agreement Date and in any event on or before the Outside Date and (ii) without limiting any other obligations set forth in this Agreement, keep the other Party reasonably apprised of the status of the matters relating to the completion of the Transactions, including with respect to the satisfaction of the Closing Conditions of the other Party. Notwithstanding the foregoing, this Section 6.04(a) shall not apply with respect to Government Approvals, which are governed by Section 6.04(a).

(b)            During the Pre-Closing Period, subject to applicable Law and to the extent not prohibited by the applicable Government Authority, Seller shall provide Buyer with advance notice of any scheduled meetings, scheduled videoconferences or scheduled calls with respect to the Business taken as a whole or any Key Product, that any Seller Party has with any Government Authority or any advisory committee thereof other than in the ordinary course of business consistent with past practice, and (i) provide Buyer the opportunity to attend or participate in any such meeting or any substantive conversation with any such Government Authority or advisory committee thereof and (ii) prior to attending any such meeting or scheduled videoconference or call, the applicable Seller Party shall, and shall, as necessary, cause its Representatives to, consult with Buyer and consider in good faith the views and comments of Buyer in connection with, and reasonably in advance of, any such meeting or scheduled videoconference or call. During the Pre-Closing Period, subject to applicable Law and to the extent not prohibited by the applicable Government Authority, Seller shall also promptly (x) notify Buyer of any notice or other communication to any Seller Party from any Government Authority or any advisory committee thereof with respect to the Business taken as a whole or any Key Product; (y) provide Buyer with prior written notice and the opportunity to consult with the applicable Seller Party with respect to any substantive notice, submission, response or other communication to any Government Authority or any advisory committee thereof with respect to the Business taken as a whole or any Key Product from the applicable Seller Party, and shall consider in good faith any comments or other input provided by Buyer in respect of the foregoing and (z) furnish Buyer with copies of all such substantive correspondence, filings and written communications between the applicable Seller Party on one hand, and any such Government Authority or its staff on the other hand, made during the Pre-Closing Period. Notwithstanding the foregoing, in no event shall the Seller Parties be required to violate any Law or take any action or refrain from taking any action pursuant to this Section 6.06(b) that would cause the Seller Parties to fail to meet a specific submission deadline, if any, imposed by any Government Authority or any advisory committee thereof.

Section 6.07          Permits and Product Authorizations

(a)            Within five (5) days following the Agreement Date, the Parties shall establish a transition management team consisting of an equal number of representatives of each Party that will be responsible for creating a written plan (the “Transfer Plan”) for transfer of the Transferred Product Authorizations and the Transferred Permits from the Seller Parties to Buyer and its Affiliates. The Transfer Plan shall set forth the action items that each Party will be responsible for initiating, reviewing, approving and otherwise supporting for each jurisdiction where the Business or any Transferred Entity operates, including with respect to safety and regulatory management for the Products and Product Candidates. In consultation with Seller, Buyer shall provide Seller an initial draft of the Transfer Plan no later than thirty (30) days following the Agreement Date. Seller shall provide comments to such initial draft within ten (10) Business Days following receipt by Buyer of such initial draft. The Parties shall discuss and use commercially reasonable efforts to mutually agree upon the Transfer Plan within thirty (30) days following receipt by Buyer of Seller’s comments to the Transfer Plan but in any event prior to ten (10) Business Days prior to Closing; provided that Buyer shall have the final decision making authority on any contents of the Transfer Plan.

(b)            Except to the extent provided otherwise in the Transition Services Agreement, Buyer and Seller shall (and shall cause their respective Affiliates to) (i) perform, or cause to be performed, all designated actions assigned to such Party in the Transfer Plan, (ii) cooperate with one another in such performance and (iii) complete and execute all documentation required, in each case of clause (i) through (iii), to effect the transfer of the Business, including the Transferred Product Authorizations and the Transferred Permits, as soon as reasonably practicable following the Closing, subject to the Transfer Plan. Following the Closing Date, the Parties may amend the Transfer Plan in accordance with the Transition Services Agreement.

(c)            With respect to each Transferred Product Authorization and each Transferred Permit, and except as otherwise provided in any other Transaction Agreement, until the earlier of (i) the date upon which such Transferred Product Authorization or Transferred Permit is transferred to Buyer’s, its Affiliates’ or its or their designees’ name and (ii) the date which is three (3) years following the Closing Date (the “Regulatory Deadline”), Seller shall, and shall cause each of the other Seller Parties to, use best efforts to (A) keep current and in full force and effect, or to apply for or renew, any Transferred Product Authorization and Transferred Permit that is not yet transferred to Buyer, (B) continue the maintenance of all Transferred Product Authorizations and Transferred Permits that are not yet transferred to Buyer, (C) comply with the terms of any Transferred Product Authorization and Transferred Permits, and (D) submit any filings relating to the progress of any variation filed prior to the Closing Date to the Transferred Product Authorizations to the extent that the submissions must be made by Seller; provided that Buyer shall be solely responsible for the regulatory strategy with respect to the Products and the Transferred Product Authorization; provided further that the Regulatory Deadline may be extended with respect to any Transferred Product Authorization or Transferred Permit for one (1) additional year upon Buyer’s request, such request to be made to Seller at least thirty (30) days prior to the Regulatory Deadline. Notwithstanding anything to the contrary in the Transaction Agreements, if (x) Seller’s cost to perform, or cause to be performed, any designated action assigned to Seller in the Transfer Plan would increase solely due to Seller following Buyer’s instruction or request when reasonable lower cost alternatives exist, (y) Seller promptly notifies Buyer of such increase in cost prior to performing, or causing to be performed, such action and (z) Buyer thereafter confirms to Seller to proceed with such instruction or request despite such increase in cost, then Buyer shall bear any such increase in cost.

(d)            Except as otherwise contemplated by Section 6.07(c) or provided in any other Transaction Agreement, (i) upon the transfer of the Transferred Product Authorizations and the Transferred Permits to Buyer or its Affiliates, Buyer, its Affiliates or its or their designees shall be responsible for the maintenance of all Transferred Product Authorizations (including the generation of any new Product Authorization Data, if applicable, and the determination of the regulatory strategy) and the Transferred Permits, as applicable, at its or their own expense and (ii) neither Seller nor any of its Affiliates shall have any obligation to support or maintain the Transferred Product Authorizations or the Transferred Permits, as applicable, except that Seller shall, and shall cause each of its Affiliates to, for five (5) years following the Closing Date, forward to Buyer any written communications received from a Government Authority with respect to the Business, a Transferred Product Authorization or a Transferred Permit and forward any documents or communication with respect to the Business, a Transferred Product Authorization or a Transferred Permit to a Government Authority as reasonably requested by Buyer, including any complaints and product safety information. Seller shall, and shall cause its Affiliates to, following the Closing Date, transfer, or cause to be transferred, to Buyer or its Affiliates any Product Authorization Data with respect to the Business or a Transferred Product Authorization that comes into the possession or control of Seller or such Affiliate.

(e)            The Party that is required to make the applicable filing shall bear the filing or similar fees payable to the applicable Government Authority with respect to the transfer of any Permits or Product Authorizations to Buyer or any of its Affiliates pursuant to this Agreement, and Buyer shall bear any reasonable and out-of-pocket fees and expenses with respect to the maintenance of any such Permits or Product Authorization from the Closing Date; provided, however, that Seller shall bear any such fees and expenses required to be incurred to ensure such Permits or Product Authorizations are in full force and effect, including the maintenance thereof, and sufficiently updated and renewed for transfer as of Closing. If, following the Closing, a change in applicable Law requires Seller to perform any studies or generate any data in connection with such Permits or Product Authorizations, Buyer shall bear any of Seller’s reasonable and out-of-pocket fees and expenses that it incurs in connection with the performance of such studies and generation of data to the extent such fees and expenses are attributable solely to such change in applicable Law (and not, for clarity, otherwise attributable to the activities identified in the proviso in the preceding sentence which shall be borne by Seller). The process and administration for the payment and reimbursement (to the extent necessary) of such fees and expenses shall be set forth in the Transition Services Agreement.

(f)            During the period from the Closing Date until the date on which all Transferred Product Authorizations have been transferred to Buyer or one of its Affiliates in accordance with the Transfer Plan, Buyer and its Affiliates are appointed as worldwide exclusive distributors to exploit the Products, and Buyer hereby accepts such appointment on behalf of itself and its Affiliates. Buyer shall be authorized to grant rights of distribution to sub-distributors or to hire or engage one or more of its Affiliates or third parties to perform or cause to be performed the exploitation of the Products at Buyer’s own discretion. Seller and its Affiliates will execute and deliver such additional declarations and documents as may be necessary to evidence such appointment of Buyer and its Affiliates. For clarity, nothing contained in this Section 6.07(f) shall be construed to limit or prohibit any third party distributor or wholesaler from exploiting any inventory of any Product sold to such distributor or wholesaler by Seller or its Affiliates prior to the Closing.

Section 6.08          Recordation of Chain of Title to Intellectual Property. Prior to or at the Closing, for each item of the Registrable IP (other than as set forth in the proviso of this sentence), Seller shall, and shall cause its Affiliates to submit for recordation to the respective Government Authority all documents necessary to complete the chain of title from the inventor(s) (or other original holder of rights to said item) to Seller or its respective Affiliate from which, under this Agreement, Buyer will receive the rights to said item; provided that with respect to the patents, patent applications and priority patent applications set forth on Section 4.08(b) of the Disclosure Schedules, Seller shall, and shall cause its Affiliates, to use reasonable best efforts to submit for such recordation. Seller shall furnish to Buyer at or prior to Closing copies of all documents filed with any Government Authority in connection with the chain of title updates required under this Section 6.08 with respect to the Registrable IP. If, after the Closing, any Government Authority requires further documentation in order to successfully record any such submissions, Seller shall, and shall cause its Affiliates to submit such further documentation. Until such time as such chain of title updates have been completed, Seller shall bear the costs and expenses associated with the submissions described in this Section 6.08.

Section 6.09          IT Migration. As soon as reasonably practicable after the Agreement Date, Buyer shall develop in consultation with Seller a written plan (the “Migration Plan”), which shall outline Buyer’s plan and timetable for an orderly transfer of the Transferred Books and Records and the Business Employee Records at or after the Closing and the migration to Buyer of information technology services for the Business (the “IT Migration”), in each case in a manner in compliance with applicable Law. Buyer and Seller shall discuss and agree in good faith the Migration Plan within thirty (30) days of receipt by Seller of the Migration Plan. Except to the extent provided otherwise in the Transition Services Agreement, Buyer and Seller shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to (i) perform, or cause to be performed, all designated actions assigned to such Party in the Migration Plan, (ii) cooperate with one another in such performance and (iii) complete and execute all documentation required, in each case of clause (i) through (iii), to effect the IT Migration, as soon as reasonably practicable following the Closing, subject to the Migration Plan. Following the Closing Date, the Parties may amend the Migration Plan in accordance with the Transition Services Agreement. Notwithstanding the foregoing, the failure of Buyer and Seller to agree on the Migration Plan or carry out the Migration Plan in any respect shall not be deemed as a failure of any Closing Condition.

Section 6.10          Data Protection. The Parties shall (a) during the Pre-Closing Period, comply with all applicable Laws relating to privacy, security, or security breach notification requirements, and (b) after the Closing, comply with the terms and conditions set forth in the Data Sharing Agreement. Notwithstanding anything to the contrary in this Agreement, no Party shall be required to take any action that would constitute a violation of applicable Laws relating to privacy, security, or security breach notification requirements.

Section 6.11            Chile Site Visit and Environmental Assessment. Prior to the Closing Date, Seller shall grant Buyer access, during normal business hours (and at such other times as may be agreed), to Seller’s facility located in Puerto Varas, Chile for the purpose of Buyer conducting a noninvasive environmental assessment, which shall not include any sampling, testing or other indoor or outdoor investigation of soil, subsurface strata, surface water, groundwater, sediments or ambient air.

Section 6.12            Pharmacovigilance . Prior to the Closing Date, the Parties shall negotiate in good faith and use their respective reasonable best efforts to finalize and enter into an agreement to outline responsibility for safety and regulatory management for the Products and Product Candidates, including exchange of safety information, labeling responsibilities, safety surveillance, signal detection and reporting to Government Authorities, on commercially reasonable and customary terms and conditions (the “Pharmacovigilance Agreement”).

Article VII

Post-Closing Covenants

Section 7.01            Rights to Seller Names and Seller Marks.

(a)             With respect to the licensing of the Seller Names and Seller Marks, the Parties shall enter into the Transitional Trademark License Agreement. Except as otherwise provided in this Section 7.01 or the Transitional Trademark License Agreement, Buyer and its Affiliates (which for purposes of this Section 7.01, shall include the Transferred Entities) shall cease and discontinue all uses of the Seller Names and Seller Marks in connection with the operation of the Business as promptly as reasonably practicable, and, in any event, prior to or upon the expiration of the periods expressly provided therefor in the Transitional Trademark License Agreement.

(b)             Buyer, for itself and its Affiliates, acknowledges and agrees that, except to the extent expressly provided in this Section 7.01 or in the Transitional Trademark License Agreement, neither Buyer nor any of its Affiliates shall have any rights in any of the Seller Names and Seller Marks.

Section 7.02            Access. From and after the Closing and until three (3) years from and after the Closing Date, upon reasonable prior notice, and except as otherwise provided in this Agreement and solely to the extent necessary to ensure compliance with any applicable Law and subject to any applicable legal privilege (including the attorney-client privilege) and any contractual confidentiality obligations, Buyer shall, and shall cause each of the Transferred Entities and its and their Affiliates to (A) afford each Seller Party and its Representatives reasonable access, during normal business hours, to the books and records of the Business (including the Transferred Entities) and (B) furnish to each Seller Party and its Representatives such additional existing financial and other existing information regarding the Business, the Transferred Entities, the Transferred Assets and the Assumed Liabilities as any Seller Party or its Representatives may from time to time reasonably request, in each case of clauses (A) and (B), to the extent such books, records and information relate to the Pre-Closing Period; provided however, that, in each case of clauses (A) and (B), such access shall not unreasonably interfere with the business, personnel or operations of Buyer or any of its Affiliates and shall be subject in all respects to the provisions of Section 6.03(b); provided further, that the third-party auditors and accountants of Buyer or any of its Affiliates shall not be obligated to make any Work Papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to Work Papers in form and substance reasonably acceptable to such auditors or accountants. If so reasonably requested by Buyer, Seller shall enter into a customary and mutually acceptable joint defense agreement or common interest agreement with one or more of Buyer or any of its Affiliates with respect to any information provided to Seller, or to which Seller gains access, pursuant to this Section 7.02 or otherwise. Seller shall promptly reimburse Buyer for Buyer’s reasonable out-of-pocket expenses associated with requests made by any Seller Party or any of their respective Affiliates under this Section 7.02.

Section 7.03            Insurance.

(a)             Subject to Section 7.03(b), from and after the Closing Date, the Transferred Entities and the Business shall cease to be in any manner insured by, entitled to any benefits or coverage under or entitled to seek benefits or coverage from or under any current or historical Insurance Policies of Seller and its Subsidiaries. Subject to Section 7.03(b), Seller or any of its Subsidiaries may amend, following the Closing, any Insurance Policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 7.03; provided that, if a material Transferred Asset suffers a casualty loss or there is a loss to the Business prior to the Closing Date that is covered by insurance (other than self-insurance) maintained by Seller or its Affiliates, Seller shall promptly forward to Buyer the net insurance proceeds received in respect of such loss (net of costs and expenses incurred in pursuing the insurance claim).

(b)             For three (3) years after the Closing, with respect to any event which occurred, or conditions which were in existence, prior to the Closing Date or claims to the extent they relate to events which occurred, or conditions which were in existence, prior to the Closing Date, in each case, relating to the Business, Transferred Assets, Assumed Liabilities or Transferred Employees that would be covered by any of Seller’s or any of its Affiliates’ occurrence-based insurance policies (but not claims-made or occurrence-reported insurance policies, self-insurance or insurance provided by a captive insurance entity) (such policies, the “Available Insurance Policies” and such occurrences or claims, the “Coverage Claims”), Buyer, on behalf of itself and any of its Affiliates, may require Seller to submit claims and seek coverage for, and shall have the right to receive from Seller the net insurance proceeds received with respect to, such Coverage Claims under the Available Insurance Policies, subject to and to the extent permitted by the terms and conditions of such Available Insurance Policies; provided however, that (i) Buyer shall exclusively bear the amount of any “deductibles” associated with claims under such Available Insurance Policies; (ii) Buyer shall be solely responsible for preparing the notification to any and all insurance companies of such claims and complying with all policy terms and conditions for pursuit and collection of such claims (and Seller shall cooperate with Buyer to comply with such) and shall not, without the written consent of Seller, such consent not to be unreasonably withheld, amend, modify or waive any rights of Seller, any of its Affiliates or other insureds under any such insurance policies and programs; (iii) with respect to coverage claims or requests for benefits asserted by Buyer under the Available Insurance Policies, Seller shall have the right, but not the obligation, to associate with Buyer with respect to such claims, provided that Seller shall associate with Buyer with respect to such claims upon the request of Buyer, provided further that if Seller associates with Buyer with respect to any such claim, Buyer will control all decisions relating to such claim; (iv) Buyer shall be liable for any reasonable and out-of-pocket fees, costs or expenses incurred by Seller or any of its Affiliates and any increased premium (including any retroactive premium) paid by Seller pursuant to the Available Insurance Policies to the insurers or reinsurers thereunder to the extent relating to any coverage claims and (v) Buyer shall not assign any Available Insurance Policies or any rights or claims under the Available Insurance Policies.

(c)            Subject to this Section 7.03, nothing in this Agreement shall limit, waive or abrogate in any manner any rights of Seller to insurance coverage for any matter and Seller shall retain the exclusive right to control its Insurance Policies, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its Insurance Policies and to amend, modify or waive any rights under any such Insurance Policies. Seller shall not, and shall cause each of its Affiliates not to, exercise its rights under this Section 7.03(c) to limit or extinguish coverage for any Coverage Claims prior to the resolution of such Coverage Claims by judgment or settlement.

Section 7.04          Further Assurance Regarding Intellectual Property and Technology.

(a)            If, after the Closing Date, Seller or Buyer identifies any item of Seller Intellectual Property or Seller Technology or Business Intellectual Property or Business Technology that was (i) in the case of any item of Seller Intellectual Property or Seller Technology, (A) transferred by a Seller Party to Buyer or any Transferred Entity, or (B) owned by any Transferred Entity prior to the Closing Date and that was not transferred to a Seller Party prior to the Closing Date, or (ii) in the case of any item of Business Intellectual Property or Business Technology, retained by a Seller Party at Closing, Buyer or Seller, as applicable, shall, or shall cause the applicable Transferred Entity or Seller Party to, promptly transfer such Seller Intellectual Property or Seller Technology to Seller or its designated Subsidiary or such Business Intellectual Property or Business Technology to Buyer or its designated Transferred Entity, in each case, for no additional consideration.

(b)            Until such time that Buyer transfers such Seller Intellectual Property or Seller Technology to Seller or its designated Subsidiary, (i) Buyer shall hold such Seller Intellectual Property or Seller Technology in trust for Seller and subject to the obligations under Section 6.03 and Section 7.07, and (ii) Buyer hereby grants to Seller and its Subsidiaries (A) a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sub-licensable through multiple tiers and transferable right and license (or sub-license through multiple tiers, as the case may be) to fully use, practice and otherwise exploit such Seller Intellectual Property or Seller Technology Controlled (as such term is defined in the Intellectual Property License Agreement) by Buyer and (B) to the extent such Seller Intellectual Property or Seller Technology is not Controlled by Buyer, a covenant that Buyer and the Transferred Entities will not assert any claim of infringement, misappropriation or other violation of such Seller Intellectual Property or Seller Technology against Seller or any of its Subsidiaries solely with respect to the use, practice or other exploitation of such Seller Intellectual Property or Seller Technology in accordance with this Agreement or any applicable Transaction Agreement, in each case under clauses (i) and (ii), effective as of the Closing Date and solely for the duration commencing on the Closing Date and ending on the date when such Seller Intellectual Property or Seller Technology (as applicable) is transferred to Seller or its designated Subsidiary.

(c)            Until such time that Seller transfers such Business Intellectual Property or Business Technology to Buyer or its designated Transferred Entity or other Subsidiary, (i) Seller shall hold such Business Intellectual Property or Business Technology in trust for Buyer and subject to the obligations under Section 6.03, and (ii) Seller hereby, on behalf of itself and the other Seller Parties, grants to Buyer and the Transferred Entities and their Affiliates (A) a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sub-licensable through multiple tiers and transferable right and license (or sub-license through multiple tiers, as the case may be) to fully use, practice and otherwise exploit such Business Intellectual Property or Business Technology Controlled (as such term is defined in the Intellectual Property License Agreement) by such Seller Party and (B) to the extent such Business Intellectual Property or Business Technology is not Controlled by such Seller Party, a covenant that each Seller Party will not assert any claim of infringement, misappropriation or other violation of such Business Intellectual Property or Business Technology against Buyer or any of the Transferred Entities or any of their Affiliates solely with respect to the use, practice or other exploitation of such Business Intellectual Property or Business Technology in accordance with this Agreement or any applicable Transaction Agreement, in each case under clauses (i) and (ii), effective as of the Closing Date and solely for the duration commencing on the Closing Date and ending on the date when such Business Intellectual Property or Business Technology (as applicable) is transferred to Buyer or its designated Transferred Entity.

(d)            After the Closing, upon the request of Buyer, Seller shall, and shall cause its Affiliates to, assist Buyer with the recordation with any Government Authority of documents relating to the Buyer’s or its applicable Affiliate’s title or license to any of the Business Intellectual Property, including by providing or executing confirmatory assignments, confirmatory licenses and any other documentation as may be needed by any Government Authority to effect the recordation of Buyer’s or such Affiliate’s title or license to any of the Business Intellectual Property. Buyer shall bear all reasonable and out-of-pocket costs and expenses incurred by Seller or its Affiliates to provide the assistance described in this Section 7.04(d). To the extent that a Government Authority does not permit prosecution or maintenance of any item of the Business Intellectual Property (including any Registrable IP addressed under Section 6.08) other than by the owner of record, and if any item of the Business Intellectual Property is not yet recorded with the relevant Government Authority in the name of the Buyer or its applicable Affiliate as of the Closing, Seller shall, and shall cause its Affiliates to, hold such item in trust and shall take direction from Buyer as to all necessary prosecution or maintenance thereof. Buyer shall bear all reasonable and out-of-pocket costs and expenses incurred by Seller for such prosecution or maintenance.

(e)            After the Closing, upon the request of Seller, Buyer shall, and shall cause its Affiliates to, assist Seller with the recordation with any Government Authority of documents relating to the Seller’s or its applicable Affiliate’s title or license to any of the Seller Intellectual Property, including by providing or executing confirmatory assignments, confirmatory licenses and any other documentation as may be needed by any Government Authority to effect the recordation of Seller’s or such Affiliate’s title or license to any of the Seller Intellectual Property. Seller shall bear all reasonable and out-of-pocket costs and expenses incurred by Buyer or its Affiliates to provide the assistance described in this Section 7.04(e). To the extent that a Government Authority does not permit prosecution or maintenance of any item of the Seller Intellectual Property other than by the owner of record, and if any item of the Seller Intellectual Property is not yet recorded with the relevant Government Authority in the name of Seller or its applicable Affiliate as of the Closing, Buyer shall, and shall cause its Affiliates to, hold such item in trust and shall take direction from Seller as to all necessary prosecution or maintenance thereof. Seller shall bear all reasonable and out-of-pocket costs and expenses incurred by Buyer for such prosecution or maintenance.

(f)              From and after the Closing, Seller shall not, and shall cause its Subsidiaries to not, adopt, use, attempt to register or register any Trademarks (including as part of any company name, fictitious name, domain name or social media tag, handle or identifier) anywhere in the world that are identical to or contain, or that are confusingly similar to or a colorable imitation of, any of the Trademarks included in the Business Intellectual Property, including translations, transliterations or foreign equivalent thereof, on or in connection with any products or services.

Section 7.05           Further Assurances. From time to time following the Closing and subject to Section 7.04, Buyer and Seller shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be reasonably necessary or appropriate to make effective the Transactions as may be reasonably requested by the other Party (including (a) transferring back to Seller or its designated Subsidiary (or having Seller or its designated Subsidiary assume), without consideration therefor, (i) each Excluded Asset and each Excluded Liability transferred by a Seller Party to Buyer (directly or as an asset or Liability of any Transferred Entity) directly at the Closing and (ii) any Excluded Asset that is transferred or paid to Buyer or its Affiliates by a third party after the Closing and (b) transferring to Buyer or its designated Subsidiary (or having Buyer or its designated Subsidiary assume), without consideration therefor, (i) each Transferred Asset and each Assumed Liability that was not transferred by a Seller Party to Buyer (directly or as an asset or Liability of any Transferred Entity) directly at the Closing and (ii) any Transferred Asset that is transferred or paid to Seller or its Affiliates by a third party after the Closing); provided however, that, except for Buyer’s obligations to discharge an Assumed Liability and Seller’s obligations to discharge an Excluded Liability, nothing in this Section 7.05 shall require either Party or its Affiliates to pay money to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party following the Closing. In furtherance of the foregoing obligations, if, following the Closing, either Party, or any of its Affiliates receives (x) any invoices, bills or accounts payable from any third party with respect to any account payable that are (i) if received by Buyer or its Affiliates, account payables prior to the Closing Date, or (ii) if received by Seller or any of its Affiliates, account payables from and after the Closing Date, then such Party shall, within thirty (30) days after receipt of such demand, provide such demand to the other Party who shall be responsible for the settlement of such demand in full, or (y) any payments from any obligor with respect to an account receivable that are (i) if received by Buyer or its Affiliates, accounts receivable arising from the Business prior to the Closing Date (the “Retained Accounts Receivable”), or (ii) if received by Seller or any of its Affiliates, arising from the Business on or after the Closing Date (the “Assumed Accounts Receivable”), then such Party shall, within thirty (30) days after receipt of such payment, remit such payment in full to the other Party. The obligations of Buyer and Seller under Section 7.04 and this Section 7.05 shall survive for a period of five (5) years after the Closing Date.

Section 7.06           Local Transfer Agreements.

(a)            The Parties do not intend this Agreement to transfer title to any Transferred Assets, or to constitute the assumption of any Assumed Liabilities, in any jurisdiction in which such transfer or assumption is required by applicable Law to be made pursuant to a Local Transfer Agreement, and any such Transferred Assets or Assumed Liabilities, as applicable, shall only be transferred or assumed by the applicable Local Transfer Agreement (which Local Transfer Agreement shall be subject to the terms of this Agreement and otherwise without representation or warranty of any kind or nature or any covenant or recourse following the closing of such transfer). Each Local Transfer Agreement shall be in a form reasonably acceptable to each of Buyer and Seller, including with respect to (i) the deletion of provisions which are inapplicable to such Seller Party or Buyer (or its designated Affiliate) party to the applicable Local Transfer Agreement or to the Transferred Assets and the Assumed Liabilities covered by such agreement, (ii) such changes as may be necessary to satisfy the requirements of applicable local Law, and (iii) such other changes as may be reasonably agreed by Seller and Buyer. The Local Transfer Agreements shall serve solely to effect the legal transfer of the applicable Transferred Equity Interests or Transferred Assets, or the assumption of any Assumed Liabilities in the applicable jurisdictions, and, for the avoidance of doubt, the Local Transfer Agreements shall not have any effect on the value being given or received by the Seller Parties or Buyer or the remedies or claims of any Party, including the allocation of assets and Liabilities as between them, all of which shall be determined solely in accordance with this Agreement.

(b)            Without limiting the generality of Section 7.06(a), to the extent that the provisions of a Local Transfer Agreement are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement (or do not fully give effect to the provisions of this Agreement with respect to the transfer of the Transferred Assets or the assumption of Assumed Liabilities): (i) the provisions of this Agreement shall prevail; and (ii) so far as permissible under applicable Law of the relevant jurisdiction, the Seller Parties and Buyer shall cause the provisions of the relevant Local Transfer Agreement to be amended to the extent necessary to give effect to the provisions of this Section 7.06.

(c)            Each Party hereto shall not, and shall cause its respective Affiliates not to, bring any Claim (including for breach of any warranty, representation, undertaking, covenant or indemnity relating to the Transactions) against the other Party or any of its Affiliates in respect of or based upon any of the Local Transfer Agreements, except to the extent necessary to enforce the transfer of title of the Transferred Equity Interests, Transferred Assets or the assumption of Assumed Liabilities sold or assigned to Buyer hereunder in a manner consistent with the terms of this Agreement. All such Claims (except as referred to above) shall be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, and no Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any of the Local Transfer Agreements (but without prejudice to the establishment of the existence of the Claim hereunder) to the extent inconsistent with this Agreement. To the extent that a Party does bring such a Claim (except as referred to above), that Party shall indemnify the other Party (or that other Party’s relevant Affiliates) against all Losses which it or they may suffer through or arising from the bringing of such Claim against it or them.

Section 7.07           Non-Solicitation of Employee; Non-Competition.

(a)            For a period beginning on the Closing Date and ending on the date that is eighteen (18) months after the Closing Date (the “Non-Solicitation Period”), Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment, hire, employ or otherwise solicit or contract for the provision of services to Seller or any of its Affiliates, or induce to leave employment with Buyer or any of its Affiliates, any Person who is a Transferred Employee; provided that the foregoing shall not prohibit (i) making general solicitations through a public medium or general or mass mailing by Seller or its Affiliates that is not directly or indirectly targeted at such Transferred Employees or the hiring or employment of such Transferred Employees solely as a result of the general solicitation in accordance with this clause (i), (ii) the solicitation, hiring or otherwise employing, of any such Transferred Employees from and after six (6) months after his or her resignation from Buyer or the Business, or (iii) the solicitation, hiring or employment of such Transferred Employee if such Transferred Employee is terminated by Buyer or the Business.

(b)            Until the third (3rd) anniversary of the Closing Date in the European Economic Area and United Kingdom, and until the fifth (5th) anniversary of the Closing Date elsewhere globally (or, if not enforceable for such period in any jurisdiction under the applicable Laws of such jurisdiction, for such shorter period as will be enforceable in such country under any applicable Law) (such applicable period, the “Non-Compete Period”), Seller shall, and shall cause its Affiliates to, refrain from, either alone or in conjunction with any other Person, directly or indirectly, including through its present or future Affiliates, (i) owning, operating, managing, controlling, or investing or engaging in a Competitive Business or (ii) otherwise knowingly lend assistance (financial or otherwise) to enable any Person to participate or engage in a Competitive Business. As used herein, “Competitive Business” means the business of, or the conduct of any activities or services with respect to researching, developing, manufacturing, producing, packaging, labeling, storing, using, transporting, shipping, importing, exporting, registering, modifying, improving, formulating, testing, marketing, selling, offering for sale, commercializing, distributing or exploiting any molecule, compound, composition, process, material, product or product candidate, or the providing of services (including technological services) with respect to the Aqua Health Field anywhere in the world. Notwithstanding the foregoing, none of Seller and its Affiliates shall be restricted from (i) the purchase, sales or distribution of inventories or products that are Excluded Assets in the ordinary course of business consistent with past practice outside of the Aqua Health Field or the performance of any of Seller’s or its Affiliates’ obligations under and in accordance with the Transaction Agreements, and (ii) conducting any broad cross-species screens and early research related thereto other than as such activities are specific to the Aqua Health Field; provided further that, notwithstanding the foregoing, conducting any in vivo testing or studies with respect to the Aqua Health Field shall be activities included in the definition of “Competitive Business”.

(c)            Nothing in Section 7.07(b) shall restrict (i) Seller or any of its Affiliates from acquiring or owning any securities of any Person to the extent such acquisitions or ownership are for passive investment purposes only and do not result in Seller or any of its Affiliates owning in the aggregate three percent (3%) or more of all issued and outstanding capital stock or other equity interests of such Person on a fully-diluted basis at the time of the acquisition, (ii) Seller or any of its Affiliates from owning any interest in any Person that it owns as of immediately prior to the Closing provided that Seller and its Affiliates otherwise comply with Section 7.07(b), (iii) Seller or any of its Affiliates from acquiring (through merger, stock purchase, purchase of assets or otherwise) any Person or business engaged in any Competitive Business so long as (A) the principal purpose of such acquisition is not to engage in a Competitive Business, (B) the acquired Person or business is not primarily engaged in a Competitive Business, and (C) Seller or its applicable Affiliate either causes such Person or business to halt the conduct of any Competitive Business, or enters into a definitive agreement to divest such Competitive Business, within nine (9) months after the acquisition thereof; or (iv) the activities of any Person (or any of its Affiliates) who engages in a business combination transaction resulting in the acquisition (by merger, tender offer, purchase or otherwise) of any capital stock or assets of Seller or any of its Affiliates, and who, prior to entering into or commencing such business combination transaction, is not an Affiliate of Seller.

(d)            The Parties recognize that the Laws and public policies of the various states of the U.S. and the other jurisdictions throughout the rest of the world may differ as to the validity and enforceability of covenants similar to those set forth in this Section 7.07. It is the intention of the Parties that the provisions of this Section 7.07 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 7.07 shall not render unenforceable, or impair, the remainder of the provisions of this Section 7.07 or any other provision in this Agreement. Accordingly, if any provision of this Section 7.07 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction. Notwithstanding anything to the contrary, Section 7.07(a) shall be of no force and effect after the expiration of the Non-Solicitation Period, and Sections 7.07(b) and 7.07(c) shall be of no force and effect after the expiration of the Non-Compete Period; provided that Seller shall not be relieved of any liabilities with respect to a breach any of the applicable provisions in Section 7.07 prior to the expiration of the Non-Solicitation Period or Non-Compete Period, as applicable.

Section 7.08            Litigation Support. For a period of five (5) years following the Closing Date, if and for so long as either Party is actively contesting or defending against any Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the Products or the Product Candidates, Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, will reasonably cooperate with each other in the defense, appeal or settlement of any such Action for which the other Party has responsibility under this Agreement by providing, subject to applicable Law, the other Party and such other Party’s legal counsel and other designated Persons access to employees, records, documents, data, facilities and other information regarding the Business, the Products and the Product Candidates to the extent maintained or under the possession or control of the requested Party and not in possession or control of the requesting Party. The requesting Party shall reimburse the other Party for its reasonable out-of-pocket expenses paid to third parties in performing its obligations under this Section 7.08. Notwithstanding the foregoing, (a) this Section 7.08 shall not apply to any Action in which Buyer or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, are opposing parties and (b) nothing contained in this Section 7.08 shall obligate Buyer, Seller or any of their respective Affiliates to (i) waive any established legal privileges (including the attorney-client privilege) held by such Person, (ii) breach confidentiality obligation to which it is bound (whether such duty arises contractually, statutorily or otherwise) or any contract or agreement with any other Person or (iii) violate any applicable Law or Order (provided that, in any case in this clause (b), Buyer, Seller or their respective Affiliates, as the case may be, shall use its or their respective reasonable best efforts to obtain any required consents and take such other reasonable action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney-client privilege) to enable such Persons to satisfy their obligations under this Section 7.08). All information received pursuant to this Section 7.08 will be subject to Section 6.03.

Section 7.09           Delivery of Data.

(a)            Within two (2) Business Days of the Agreement Date, Seller shall permit Buyer to download the complete contents, as of the Agreement Date, of the Data Room.  On the Closing Date, Seller shall permit Buyer to download the complete contents, as of the Closing Date, of the Data Room.  The Parties agree that any materials downloaded by Buyer pursuant to this Section 7.09 shall be subject to the terms and provisions of the Confidentiality Agreement and Section 6.03.

(b)            As soon as practicable and in any event within forty-five (45) days following the Closing Date, and subject to the Transition Services Agreement, the applicable Seller Parties shall transfer to Buyer the Product Authorization Data described in Section 2.01(a)(iv) in formats reasonably acceptable to Buyer. Notwithstanding anything to the contrary, but subject to Section 6.03, Seller may retain copies of all such Product Authorization Data solely to the extent necessary to perform its obligations under the Transition Services Agreement and for regulatory, tax, accounting, audit, insurance or litigation purposes or as otherwise required by Law.

Section 7.10           Termination of Intercompany Obligations. Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to take such action and make such payments as may be necessary so that, as of the Closing, there shall be no obligations (other than (a) pursuant to the Transaction Agreements and (b) any Intercompany Obligations exclusively between or among the Transferred Entities) between the Business or any Transferred Entity, on the one hand, and the Seller Parties (other than the Transferred Entities), on the other hand, without any continuing Liability of or further recourse to Buyer or any of its Affiliates, the Business, or any Transferred Entity, on the one hand, or Seller or any of its Affiliates, on the other hand. Nothing in this Section 7.10 shall require Seller or any of its Affiliates to terminate or cancel any obligation exclusively between or among Transferred Entities.

Section 7.11            No Third Party Discussions. During the Pre-Closing Period, Seller shall not, and shall cause its Affiliates and instruct its Representatives not to, directly or indirectly, (a) engage in any discussions or negotiations with, provide information to, or enter into any confidentiality agreement or other agreement or transaction with, any Person relating to a Third Party Transaction Proposal or (b) solicit, encourage or take any other action that could reasonably be expected to facilitate any proposal relating to a Third Party Transaction Proposal. Following the Agreement Date, Seller shall, and shall cause its Affiliates and instruct its Representatives to, immediately terminate any such current negotiations and contacts with any Person regarding any Third Party Transaction Proposal, and promptly after the Agreement Date request the prompt return or destruction of all confidential information previously furnished to such Person(s) within the last twelve (12) months for the purpose of evaluating a Third Party Transaction Proposal. If Seller or any of its Affiliates or Representatives receive any Third Party Transaction Proposal, Seller shall promptly notify Buyer of the existence of such proposal. Without limitation of the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 7.11 by any of Seller’s Affiliates shall be deemed a breach of this Section 7.11 by Seller. Notwithstanding the foregoing, this Section 7.11 shall not impair Seller’s ability to discuss with its shareholders or any proxy advisory firms or enter into any settlement discussions or settlement agreements with any shareholder (including any “activist investor”); provided such discussions or agreements do not involve or relate to any Third Party Transaction Proposal.

Section 7.12            Wrong Pockets. Without limitation of Buyer’s indemnification rights under this Agreement, if, following the Closing, and until the date that is eighteen (18) months after the Closing Date, Buyer, the Seller Parties or any of their respective Affiliates becomes aware that any of the representations or warranties of Seller contained in Section 4.17, Section 4.25 or the second and third sentences of Section 4.08(b) as of the Closing Date were breached or inaccurate in any material respect as of the Closing Date due to a failure of the Transferred Assets including any asset, property, right or contract directly or indirectly owned, licensed, used or held for use by or on behalf of Seller or any of its Affiliates or designees (any such asset, property, right or contract, an “Omitted Asset”), such Party shall promptly notify the other Party in writing and Seller shall, and shall cause its applicable Affiliates to, as soon as reasonably practicable and at no additional cost to Buyer or any of its Affiliates, convey, assign, transfer and deliver to Buyer, and the Buyer shall, and shall cause its applicable Affiliates to, accept the transfer of such Omitted Asset, subject to any necessary prior Consent of or notice to any third party. Following the transfer of any Omitted Assets, such Omitted Assets shall be deemed “Transferred Assets” for all purposes of this Agreement.

Section 7.13            License under Commingled Marketing Materials. Seller hereby grants to Buyer and its Affiliates, the right to use, and a non-exclusive, perpetual, sublicensable (through multiple tiers), fully paid up and royalty free right and license in and to any copyrights (that are not Business Intellectual Property) in, the Commingled Marketing Materials (including all content and information contained therein) for any purpose whatsoever, including in connection with the distribution, advertising, promotion, marketing, offer for sale, sale, or other exploitation of Products or Product Candidates (including any improvements, modifications or line extensions of, or any products or product candidates containing, any Products or Product Candidates) in the Aqua Health Field, which right and license shall include the right to modify, reproduce, distribute, translate, publish, display, perform, create (and own) derivative works based on, and otherwise use such Commingled Marketing Materials and all copyrights in such Commingled Marketing Materials in connection therewith; provided that use of any and all Seller Names and Seller Marks included in the Commingled Marketing Materials shall be subject to the Transitional Trademark License Agreement; provided, further, that such right and license shall expire on the date that is three (3) years following the Closing Date.

Section 7.14           Commingled Records. Following the Closing and until the third anniversary of the Closing Date, and subject to the terms and conditions of this Agreement, including Section 7.07, (a) each of Seller, Buyer and their respective Affiliates shall have the right to use the Shared Commingled Information for any reasonable business purpose, (b) each of Seller and Buyer (in such capacity, the “Disclosing Party”) shall, upon the reasonable request of the other Party (in such capacity, the “Requesting Party”), and to the extent reasonably required by the Requesting Party for any reasonable business purpose, grant the Requesting Party reasonable access to the portions of the Commingled Records held by the Disclosing Party that contain Shared Commingled Information (in the case of either Party), Buyer Commingled Information (in the case of Buyer) or Seller Commingled Information (in the case of Seller) and each Requesting Party and its Affiliates shall have the right to use such portions of the Commingled Records that contain Shared Commingled Information (in the case of either Party), Buyer Commingled Information (in the case of Buyer) or Seller Commingled Information (in the case of Seller) for any reasonable business purpose, and in furtherance thereof and to the extent necessary, grants each such Requesting Party and its Affiliates a non-exclusive, perpetual, sublicensable (through multiple tiers), fully paid up and royalty free right and license in and to any copyrights therein; provided that the Disclosing Party shall not be required to provide such access to the Commingled Records to the extent such access would violate any applicable Law; provided further that notwithstanding the preceding proviso, such Disclosing Party shall act in good faith to develop a substitute arrangement for providing such access to the Commingled Records in a manner that does not violate applicable Law; and (c) except as necessary to ensure compliance with any applicable Law and subject to any applicable privilege (including the attorney-client privilege) and contractual confidentiality obligations, the Disclosing Party shall, upon reasonable request of the Requesting Party, and to the extent reasonably required by the Requesting Party in connection with (i) any pending Action (including any Action before the United States Patent and Trademark Office and any successor agency thereto, or the equivalent entity in other jurisdictions) or (ii) complying with requirements of any Government Authority, grant the Requesting Party reasonable access to the Commingled Records held by the Disclosing Party that contain Shared Commingled Information (in the case of either Party), Buyer Commingled Information (in the case of Seller) or Seller Commingled Information (in the case of Buyer). Any such access shall be provided electronically or in person at a location determined by the Disclosing Party and at times agreed upon by Seller and Buyer, and shall be subject to Section 6.03. In the event that a Requesting Party exercises its right hereunder to access Commingled Records held by the Disclosing Party, the Requesting Party shall assume all Liability for any disclosure or use of any Shared Commingled Information (in the case of either Party), Seller Commingled Information (in the case of Buyer) or Buyer Commingled Information (in the case of Seller), contained therein and any and all Loss, destruction or alteration of such Commingled Records arising from the use or possession of such Commingled Records by the Requesting Party or its Affiliates or Representatives. This Section 7.14 shall not provide any Party or any of their respective Affiliates or Representatives with any rights to use or disclose any information contained within any Commingled Records not otherwise retained or obtained pursuant to this Agreement.

Section 7.15           Returned Products; Rebates.

(a)            Subject to the terms and conditions of the Transition Services Agreement, Buyer shall be financially responsible for return reimbursement for all Products arising from customer invoices that are Assumed Accounts Receivable and Seller shall be financially responsible for return reimbursement for all Products arising from customer invoices that are Retained Accounts Receivable. Each Party shall process returns in accordance with the Party’s then current returned goods policy. In furtherance of the foregoing, the Parties shall cooperate in good faith to process all returns and effect all return reimbursements.

(b)            Seller shall be financially responsible for all commercial rebates with respect to Products sold by Seller or its Affiliates prior to the Closing Date. Buyer shall be financially responsible for all commercial rebates with respect to Products sold by Buyer or its Affiliates on or after the Closing Date. The Parties shall cooperate in good faith to effect all commercial rebates.

Section 7.16           License to Sentinel Product Data Seller hereby grants to Buyer and its Affiliates, an exclusive, fully paid, royalty-free and transferable and assignable license and right of reference (with the right to grant sublicenses and further rights of reference) to any Data (including veterinary clinical trial or study Data and raw Data), information, reports or studies, summaries, files, dossiers and all technical and other information contained therein, together with all amendments, supplements, and renewals thereto, relating to Seller’s Sentinel product (whether or not authorized by a Product Authorization), its excipients, active ingredients, and packaging materials, and facilities that manufacture or distribute such Sentinel product, excipients, active ingredients, and packaging materials, and the dossiers underlying the facility license for such facilities (including its metabolites, impurities and degradates) for use exclusively with respect to lufenuron in support of the Product Authorizations for any Product.

Article VIII

Employee Matters

Section 8.01           Works Council Processes. During the Pre-Closing Period, each Party shall, and shall cause its Affiliates to, use their respective reasonable best efforts to cooperate in connection with any notification to, or any consultation with, employees of the Seller Parties who might be affected by the Transaction and such employees’ Employee Representative Bodies and labor boards concerning the Transactions, whether required by applicable Law or otherwise undertaken in good faith by the Seller Parties. Buyer shall timely provide the relevant Seller Parties any information required by Law or reasonably requested by Seller relating to Buyer and its plans for the Transferred Employees in connection with any such notification or consultation.

Section 8.02          Continuation of Employment.

(a)            No later than ten (10) days after the Agreement Date and subject to Section 6.02(b), Seller shall provide to Buyer any information as Buyer may reasonably request to enable Buyer to extend offers of employment or engagement, as applicable, in accordance with Section 8.02(b), including any salary, compensation or position changes that have occurred or will occur as part of ordinary course annual employee processes in 2024; provided that Seller shall provide to Buyer applicable merit information no later than February 29, 2024.

(b)            The Parties intend that there shall be continuity of employment or service with respect to all Business Employees and Business Contractors as follows (and intend that this Section 8.02 be interpreted and administered in accordance with applicable Law, in a manner to effect such intent): (i) where the employment of the Business Employees transfers pursuant to the Transfer Regulations, the employment of the Business Employees shall not be terminated upon the Closing and the rights, powers, duties, Liabilities and obligations of the Seller Parties to or in respect of such Business Employees in respect of any contract of employment with such Business Employees in force immediately before the Closing shall be transferred to Buyer and/or one of its Affiliates in accordance with applicable Law; and (ii) for any Business Employee whose employment does not automatically transfer to Buyer pursuant to clause (i) hereof or any Business Contractor, Buyer shall (subject to satisfactory completion of Buyer’s customary screening processes and Buyer’s timely receipt of the information requested pursuant to Section 8.02(a)) within sixty (60) days following the Agreement Date offer (in each case, as applicable) employment or engagement to each such Business Employee or Business Contractor commencing on the Closing Date on the Current Employment Terms or Current Service Terms. For the avoidance of doubt, the obligation to make an offer to any Business Contractor who is engaged or employed via an entity may be satisfied by the assumption by Buyer of the Assumed Contract to which such entity is a party, subject to Section 2.02). The Parties may agree, on a country-by-country basis, to replace the offers of employment provided for in clause (ii) above by tri-partite transfer agreements to be signed by the applicable Seller Party currently employing the relevant Business Employee, Buyer (or any Affiliate of Buyer) and the Business Employee to effectuate the transfer of the relevant Business Employee to Buyer pursuant to the terms and conditions set forth in this Section 8.02(b), and Buyer and Seller shall cooperate in good faith in this regard. In relation to Business Employees or Delayed Transfer Employees whose employments transfer pursuant to the Transfer Regulations or applicable Law, Seller and its Affiliates shall indemnify the Buyer Indemnified Parties for any Liabilities relating to those Business Employees or Delayed Transfer Employees which were incurred or accrued in or relate to the period prior to the time of transfer of employment pursuant to the Transfer Regulations or applicable Law.

(c)            Each Business Employee (i) who accepts an offer of employment with Buyer under Section 8.02(b), (ii) whose employment automatically transfers to Buyer or any of its Affiliates under applicable Law or (iii) who enters into a tri-partite transfer agreement, in each case in accordance with this Section 8.02, shall be a “Transferred Employee” for purposes of this Agreement upon the Closing Date, subject to applicable Law or Labor Obligation; provided that no Business Employee shall be a Transferred Employee where such Business Employee’s objections to the transfer to Buyer or its applicable Affiliate in accordance with applicable Law or Labor Obligation validly prevents the transfer of such Business Employee to Buyer or its applicable Affiliate. Each Business Contractor who accepts an offer of engagement shall be a “Transferred Contractor”. The employment of each Transferred Employee or service of each Transferred Contractor shall be deemed to transfer from the Seller Parties to Buyer as of the Closing Date in the jurisdiction in which such employee is employed (such date, the “Transfer Date”). Buyer agrees to use commercially reasonable efforts to keep the Transferred Employees employed for at least one (1) year following the Closing Date (but, for the avoidance of doubt, nothing shall prevent Buyer from terminating the employment of a Transferred Employee for “cause” during such period).

(d)            Notwithstanding anything set forth in Section 8.02(b) to the contrary, each Delayed Transfer Employee (as defined in this Section 8.02(d)) who has a legal or contractual right to return to employment with the Seller Parties shall become a “Transferred Employee” effective as of the date on which such Delayed Transfer Employee is eligible to return to active service; provided that such Delayed Transfer Employee returns to active service within nine (9) months (or such longer period as permitted by the applicable Law) following the Transfer Date that otherwise would have been applicable to such Delayed Transfer Employee and such Delayed Transfer Employee accepts an offer of employment with or otherwise transfers by applicable Law to Buyer or an Affiliate of Buyer; and provided further, that all references in this Agreement to events that take place with respect to Business Employees as of the respective Transfer Date applicable to such Business Employee shall take place with respect to any Delayed Transfer Employee as of such Delayed Transfer Employee’s commencement of employment with Buyer or one of its Affiliates. For purposes of this Agreement, “Delayed Transfer Employee” means a Business Employee on military, medical or other leave of absence (other than vacation and sick leave, and whether paid or unpaid) approved by the applicable Seller Party as of the respective Transfer Date that otherwise would have been applicable to such Delayed Transfer Employee.

Section 8.03            Terms and Conditions of Employment/Service

(a)            Starting at the time an employee becomes a Transferred Employee or Transferred Contractor and ending on the date that is one (1) year following the Closing Date, or any longer period as required under applicable Law or Labor Obligation, Buyer shall, or shall cause one of its Affiliates to, (x) provide each Transferred Employee with (i) a base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate provided to the Transferred Employee immediately prior to the Closing, (ii) cash bonus opportunities that are, in each case, at least equal to such cash bonus opportunities (excluding any retention bonus) provided to the Transferred Employee immediately prior to the Closing, (iii) a termination or severance pay plan, program or practice that is substantially comparable to the plan, program or practice in effect immediately prior to the Closing Date, (iv) other employee benefits that are substantially comparable in the aggregate (including pension, retirement, health, welfare, fringe and other employee benefits) (the “Buyer Plans”) to employee benefits (other than defined benefit pension benefits, equity-based benefits or compensation arrangements, and retiree medical or other retiree welfare benefits) provided to the Transferred Employee immediately prior to the Closing, (v) the same work location (or such other work location no more than a thirty-five (35) kilometer driving distance from the current work location) applicable to such Transferred Employee with Seller and its Affiliates immediately prior to the Closing Date, and (vi) the same or substantially similar position (determined without regard to reporting relationships) and will use commercially reasonable efforts to effect the continued sponsorship of existing visas applicable to any Transferred Employee immediately prior to the Closing Date; provided however, and, for the avoidance of doubt, (A) that, subject to compliance with clauses (i) through (vi) of this Section, nothing in this Agreement shall require Buyer to maintain the same job title or level of any Transferred Employee and (B) all Business Employees who transfer pursuant to the Transfer Regulations will, subject to the provisions in this Agreement, and any exceptions or requirements under applicable Law, remain entitled, only to the extent required by Law, to their employment terms applicable immediately prior to Closing, with continuity of service preserved for all purposes (the terms in this Section 8.03(b)(x) being the “Current Employment Terms”) and (y) provide each Transferred Contractor with the Current Service Terms. For the avoidance of doubt, any retention bonuses awarded to Business Employees by any Seller Party prior to Closing shall be paid by Seller and Seller Parties.

(b)            Buyer shall assume, indemnify, defend and hold harmless the Seller Parties against, and reimburse the Seller Parties for all Liabilities to provide any termination or severance payments required to be paid, including cash severance, benefits, which become payable due to the termination of the employment relationship or other termination or severance amounts, under any applicable Law, Labor Obligation or Business Employee Plan (including any employment agreement or offer letter) to any Business Employee or Business Contractor who is not offered employment or engagement by Buyer or one of its Affiliates in compliance with Section 8.02 and Section 8.03(a). In the event that Buyer or one of its Affiliates enters into a settlement or release agreement with any Transferred Employee within one (1) year following the Closing in relation to such Transferred Employee’s termination of employment, such agreement shall provide (to the extent permissible under applicable Law) that the Seller Indemnified Parties are released from any applicable claims to the same extent as Buyer.

Section 8.04          Failure to Transfer/Unintended Employee Transfers.

(a)            Except as set forth on Schedule 8.04, if any contract of employment of any Business Employee who was intended to be a Transferred Employee and whose employment is found to have continued with Seller or its Affiliates after such Business Employee’s intended transfer date, the Parties agree that: (i) Buyer or its Affiliates, within fourteen (14) days of discovering or being notified of such a finding, shall notify the Seller of such finding and make to that Business Employee an offer in writing to employ him or her under a new contract of employment with Buyer or its Affiliates on terms which comply with the Buyer’s obligations to Transferred Employees under Section 8.03(a) and 8.06, to take effect as soon as reasonably permissible under applicable Law and Labor Obligations; and (ii) upon the offer of employment being accepted by the relevant Business Employee, or on the expiry of the fourteen (14)-day period from the date of discovery or notification of such finding, Seller or its Affiliates shall give any notice of termination required by contract, applicable Law or Labor Obligation to the applicable Business Employee, subject to any waiver of such notice agreed with such Business Employee.

(b)            If any contract of employment of any employee (other than a Business Employee) who at any time is, was or may become employed or otherwise engaged by Seller or any of its Affiliates and whose employment is found to have wrongfully transferred to Buyer or any of its Affiliates in connection with the Transactions, the Parties agree that: (i) Seller or its Affiliates, within fourteen (14) days of discovering or being notified such a finding, shall notify the Buyer of such finding and make to that person an offer in writing to employ him or her under a new contract of employment with Seller or its Affiliates on the same terms of employment that existed immediately before the Closing Date to take effect as soon as permissible under applicable Law and Labor Obligations; and (ii) upon the offer of employment being accepted by the relevant employee, or on the expiry of the fourteen (14)-day period from the date of discovery or notification of such a or finding, Buyer or its Affiliates shall give any notice of termination required by contract, applicable Law or Labor Obligation to the applicable employee, subject to any waiver of such notice agreed with such employee.

Section 8.05            Assumed Employee Liabilities. Buyer shall, as of the Closing Date, assume all Liabilities of or in relation to each Transferred Employee or Transferred Contractor (other than any Employee Liabilities) relating to periods after the time of transfer of employment of any Transferred Employee or service of any Transferred Contractor to Buyer or its Affiliates. Seller shall retain responsibility for all Liabilities of or in relation to each Transferred Employee or Transferred Contractor relating to or accrued in periods prior to the time of transfer of employment of any Transferred Employee or service of any Transferred Contractor to Buyer or its Affiliates, including:

(a)             under medical, life insurance and long-term disability plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employee or his or her covered dependents prior to the Transfer Date (such claims to be read in junction with Section 13.01(k));

(b)             for reimbursements of business expenses incurred by the Transferred Employees or Transferred Contractors prior to the Transfer Date; and

(c)             for any unpaid salary or other fully accrued and earned compensation or benefits for services performed for the Seller Parties prior to the Closing.

Section 8.06            Service Credit. For purposes of eligibility and vesting (but not benefit accrual or eligibility for defined benefit pension plans and retiree medical and welfare plans) under Buyer Plans, (a) Buyer shall recognize each Transferred Employee’s seniority date with Seller or the applicable Seller Party (or their predecessors) under its employee benefit programs (where such seniority date is relevant) consistent with Buyer’s treatment of employees generally, and (b)  each Transferred Employee shall be credited with his or her years of service with Seller or the applicable Seller Party (or their predecessors) to the same extent that such Transferred Employee was entitled to credit for such service under any similar Business Employee Plan of Seller or the applicable Seller Party in which such Transferred Employee participated or was eligible to participate immediately prior to the Closing Date (such plans, collectively, the “Old Plans”); provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Buyer shall use reasonable best efforts to cause for purposes of each Buyer Plan providing medical, dental, disability, pharmaceutical and/or vision benefits to any such Transferred Employee, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan to be waived for such Transferred Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plan. Buyer shall use reasonable best efforts to cause any eligible expenses incurred and paid by any Transferred Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Transferred Employee’s participation in the corresponding Buyer Plan begins to be taken into account under such Buyer Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year.

Section 8.07            Transfer to Buyer Plans As of the Effective Time, the Transferred Employees shall cease to accrue further benefits under any Business Employee Plans and shall commence participation in Buyer Plans as soon as reasonably practicable. Where any Transferred Employee participates in any Business Employee Plan that is a defined contribution pension plan, the Parties agree that Buyer shall enroll each such Transferred Employee as of, or as soon as reasonably practicable after, the Effective Time, in an existing or newly established Buyer Plan that is a defined contribution pension plan or reasonably equivalent retirement or other plan to provide pension or retirement benefits to such Transferred Employee.

Section 8.08            No Third Party Beneficiaries. Nothing in this Article VIII or any other provision of this Agreement, whether express or implied, is intended to, or shall: (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of applicable Law or otherwise be treated as an amendment or modification of any Business Employee Plan or other benefit plan, agreement or arrangement; (ii) limit the right of Seller, Buyer or any of their respective Affiliates to amend, terminate or otherwise modify any Business Employee Plan, Buyer Plan or other benefit plan, agreement or arrangement; or (iii) create any third-party beneficiary or other right (x) in any Person, including any current or former employee of the Seller Parties, any participant in any Business Employee Plan or other benefit plan, agreement or arrangement (or any dependent or beneficiary thereof) or (y) to employment or continued employment for any period of time or particular term or condition of employment.

Article IX

Tax Matters

Section 9.01            Straddle Periods. For all purposes under this Agreement, including, for the avoidance of doubt, Section 2.01, in the case of any Tax period that begins on or before and ends after the Closing Date (a “Straddle Period”), all Taxes and Tax liabilities with respect to the income or operations of the Business or the ownership of the Transferred Assets (or any Tax refund or amount credited against any Tax) that are allocable to the portion of the Straddle Period ending at the end of the Closing Date will be: (a) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts, payroll, sales or any specific transaction or event, the amount of such Taxes (or Tax refund or amount credited against Tax) for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the end of the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (b) in the case of income, sales and use and withholding Taxes, determined as though the taxable year of the Business terminated at the end of the Closing Date.

Section 9.02            Post-Closing Actions. Except as otherwise required by applicable law, Buyer shall not, and shall not permit any of its Affiliates to, with respect to the Transferred Assets or any Transferred Entity, take any action on the Closing Date, after the Closing outside the ordinary course of business (other than as expressly contemplated by any of the Transaction Agreements).

Section 9.03           Transfer Taxes and VAT.

(a)            Notwithstanding anything to the contrary in this Agreement, Transfer Taxes imposed or arising with respect to the sale and purchase hereunder of Transferred Assets shall be economically borne fifty percent (50%) by the Buyer on the one hand, and fifty percent (50%) by the Seller Parties on the other hand. The Party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other Party’s cooperation, and file such Tax Return and pay all Taxes reflected on every such Tax Return, and the other Party shall promptly reimburse the Party required by Law to file such Tax Return for its share of any Transfer Taxes, as determined under this Section 9.03, paid by it in connection with the filing of such Tax Return; provided however, that for the first one hundred eighty (180) days following the Closing Date, three (3) Business Days following the end of every calendar month following the Closing Date, (i) the reimbursement payments owed by the Seller Parties to the Buyer with respect to Transfer Taxes paid by the Buyer in accordance with this Section 9.03 during such calendar month shall be aggregated, (ii) the reimbursement payments owed by the Buyer to the Seller Parties with respect to Transfer Taxes paid by the Seller Parties in accordance with this Section 9.03 shall be aggregated, and (iii) (A) if the amount determined pursuant to clause (i) is greater than the amount determined pursuant to clause (ii), the Seller Parties shall promptly reimburse the Buyer for the amount of such excess, and only for the amount of such excess, and the Buyer shall make no reimbursement payment to the Seller Parties in respect of such calendar month, (B) if the amount determined pursuant to clause (ii) is greater than the amount determined pursuant to clause (i), Buyer shall promptly reimburse the Seller Parties for the amount of such excess, and only for the amount of such excess, and the Seller Parties shall make no reimbursement payment to Buyer in respect of such calendar month or (C) if the amount determined pursuant to clause (i) is equal to the amount determined pursuant to clause (ii) neither Party shall make a reimbursement payment to the other Party; provided further, that on the Closing Date reimbursement payments with respect to any Transfer Taxes paid prior to the Closing Date shall be made in accordance with the previous proviso on the Closing Date.

(b)            The Purchase Price, the Assumed Liabilities and all other consideration under this Agreement in respect of the sale of the Transferred Assets, other than the Termination Fee, are exclusive of any applicable VAT. To the extent in each case that (i) VAT is or becomes chargeable in respect of the sale of the Transferred Assets, the Assumed Liabilities or any other consideration or any part thereof under this Agreement, (ii) such VAT is owed by the respective Seller Party to the Taxing Authority and (iii) such VAT is recoverable (whether by credit or repayment) in full by Buyer or the representative member of any VAT group of which Buyer or the relevant Affiliate of Buyer is a member, Buyer (or such Affiliate, if applicable) shall, against delivery of a valid VAT invoice (or equivalent, if any, as required by applicable Law), in addition to any other amount expressed in this Agreement to be payable by Buyer, pay or cause to be paid to the applicable Seller Party the full amount of any VAT so charged. If and to the extent (A) VAT due in respect of the sale of the Transferred Assets (or part thereof) under this Agreement is owed by Buyer (or an Affiliate of Buyer, as applicable) to the Taxing Authority (reverse charge) and (B) such VAT is recoverable (whether by credit or repayment) in full by Buyer or the representative member of any VAT Group of which Buyer or the relevant Affiliate of Buyer is a member, Buyer, such Affiliate or such representative member shall report such VAT to the relevant Taxing Authority, and the applicable Seller Party shall issue an appropriate invoice, in each case as required by applicable Law. To the extent any invoice is not initially issued in an appropriate form or otherwise not in line with applicable Law as determined by Buyer, acting reasonably and in good faith, the Parties shall cooperate to provide such information or assistance as may be necessary to enable the issuance of such invoice consistent with VAT requirements. For the avoidance of doubt, to the extent that any VAT cannot be recovered in its entirety or in part (whether by credit or repayment) by Buyer or the representative member of any VAT group of which Buyer or the relevant Affiliate of Buyer is a member (whether such irrecoverable VAT is charged by the applicable Seller Party to Buyer or is reported and paid by Buyer under any reverse charge procedure) then such irrecoverable VAT shall be treated as a Transfer Tax and shall be economically borne fifty percent (50%) by Buyer or its relevant Affiliate on the one hand, and fifty percent (50%) by the Seller Parties on the other hand, provided that the applicable Seller Party has issued an appropriate invoice in a timely manner as required by applicable Law and otherwise shall be borne one hundred percent (100%) by the Seller Parties. For the avoidance of doubt, the provisions of this Section 9.03(b) shall not apply to the payment, if any, of the Termination Fee.

(c)            Notwithstanding anything to the contrary in Section 9.03(a) and Section 9.03(b), Seller and its relevant Affiliate, Elanco Vietnam Company Limited, shall economically bear one hundred percent (100%) of any VAT relevant or rechargeable in Vietnam. Seller shall cause Elanco Vietnam Company Limited to either (i) issue an invoice excluding VAT, or (ii) if required by applicable Law, issue in invoice including VAT; provided, however, that Seller shall cause (A) such VAT to be paid by Elanco Vietnam Company Limited and not by Buyer (or its relevant Affiliate), or (B) Elanco Vietnam Company Limited promptly to reimburse Buyer (or its relevant Affiliate) in full if applicable Law requires that, such VAT be paid by Buyer (or its relevant Affiliate). For the avoidance of doubt, with respect to payments to be made in Vietnam, Buyer or its relevant Affiliate will only be economically responsible for the amount stated in Schedule 3.07 relating to Vietnam, and shall not be economically responsible for any VAT in relation thereto.

(d)            The Local Transfer Agreements shall provide for the procedures for paying, reporting and recovering (whether by credit or repayment) any applicable VAT, in a manner consistent with the provisions of this Section 9.03.

(e)            Buyer and Seller each agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates, forms or invoices as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) any Transfer Taxes or VAT (which shall include cooperating to treat the sale and purchase of Transferred Assets as the transfer of a going concern for VAT purposes where such treatment is possible and agreeing to take all reasonably necessary steps for such treatment to apply). Buyer and Seller will use reasonable best efforts to ensure that the “Transfer of a Going Concern” (“TOGC”) rules apply to the transfer of the relevant Transferred Assets where applicable so that the transfer of the relevant Transferred Assets is not to be considered a supply of goods or services for VAT purposes.

(f)            To the extent that the Transactions are deemed to be within the scope of Swiss VAT legislation, the Parties agree that they will request the Swiss VAT notification procedure pursuant to Article 38 of the Swiss Value Added Tax Act (Mehrwertsteuergesetz) if applicable. The Parties shall reasonably cooperate in applying for such notification procedure, and in due course after the Closing, the Parties shall both sign the duly completed Form Nr. 764 zur Meldung nach Artikel 38 MWStG, which shall be filed with the Swiss Federal Tax Administration by the applicable Seller Party.

(g)            Buyer and Seller will cooperate with each other in connection with any procedures required for VAT purposes in any applicable jurisdiction, including the execution of any certifications. Buyer and Seller will notify each other and keep each other reasonably informed of any communications made to or received from any applicable Taxing Authority in connection with the procedures required for VAT purposes in any applicable jurisdiction, including under any TOGC or similar VAT exemption provisions and any provisions applicable to VAT-taxed transactions, as applicable.

Section 9.04            Bulk Transfer. Buyer and Seller hereby waive compliance by Seller with any applicable bulk sales Laws in any jurisdiction in connection with the transactions under this Agreement.

Article X

Conditions to Closing

Section 10.01         Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the Closing shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or before the Closing, of each of the following conditions:

(a)            Governmental Approvals. (i) All Required Approvals shall have been obtained, (ii) all waiting periods under Antitrust Laws necessary for the consummation of the Transactions imposed by any Government Authority in any jurisdiction where a Required Approval is required shall have expired or shall have been terminated and (iii) if there is any voluntary agreement with respect to any Required Approval between Buyer, Seller or their respective Affiliates, on the one hand, and any applicable Government Authority, on the other hand, entered into in accordance with this Agreement pursuant to which the Closing shall not be consummated for any period of time, such period of time shall have expired.

(b)            No Legal Restraint. There shall be no Law or Order in effect in any Material Jurisdiction that prohibits, or makes illegal, the consummation of the Closing.

Section 10.02        Conditions to Obligations of Seller. The obligation of Seller to consummate the Closing shall be subject to the satisfaction or Seller’s waiver (to the extent permitted by applicable Law) in its sole discretion, at or before the Closing, of each of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of Buyer contained in this Agreement (other than as set forth in clause (ii) of this Section 10.02(a)) shall be true and correct as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect; provided however, that for purposes of determining the satisfaction of the condition in this Section 10.02(a), (A) no effect shall be given to the exceptions of “material” or “Buyer Material Adverse Effect” in such representations and warranties, and (B) each of the Buyer Fundamental Representations shall be true and correct in all material respects as of the Closing as if made on the Closing Date (other than any Buyer Fundamental Representations that are made as of a specific date, which such representations and warranties shall have been true and correct in all material respects as of such date).

(b)            Covenants. The covenants contained in this Agreement required to be performed or complied with by Buyer on or before the Closing shall have been performed or complied with in all material respects.

(c)            Certificate. Seller shall have received a certificate signed by an authorized officer of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section10.02(a) and Section 10.02(b) have been satisfied.

(d)            Closing Deliverables. Buyer shall have delivered, or caused to be delivered, to Seller each of the items required to be delivered at Closing pursuant to Section 3.02(b).

Section 10.03        Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing shall be subject to the fulfillment or Buyer’s waiver (to the extent permitted by applicable Law) in its sole discretion, at or before the Closing, of each of the following conditions:

(a)            Representations and Warranties. (i) The Seller Fundamental Representations shall be true and correct in all material respects as of the Closing as if made on the Closing Date (other than Seller Fundamental Representations that are made as of a specific date, which representations and warranties shall have been true and correct in all material respects as of such date), (ii) the representations and warranties made in Section 4.05(b) shall be true and correct in all respects as of the Closing Date as if made on the Closing Date and (iii) all other representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided however, that for purposes of determining the satisfaction of the condition in this Section 10.03(a)(iii), no effect shall be given to the exceptions of “material” or “Material Adverse Effect” in such representations and warranties; provided, further, that the word “material” in the definitions of “Material Adverse Effect”, “Material Contract,” “Material Supplier” and “Material Customer” shall be given effect and not subject to the preceding proviso.

(b)            Covenants. The covenants contained in this Agreement required to be performed or complied with by Seller on or before the Closing shall have been performed or complied with in all material respects.

(c)            Certificate. Buyer shall have received a certificate signed by an authorized officer of Seller, dated as of the Closing Date, certifying that the conditions set forth in Section10.03(a), Section 10.03(b) and Section 10.03(d) have been satisfied.

(d)            Material Adverse Effect. Since the Agreement Date, no Material Adverse Effect shall have occurred.

(e)            Closing Deliverables. Seller shall have delivered to Buyer each of the items required to be delivered at Closing pursuant to Section 3.02(a).

Section 10.04        Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was primarily or proximately caused by such Party’s or its Affiliate’s failure to perform any of its obligations under this Agreement, to act in good faith or to use in accordance with the terms of this Agreement its required efforts to cause the Closing Conditions of such Party to be satisfied.

Article XI

Termination

Section 11.01        Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated before the Closing:

(a)            by the mutual written consent of Seller and Buyer;

(b)            by Seller, if Buyer shall have breached any representation or warranty or failed to, or failed to cause its Affiliates to, comply with any covenant or agreement applicable to Buyer or its Affiliates that would cause any Closing Condition set forth in Section 10.02(a) or Section 10.02(b) not to be satisfied, and such Closing Condition is (i) incapable of being satisfied by the Outside Date or (ii) if capable of being satisfied by the Outside Date, such breach or failure to comply has not been cured by Buyer by the earlier of (A) thirty (30) days after delivery by Seller to Buyer of a written notice of such breach or failure to comply and (B) the Outside Date; provided however, that, at the time of termination, Seller has not breached its representations, warranties, covenants or other obligations under this Agreement in any material respect;

(c)            by Buyer, if Seller shall have breached any representation or warranty or failed to, or failed to cause its Affiliates to, comply with any covenant or agreement applicable to Seller or its Affiliates that would cause any Closing Condition set forth in Section 10.03(a) or Section 10.03(b) not to be satisfied, and such Closing Condition is (i) incapable of being satisfied by the Outside Date or (ii) if capable of being satisfied by the Outside Date, such breach or failure to comply has not been cured by Seller by the earlier of (A) thirty (30) days after delivery by Buyer to Seller of a written notice of such breach or failure to perform and (B) the Outside Date; provided however, that, at the time of termination, Buyer has not breached its representations, warranties, covenants or other obligations under this Agreement in any material respect;

(d)            by either Seller or Buyer if the Closing shall not have occurred by November 5, 2024 (as such date may be extended pursuant to the immediately succeeding proviso or by the mutual written consent of the parties hereto, the “Outside Date”) for any reason; provided that (i) if on such date, the conditions to the Closing set forth in Section 10.01(a) or Section 10.01(b) (where the failure of such condition set forth in Section 10.01(b) to be satisfied is a result of any Law or Order arising under any Antitrust Law) shall not have been satisfied, but all other conditions to the Closing set forth in Article X shall have been satisfied or validly waived (except for those conditions that by their terms can only be satisfied on the Closing Date; provided that such conditions are capable of being satisfied), then the Outside Date shall be automatically extended for a period of ninety (90) days; provided, further, however, the right to terminate this Agreement under this Section 11.01(d) shall not be available to a Party whose breach or failure to fulfill any obligations under this Agreement has been the primary or proximate cause of the failure of the Closing to occur before the Outside Date; and provided further, that neither Party shall have the right to terminate this Agreement pursuant to this Section 11.01(d) in the event that the other Party has initiated proceedings prior to the Outside Date to specifically enforce this Agreement while such proceedings are pending; or

(e)            by either Seller or Buyer in the event that any Government Authority of competent jurisdiction shall have issued or enacted a Law or Order in effect in any Material Jurisdiction that permanently enjoins or prohibits the consummation of the Closing and such Law or Order shall have become final and non-appealable; provided however, that the right to terminate this Agreement under this Section 11.01(e) shall not be available to any Party whose breach or failure to fulfill any obligations under this Agreement has been the primary or proximate cause to the issuance or enactment of any such Law or Order.

Section 11.02         Notice of Termination. Either Party desiring to terminate this Agreement pursuant to Section 11.01 shall give written notice of such termination to the other Party specifying the provision hereof pursuant to which such termination is made.

Section 11.03         Effect of Termination.

(a)            In the event this Agreement is terminated pursuant to Section 11.01, this Agreement shall thereupon become null and void and of no further force and effect, except for the provisions of Section 6.03(a), the last sentence of Section 6.04(a), Section 11.01, this Section 11.03 and Article XIII (such surviving provisions, the “Surviving Provisions”) and, subject to such foregoing sections and the following sentences, there shall be no Liability on the part of either Party. Notwithstanding anything to the contrary, nothing in this Agreement shall be deemed to release any Party from any Liability for Fraud or any Willful Breach. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Person pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with its terms. For purposes of this Section 11.03, “Willful Breach” means an intentional and material breach that is a consequence of an intentional act or omission undertaken or omitted by the breaching Party with the knowledge that such act or omission would cause a breach of any representation, warranty, covenant or agreement in this Agreement in a material respect, regardless of whether breaching was the conscious object of the act or failure to act.

(b)             In the event that (i) this Agreement is terminated by Buyer or Seller pursuant to Section 11.01(d) or Section 11.01(e) (provided that in the case of Section 11.01(e), any Law or Order giving rise to such termination right is issued solely under or pursuant to any Antitrust Law), and (ii) at the time of such termination, (A) all of the Closing Conditions set forth in Section 10.03 shall have been satisfied (except for those conditions that by their terms can only be satisfied on the Closing Date; provided that such conditions are capable of being satisfied) or, to the extent permitted by applicable Law, waived, (B) the Closing Condition set forth in Section 10.01(a) or Section 10.01(b) is not satisfied (provided that in the case of Section 10.01(b), any Law or Order, as applicable, causing the Closing Condition set forth in Section 10.01(b) not to be satisfied is issued under or pursuant to any Antitrust Law), and (C) no breach of Seller of its obligations under Section 6.04 shall have been the primary cause of the failure to be satisfied of all or any of the Closing Conditions listed in the foregoing clause (B), then Buyer shall promptly, and in any event no later than two (2) Business Days following the date of such termination, pay or cause to be paid to Seller or its designee the Termination Fee in cash, which amount shall be deemed inclusive of any applicable VAT, by wire transfer of immediately available funds to the bank account or accounts designated in writing by Seller or its designee.

(c)            The Parties hereby acknowledge and agree that in the event that the Termination Fee is duly paid pursuant to Section 11.03(b), except as otherwise provided in Section 11.03(a) in respect of breaches of the Surviving Provisions occurring after the termination of this Agreement and except in connection with Fraud, (1) no Party shall have any liability hereunder, (2) the Termination Fee plus the amount of any Enforcement Costs shall be the sole and exclusive remedy of Seller and its Affiliates, and deemed to be liquated damages (and not a penalty), for all Losses suffered or incurred by Seller and its Affiliates in connection with this Agreement (and the termination thereof) or the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and (3) no Party or any other Person shall be entitled to bring or maintain any Claim against any other Party or its Affiliates or their respective former and current Representatives arising out of or in connection with this Agreement (and the termination thereof) or the Transactions (and the abandonment thereof) or any matter forming the basis for such termination. For the avoidance of doubt, (A) except as otherwise provided in Section 11.03(a) in respect of breaches of the Surviving Provisions occurring after the termination of this Agreement, in the event the Termination Fee is payable, and duly paid, in accordance with Section 11.03(b), under no circumstances will Seller or its Affiliates be entitled to monetary damages in excess of the amount of the Termination Fee plus the amount of any Enforcement Costs and (B) while this Section 11.03(c) shall not limit the right of Seller to seek specific performance of this Agreement, under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance with respect to the Closing and any money damages, including all or any portion of the Termination Fee and any and all Enforcement Costs.

(d)            Buyer hereby acknowledges and agrees that (x) the agreements contained in Section 11.03(b) are an integral part of this Agreement, (y) without these agreements, Seller would not enter into this Agreement and (z) if and only if the Termination Fee is actually paid under the circumstances specified in the first sentence of this Section 11.03(b), the Termination Fee shall constitute a reasonable estimate of the damages or losses suffered and constitutes liquidated damages and a reimbursement (and not a penalty) and Buyer hereby waive its right to, and will not contest, the reasonableness of such amount. In no event shall Buyer be required to pay to Seller or its designees the Termination Fee more than once pursuant to Section 11.03(b).

(e)            If Buyer fails to timely pay, or cause to be paid, the Termination Fee in accordance with Section 11.03(b), Buyer shall pay, together with the Termination Fee, (i) interest on the Termination Fee from the date of termination of this Agreement at the Interest Rate and (ii) any reasonable out-of-pocket fees, costs and expenses (including legal fees) incurred by Seller in connection with any such Action (such interest, fees, costs and expenses, collectively, “Enforcement Costs”).

Article XII

Indemnification

Section 12.01          Survival. The representations and warranties of Seller and Buyer contained in or made pursuant to this Agreement or contained in either certificate required to be delivered pursuant to Section 10.03(c) or Section 10.02(c) shall (a) survive the Closing and continue in full force and effect for six (6) years, with respect to the Seller Fundamental Representations, and the Buyer Fundamental Representations and (b) not survive, and be of no further force and effect after, the Closing in the case of all other representations and warranties; provided that each representation and warranty that would otherwise be terminated pursuant to this Section 12.01 shall continue to survive until the expiration of the applicable statute of limitations for the purpose of any claim involving Fraud. The covenants in this Agreement that by their terms apply or are to be performed or complied with entirely at or prior to the Closing shall terminate and not survive and be of no further force and effect from and after the Closing, and no Party to this Agreement shall have any Liability with respect thereto from and after the Closing. The Tax matters described in Section 2.01(d)(vii) shall survive until the date that is sixty (60) days following the expiration of the applicable statute of limitations. The covenants in this Agreement that by their terms contemplate performance or compliance following the Closing shall survive in accordance with their terms, after which such covenants shall terminate and no claims shall be made for indemnification with respect thereto under Section 12.02 or Section 12.03 thereafter. After the expiration of the applicable survival periods specified in this Section 12.01, any claim for indemnification under this Agreement with respect to any breach of such representations, warranties, covenants or agreements, as applicable, shall be deemed time barred. Notwithstanding anything contrary in this Section 12.01, any representation, warranty or covenant that would otherwise terminate in accordance with this Section 12.01 will continue to survive if a notice of a Claim or notice of a Third Party Claim (as applicable) shall have been timely given in accordance with this Article XII on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article XII.

Section 12.02         Indemnification by Seller.

(a)            From and after the Closing, and subject to the terms of this Agreement, Seller shall indemnify and hold harmless Buyer and its Affiliates and each of their respective officers, directors, employees, agents and Representatives (collectively, the “Buyer Indemnified Parties”) from and against, and compensate and reimburse any Buyer Indemnified Party for, any and all Losses that such Buyer Indemnified Party may suffer or incur, or become subject to, without duplication, as a result of, relating to or arising out of:

(i)            any breach of or inaccuracy in any representation or warranty of Seller contained in this Agreement or contained in the certificate required to be delivered pursuant to Section 10.03(c) (without giving effect to any “Material Adverse Effect” or other similar materiality qualifier contained therein; provided that the word “material” in the definitions of “Material Adverse Effect”, “Material Contract,” “Material Supplier” and “Material Customer” shall be given effect);

(ii)           any breach or failure by Seller to perform or comply with any of its covenants or agreements in this Agreement that by their terms contemplate performance following the Closing;

(iii)          any Excluded Asset or Excluded Liability (including any Excluded Liability of any Transferred Entity);

(iv)         any Seller Portion of Shared Contract; or

(v)           the matter set forth in Section 12.02 of the Seller Disclosure Schedules.

(b)            Notwithstanding anything in this Agreement to the contrary:

(i)            no Buyer Indemnified Party shall have any claim for indemnification from Seller under Section 12.02(a)(i) based upon, arising out of, with respect to, or by reason of any breach of or inaccuracy in any representation or warranty other than any Seller Fundamental Representation; provided that this Section 12.02(b)(i) shall not apply to any Losses based upon, arising out of, with respect to or by reason of Fraud;

(ii)           subject to Section 12.07(c), with respect to any claim for indemnification under Section 12.02(a)(i) based upon, arising out of, with respect to or by reason of any breach of or inaccuracy in any Seller Fundamental Representation, the Buyer Indemnified Parties shall (A) first, recover for all or any portion of Losses with respect to such claim directly from Seller, up to an amount equal to the Retention, (B) second, seek recovery for such Losses from the R&W Policy, to the extent available, and (C) third, recover for all or any portion of such Losses in excess of the then-remaining amount of coverage under the R&W Policy available for such Losses directly from Seller;

(iii)          the cumulative indemnification obligation of Seller under this Article XII (other than Section 12.02(a)(iii)) shall in no event exceed 100% of the Purchase Price; provided that this Section 12.02(b)(iii) shall not apply to any Losses based upon, arising out of, with respect to or by reason of Fraud;

(iv)          no Buyer Indemnified Party shall be entitled to indemnification for Losses resulting from such claim or series of related claims where the Losses resulting therefrom are less than $50,000 (the “Claim Threshold”); provided that this Section 12.02(b)(iv) shall not apply to any Losses based upon, arising out of, with respect to or by reason of (x) any breach of or inaccuracy in any Seller Fundamental Representation, (y) breach or failure by Seller to perform or comply with any of its covenants or agreements in Section 7.04, Section 7.05 or Section 7.12, or (z) Fraud; and

(v)            Seller shall not be required to indemnify or hold harmless any Buyer Indemnified Party for any Losses reflected in the Final Closing Statement.

Section 12.03         Indemnification by Buyer.

(a)            From and after the Closing, and subject to the terms of this Agreement, Buyer shall indemnify and hold harmless Seller and its Affiliates and each of their respective officers, directors, employees, agents and Representatives (collectively, the “Seller Indemnified Parties”) from and against, and compensate and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party may suffer or incur, or become subject to, without duplication, as a result of, relating to or arising out of:

(i)            any breach of inaccuracy in any representation or warranty of Buyer contained in this Agreement or the certificate required to be delivered pursuant to Section 10.02(c) (without giving effect to any “Buyer Material Adverse Effect” or other similar materiality qualifier contained therein; provided that the word “material” in the definition of “Buyer Material Adverse Effect”);

(ii)            any breach or failure by Buyer to perform or comply with any of its covenants in this Agreement that by their terms contemplate performance following the Closing;

(iii)            any Transferred Asset or Assumed Liability (including any Delayed Assumed Liability);

(iv)            any Buyer Portion of Shared Contract; or

(v)            (A) any Taxes that such Seller Indemnified Party may be liable for or incur, or become subject to, as a result of any Taxes with respect to the Business, with respect to any Tax period (or portion thereof) beginning after the Closing Date and (B)  any Taxes for which Buyer is liable pursuant to Section 9.03.

(b)            Notwithstanding anything in this Agreement to the contrary:

(i)            (A) Buyer shall not be liable for indemnification under Section 12.03(a)(i) until the aggregate amount of all Losses in respect of indemnification under Section 12.03(a)(i) on an aggregate basis is an amount equal to one-half of the Retention, and then only to the extent of such excess, and (B) the aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 12.03(a)(i) shall in no event exceed $130,000,000; provided that this Section 12.03(b)(i) shall not apply to any Losses based upon, arising out of, with respect to or by reason of (x) any inaccuracy in or breach of any Buyer Fundamental Representation or (y) Fraud;

(ii)           The cumulative indemnification obligation of Buyer under this Article XII (other than Section 12.03(a)(iii)) shall in no event exceed 100% of the Purchase Price; provided that this Section 12.03(b)(ii) shall not apply to any Losses based upon, arising out of, with respect to or by reason of Fraud; and

(iii)          no Seller Indemnified Party shall be entitled to indemnification for Losses resulting from such claim or series of related claims where the Losses resulting therefrom are less than the Claim Threshold; provided that this Section 12.03(b)(iii) shall not apply to any Losses based upon, arising out of, with respect to or by reason of (x) any breach of or inaccuracy in any Seller Fundamental Representation or (y) Fraud.

Section 12.04            Notification of Claims.

(a)            Except as otherwise provided in this Agreement, a Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the Party liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened Claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened Claim or demand asserted by a third party against the Indemnified Party, such Claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such Claim, demand or circumstance; provided however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XII except to the extent the Indemnifying Party is actually and materially prejudiced by such failure.

(b)            Upon receipt of a notice of a Claim for indemnity from an Indemnified Party pursuant to Section 12.04(a) with respect to any Third Party Claim, the Indemnifying Party shall have the right (but not the obligation) to assume the defense and control of any Third Party Claim and, in the event that the Indemnifying Party shall assume the defense of such Claim, it shall allow the Indemnified Party a reasonable opportunity, but the Indemnified Party shall not have the obligation, to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided that, notwithstanding anything to the contrary in this Section 12.04, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and, to the extent the Indemnifying Party has assumed the defense, shall transfer control of such defense to the Indemnified Party) if (i) such Third Party Claim seeks any injunction or other equitable relief, (ii) such Third Party Claim involves a criminal Action, or (iii) the Indemnifying Party shall not have assumed the defense of such Third Party Claim by providing notice thereof to the Indemnified Party within thirty (30) days of receipt of a notice of such Claim for indemnity. If the Indemnifying Party shall assume the defense of any such Third Party Claim, (x) the Indemnifying Party shall select, at the Indemnifying Party’s sole cost and expense, counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party (and in each case subject to approval by the Indemnified Party, which shall not be unreasonably withheld) and shall take all steps reasonably necessary in the defense or, to the extent permitted by Section 12.04(c), settlement of such Third Party Claim and (y) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim (provided however, that such Indemnified Party shall be entitled to retain separate co-counsel at the expense of the Indemnifying Party if so requested by the Indemnifying Party to participate or a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided further that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim).

(c)            If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s sole cost and expense, in the defense of any Third Party Claim. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), provided that the Indemnifying Party may agree to the settlement of, or the entry of any judgment arising from, any Third Party Claim without the Indemnified Party’s consent if it (i) does not include an injunction or other equitable remedy upon the Indemnified Parties, their respective Affiliates or the Business, (ii) does not involve criminal liability or any admission of wrongdoing by any Indemnified Party or its Affiliates, (iii) involves only the payment of monetary damages and the Indemnifying Party pays all amounts arising out of such settlement or judgment (subject to Section 12.02(b), if applicable) and (iv) includes, as a condition of such settlement or judgment, a complete and unqualified release of any Indemnified Party potentially affected by such Third Party Claim.

Section 12.05         Exclusive Remedies. Except as otherwise expressly set forth in this Agreement (including Section 3.04, Section 13.15, Section 7.05 and Section 7.12 and for Claims alleging Fraud), and without limiting any right or obligation under any other Transaction Agreements, following the Effective Time, the indemnification provisions of this Article XII (and, in the case of any Buyer Indemnified Party, the indemnification provisions of this Article XII and the R&W Policy) shall be the sole and exclusive remedies of any Seller Indemnified Party and any Buyer Indemnified Party, respectively, for any Losses (including any Losses from Claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict Liability or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, this Agreement or the Transactions. Without limiting the generality of the foregoing, to the maximum extent permitted by Law, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled. The provisions of this Section 12.05 and this Article XII were specifically bargained for by the Parties and were taken into account by them in arriving at the Purchase Price and the terms and conditions of this Agreement, and Buyer and Seller in approving this Agreement have specifically relied upon the provisions of this Section 12.05 and this Article XII in agreeing to the Purchase Price and the terms and conditions of this Agreement.

Section 12.06         Additional Indemnification Provisions.

(a)            With respect to each indemnification obligation contained in this Agreement: (i) each such obligation shall be reduced by any net Tax benefit actually realized in cash by the Indemnified Party during the taxable period in which such Loss arises or the immediately succeeding taxable period (excluding, for the avoidance of doubt, any Tax benefit that represents only an acceleration of the timing with respect to which a loss, deduction, or other tax attribute is taken into account, rather than a Tax benefit that results in permanent reduction in Tax Liability) and (ii) all Losses shall be net of any amounts (less Recovery Expenses) that have been actually recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party or any insurance policy or other cash receipts or sources of reimbursement in respect of such Loss; provided that in the event any amounts recovered under insurance policies or other sources are not received before any claim for indemnification is paid, the Indemnifying Party shall pay the full amount of the Loss, and the Indemnified Party shall pursue recovery for all amounts paid in indemnification under such insurance policies; provided further, that nothing herein shall (A) apply to any self-insurance or (B) be deemed to obligate any Indemnified Party or any of its Affiliates to maintain any insurance policies (other than the R&W Policy) after the Closing Date or take any Action against any insurance carriers or other third parties with respect to any such claim.

(b)            If an Indemnifying Party makes any payment for any Losses suffered or incurred by an Indemnified Party pursuant to the provisions of this Article XII, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other Claims of the Indemnified Party with respect to such Losses and with respect to the Claim giving rise to such Losses, in each case, to the extent permitted by the applicable insurance policies.

(c)            In the event an Indemnified Party recovers Losses in respect of a claim of indemnification under this Article XII, no other Indemnified Party will be entitled to recover the same Losses in respect of such claim for indemnification. If Losses fall into multiple categories of Section 12.02 or Section 12.03, an Indemnified Party may seek recovery under such multiple categories but may only recover such Losses one time, and any Losses accounted for in the Final Purchase Price Adjustment shall not be recoverable pursuant to Section 12.02 or Section 12.03.

Section 12.07            Mitigation. Each Party shall, and shall cause its applicable Affiliates and Representatives to, take reasonable steps to mitigate their respective Losses to the extent required by applicable Law upon and after becoming aware of any fact, event, circumstance or condition that has given rise to or would reasonably be expected to give rise to, any Losses for which it would have the right to seek indemnification hereunder; provided that (a) such mitigation is commercially reasonable and does not interfere in any significant manner with the operation of the Business, (b) the costs of such mitigation efforts shall themselves be deemed to be indemnifiable Losses and (c) notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to seek recovery under the R&W Policy in respect of any Losses indemnifiable by Seller pursuant to Section 12.02(a) prior to seeking indemnification under this Article XII.

Section 12.08            Limitation on Liability. Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, in no event shall either Party have any Liability under any Transaction Agreement (including under this Article XII) for any punitive damages (except to the extent paid to any third party pursuant to a Third Party Claim).

Section 12.09            Tax Treatment of Payments. Seller and Buyer shall treat any adjustments or indemnity payments made pursuant to this Agreement as adjustments to the Purchase Price for income Tax purposes unless applicable Tax Law causes such payment not to be so treated.

Section 12.10            Manner of Payment. Any indemnification of an Indemnified Party pursuant to this Article XII shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by such Indemnified Party within ten (10) Business Days after the final determination thereof. If any payment required to be made by this Section 12.10 is not made by such tenth (10th) Business Day, then such payment shall bear interest at the Interest Rate, from the date such payment was required to be paid to (but excluding) the date such payment was made.

Section 12.11            Representation and Warranty Insurance. Buyer or its Affiliates shall procure a representation and warranty insurance policy (or other similar policy) (a “R&W Policy”).  Such R&W Policy shall be at Buyer’s sole expense and Buyer shall cause such R&W Policy to expressly include a waiver by the insurer of any and all subrogation rights against Seller and its Affiliates and their respective officers, directors and employees (other than arising from Fraud). Buyer shall cause each insured party under any such R&W Policy not to waive, amend, modify or otherwise revise such subrogation provision, or allow such provision to be waived, amended, modified or otherwise revised, in a manner that is adverse to Seller without the prior written consent of Seller. Seller shall reasonably cooperate with Buyer with respect to Buyer’s procurement of any such R&W Policy.

Article XIII

Miscellaneous

Section 13.01            Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:

(a)            (i) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Government Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter; (ii) references to any Law (including in the definition thereof) shall be deemed to include references to such Law as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, shall include any rules and regulations promulgated under such statute); and (iii) all references to any section of any statute, rule, regulation or form shall include any successor to such section;

(b)            an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements (other than any Closing Statements) to the extent (i) there is a specific reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statement or (iii) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto;

(c)            when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday); provided that, if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(d)            whenever the context requires, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires;

(e)            (i) the provision of a table of contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement and (ii) references to the terms “Article,” “Section,” “subsection,” “subclause,” “clause,” “Schedule,” “Annex,” and “Exhibit” are references to the Articles, Sections, subsections, subclauses, clauses, Schedules, Annexes, and Exhibits to this Agreement unless otherwise specified;

(f)            (i) the terms “hereof,” “herein,” “hereby,” “hereto”, “hereunder” and derivative or similar words refer to this entire Agreement and not to any particular provision of this Agreement, including the Schedules, Annexes and Exhibits hereto, (ii) the terms “include,” “includes,” “including” and words of similar import when used in this Agreement mean “including, without limitation,” unless otherwise specified, (iii) the term “any” means “any and all,” (iv) the term “or” shall not be exclusive and shall mean “and/or,” and (v) “extent” in the term “to the extent” means the degree to which a subject or other thing extends, and such term does not mean simply “if”;

(g)            (i) references to “days” means calendar days unless Business Days are expressly specified, (ii) references to “written” or “in writing” include in electronic form to the extent in compliance with Section 13.03, (iii) references to “$” mean U.S. dollars and (iv) references to a date or time shall be deemed to be references to such date or time in the City of New York, New York, U.S.A., unless otherwise specified;

(h)            references to any Person includes such Person’s permitted successors and permitted assigns;

(i)            where any information, document or material is described as “delivered” or “made available” to Buyer prior to the Agreement Date, it shall mean that such information, document or material has been posted to the Data Room established by Seller by 5:00 p.m. New York time at least two (2) calendar days prior to the Agreement Date;

(j)            whenever this Agreement requires any Seller Party to take any action, such requirement shall be deemed to involve an undertaking on the part of Seller to take such action or to cause such Seller Party to take such action;

(k)            for purposes of and in conjunction with Section 8.05(a), a claim shall be deemed to have been incurred with respect to:

(i)            a death or dismemberment claim, on the actual date of death or dismemberment;

(ii)           a short-term or long-term disability claim, on the date of diagnosis of the illness;

(iii)         an extended health care claim, including vision, dental and medical treatments, on the date of diagnosis of the illness or condition; and

(iv)         a prescription drug claim, the date the prescription is filled; and

(l)            each Party has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any provision in this Agreement; the language used herein will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against either Party. Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto or emails exchanged between the Parties or their Representatives shall not be used as an aide of construction or otherwise constitute evidence of the intent of the Parties; and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts or communications.

Section 13.02            Expenses. Except as otherwise specified herein and in the other Transaction Agreements, each Party will pay its own costs and expenses, including legal, consulting, financial advisor and accounting fees, disbursements, and expenses, incurred in connection with the Transaction Agreements and the Transactions, irrespective of when incurred or whether or not the Closing occurs or this Agreement is terminated.

Section 13.03            Notices. All notices, requests, instructions and other communications or document under or by reason of the Transaction Agreements shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) the Business Day sent if delivered by e-mail transmission if sent prior to 6 p.m. (Eastern time) on a Business Day and, if not, the next Business Day or (c) upon delivery by internationally recognized overnight courier service, in each case to the addresses and attention parties indicated below (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 13.03):

If to Seller, to:	Elanco Animal Health Inc.
2500 Innovation Way
Greenfield, Indiana 46140
	Attention:	General Counsel
	E-mail:	[***]

with a copy (which will not constitute notice) to:	White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
	Attention:	James Hu
	E-mail:	[***]

If to Buyer, to:	Merck Sharp & Dohme LLC
126 East Lincoln Avenue
P.O. Box 2000
Rahway, NJ 07065 USA
	Attention:	Office of Secretary
	E-mail:	[***]

with a copy (which will not constitute notice) to:	Merck Sharp & Dohme LLC
126 East Lincoln Avenue
P.O. Box 2000
Rahway, NJ 07065 USA
	Attention:	Senior Vice President, Business Development

with a copy (which will not constitute notice) to:	Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001
	Attention:	Catherine J. Dargan
Drew Fischer
	Email:	[***]
[***]

Section 13.04            Public Announcements. Each Party may issue its initial press release with respect to the execution of this Agreement on or following the Agreement Date, subject to the other Party’s prior written approval on the form and substance of such press release. Thereafter, prior to the Closing, each Party shall obtain the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed), and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to it or any of its Affiliates issuing any additional press releases or otherwise making public statements with respect to this Agreement or the Transactions and prior to making any filings with any third party or, subject to Section 6.04, any Government Authority (including any national securities exchange) with respect thereto, except (a) as a Party believes in good faith and based on reasonable advice of counsel is required by applicable Law or by applicable rules of any national securities exchange or quotation system on which such Party or its Affiliates lists or trades securities (in which case the disclosing Party will use its commercially reasonable efforts to (i) advise the other Party before making such disclosure and (ii) provide such other Party a reasonable opportunity to review and comment on such release or announcement and consider in good faith any comments with respect thereto) or (b) a Party may make such public disclosures that are consistent with prior disclosures made in compliance with this Section 13.04 or any communication plan previously agreed to by the Parties.

Section 13.05            Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, as a matter of public policy or on any other grounds, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired and shall continue in full force and effect. If the final judgment of a court of competent jurisdiction or other Government Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 13.06            Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and permitted assigns of the Parties. Neither Party may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other Party; provided however, that Buyer may assign this Agreement and any or all rights and obligations under this Agreement to any of its Affiliates upon prior written notice to the other Party; provided further, that no such assignment shall release Buyer from any Liability under this Agreement. Any attempted assignment in violation of this Section 13.06 shall be void ab initio.

Section 13.07            No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements are for the sole benefit of the Parties and their respective permitted successors and permitted assigns, and, except with respect to Buyer Indemnified Parties and Seller Indemnified Parties pursuant to Article XII, or as expressly set forth in the applicable Transaction Agreement, nothing in the Transaction Agreements shall create or be deemed to create any third-party beneficiary rights in any Person not a party to the Transaction Agreements, including any Affiliates of any Party.

Section 13.08            Entire Agreement. This Agreement (including the Seller Disclosure Schedules), the other Transaction Agreements (and all exhibits and schedules hereto and thereto) and the Confidentiality Agreement collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, contracts and agreements, whether written or oral, among the Parties respecting the subject matter hereof and thereof.

Section 13.09            Amendments. The Transaction Agreements (including all exhibits and schedules thereto) may be amended, restated, supplemented or otherwise modified, only by a written agreement making specific reference to the applicable Transaction Agreement to be amended, restated, supplemented or otherwise modified, in each case duly executed by each party to such Transaction Agreement. No Consent from any Indemnified Party under this Article XIII (in each case other than the Parties) shall be required to amend this Agreement.

Section 13.10            Waiver. At any time before the Closing, either Seller or Buyer may (a) extend the time for the performance of any obligation or other acts of the other Party, (b) waive any breaches or inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any covenant, agreement or condition contained in this Agreement, but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. Any such waiver shall be in a written instrument duly executed by the waiving Party. No failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy under any Transaction Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 13.11            Governing Law. This Agreement and each other Transaction Agreement, and any and all Claims or Actions (whether at law, in contract, tort, or otherwise, or in equity) that may be based upon, arise out of or relate or be incidental to this Agreement, any Transaction, any Transaction Agreement, the negotiation, execution, performance or consummation of any of the foregoing or the inducement of any Party to enter into any of the foregoing, whether for breach of contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), will be exclusively governed by and construed and enforced in accordance with the internal Laws of the State of Delaware, without giving effect to any conflict of law provisions or any other Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied. The Parties expressly acknowledge and agree that (a) the requirements of 6 Del. C § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Laws of the State of Delaware to this Agreement, the relationship of the Parties, the Transactions, the Transaction Agreements, and the interpretation and enforcement of the rights and duties of the Parties hereunder and (b) the Parties have a reasonable basis for the application of the Laws of the State of Delaware to this Agreement, the relationship of the Parties, the Transactions, the Transaction Agreements, and the interpretation and enforcement of the rights and duties of the Parties hereunder. Seller shall cause the Seller Indemnified Parties, and Buyer shall cause the Buyer Indemnified Parties, to comply with the foregoing as though such Indemnified Parties were a Party to this Agreement.

Section 13.12        Dispute Resolution; Consent to Jurisdiction.

(a)            Except as otherwise provided in Section 3.04, any Transaction Dispute will exclusively be brought and resolved in the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) and any appellate court from any of such courts. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(i)            submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all Claims in respect of any Transaction Dispute shall be heard and determined in such courts;

(ii)           agrees that venue for any such Transaction Dispute would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any such Transaction Dispute; and

(iii)          agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 13.03 of any process required by any such court, will be effective service of process; provided however, that nothing herein will be deemed to prevent a Party from making service of process by any means authorized by the Laws of the State of Delaware.

(b)            The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Transaction Dispute.

Section 13.13         Waiver of Jury Trial. To the maximum extent permitted by Law, each Party irrevocably and unconditionally waives any right IT MAY HAVE to trial by jury in any forum in respect of any Transaction Dispute and covenants that neither it nor any of its Affiliates or Representatives will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury. Each Party certifies and acknowledges that (a) such Party has considered the implications of this waiver, (b) such Party makes this waiver voluntarily and (c) such waiver constitutes a material inducement upon which such Party is relying and will rely in entering into the Transaction Agreements. Each Party may file an original counterpart or a copy of this Section 13.13 with any court as written evidence of the consent of each Party to the waiver of its right to trial by jury.

Section 13.14         Admissibility into Evidence. All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any Transaction Dispute (a) shall be deemed to have been delivered in furtherance of a Transaction Dispute settlement, (b) shall be exempt from discovery and production and (c) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Transaction Dispute.

Section 13.15        Remedies; Specific Performance.

(a)            Except to the extent set forth otherwise in this Agreement (including in Section 12.05), all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of and shall be in addition to any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)            Each Party acknowledges and agrees that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) would occur and the Parties would not have an adequate remedy at law or in equity if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached (or any Party threatens such a breach), including if any Party fails to take such actions as are required of it hereunder to consummate the Transactions or to enable the Transactions to be consummated. Accordingly, each Party agrees that, unless this Agreement is validly terminated in accordance with its terms, the other Party will be entitled to injunctive relief at any time from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case (i) without the requirement of posting any bond or other indemnity and (ii) in addition to any other remedy to which it may be entitled, at law or in equity. Furthermore, each Party agrees (x) not to raise any objections (whether on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach or otherwise) to the availability of the equitable remedy of specific performance to restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement and (y) that the right to specific performance is an integral part of the Transactions and without such right neither Seller nor Buyer would have entered into this Agreement.

(c)            The Parties further agree that (i) by seeking the remedies provided for in this Section 13.15, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 13.15 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 13.15 shall require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 13.15 prior to or as a condition to exercising any termination right under Article XI (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 13.15 or anything set forth in this Section 13.15 restrict or limit any Party’s right to pursue any other remedies under this Agreement that may be available then or thereafter.

Section 13.16        Non-Recourse. All Claims, obligations, Liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to the Transaction Agreements, or the negotiation, execution, or performance of the Transaction Agreements (including any representation or warranty made in, in connection with, or as an inducement to, the Transaction Agreements), may be made only against (and are expressly limited to) the entities that are expressly identified as parties in the preamble to this Agreement or the other Transaction Agreements, as applicable (“Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with, or related in any manner to the Transaction Agreements or based on, in respect of, or by reason of the Transaction Agreements or their negotiation, execution, performance or breach; and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action and obligations against any such Nonparty Affiliates.

Section 13.17        Payments and Interest. Except as otherwise expressly set forth herein, all payments shall be paid by wire transfer in immediately available funds to the account or accounts designated in advance by the Party receiving such payment. If any payment expressly required to be made to a Party under this Agreement is made after the date on which such payment is due, interest shall accrue on such amount from (but not including) the due date of the payment to (and including) the date such payment is actually made at the Interest Rate. All computations of interest pursuant to this Agreement shall be made on the basis of a year of three hundred sixty-five (365) days, in each case, for the actual number of days from (but not including) the first day to (and including) the last day occurring in the period for which such interest is payable.

Section 13.18        Disclosure Schedules and Exhibits. The Seller Disclosure Schedules, Schedules, Annexes, and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit, Annex, or Schedule or in the Seller Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties of Seller set forth in this Agreement are made and given subject to the disclosures contained in the Seller Disclosure Schedules. Inclusion of information in the Seller Disclosure Schedules will not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of the Business. The Seller Disclosure Schedules have been arranged for purposes of convenience in separately titled Sections corresponding to the Sections of this Agreement, however, each Section (other than Section 4.05(b) of the Seller Disclosure Schedules) shall be deemed to incorporate by reference all information disclosed in any other Section of the Seller Disclosure Schedules to the extent it is reasonably apparent from its face that the disclosure of such matter is applicable to such Section of the Seller Disclosure Schedules.

Section 13.19        Provision Respecting Legal Representation. Each Party to this Agreement agrees, on its own behalf and on behalf of its Affiliates and Representatives, that White & Case LLP, Carey y Cía. Ltda. and Blake, Cassels & Graydon LLP may serve as counsel to the Seller Parties in connection with the negotiation, preparation, execution and delivery of the Transaction Agreements and the consummation of the Transactions, and that, following consummation of the Transactions, White & Case LLP, Carey y Cía. Ltda. and Blake, Cassels & Graydon LLP may serve as counsel to the Seller Parties or any Representative of any such party, in connection with any litigation, claim or obligation arising out of or relating to the negotiation, preparation, execution and delivery of the Transaction Agreements and the consummation of the Transactions and each Party consents thereto and waives any conflict of interest arising therefrom, and each Party shall cause its Affiliates and Representatives to consent to waive any conflict of interest arising from such representation.

Section 13.20            Privilege. Each of Seller and Buyer, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that all attorney-client privileged communications between any Seller Party and their respective current or former Affiliates or Representatives (in each case, including any of their respective directors, officers, employees and contractors) and their counsel, including White & Case LLP, Carey y Cía. Ltda. and Blake, Cassels & Graydon LLP, made before the consummation of the Closing in connection with the negotiation, preparation, execution, delivery and Closing under any Transaction Agreement or any Transaction Dispute (the “Privileged Communications”) shall continue after the Closing to be privileged communications with such counsel and shall be subject to a shared privilege between the Seller Parties, on the one hand, and the Transferred Entities, on the other hand. The Seller Parties and the Transferred Entities shall have equal right to assert all such shared privileges in connection with privileged information under any Law and no such shared privilege may be waived after the Closing by any of the Seller Parties or any of their Affiliates without the prior written consent of Buyer; provided, however, that neither Buyer nor any of its Affiliates may waive such shared privilege or access any Privileged Communication without the prior written consent of Seller. In the event that Buyer or any of its Affiliates are legally required by any Law or Order to produce any Privileged Communications in their possession, Buyer shall as promptly as practicable notify Seller in writing so that Seller can seek a protective order or take other appropriate action (at Seller’s sole cost and expense) and Buyer agrees to use and to cause its Affiliates to use all commercially reasonable efforts to assist therewith.

Section 13.21            Counterparts. Each Transaction Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to any Transaction Agreement electronically, (including by facsimiles, e-mail transmission of pdf signatures or other electronic copies of signatures) shall be deemed to be originals and effective as delivery of a manually executed counterpart to any Transaction Agreement.

Section 13.22            Release. Effective as of the Closing and except as otherwise expressly set forth in this Agreement or any Transaction Agreement, Seller, on behalf of itself, its Affiliates, its Subsidiaries (excluding the Transferred Entities) and all of their respective successors and assigns (each, a “Seller Releasing Party”), agrees not to sue and fully and irrevocably waives, releases and discharges Buyer, its Affiliates, its Subsidiaries (including the Transferred Entities) and all of their respective directors, officers, employees, members, managers, equityholders, Affiliates, agents, successors and assigns, past and present, from and against any and all Claims, Actions, obligations, rights, Liens, contracts, covenants, debts, expenses (including reasonable attorneys’ fees), Losses, or Liabilities of any nature whatsoever in law, equity, or otherwise, whether now known or unknown, concealed or hidden, suspected or unsuspected, primary or secondary, direct or indirect, absolute or contingent (collectively, the “Seller Claims”), that any Seller Releasing Party now has, or at any time had, or shall or may have in the future, in connection with any Seller Releasing Party’s direct or indirect ownership or operation of the Business or any Transferred Assets, or as a counterparty to any contract or agreement with any Transferred Entity or otherwise, in each case arising with respect to any matter occurring at or prior to the Closing; provided that the foregoing waiver, release and discharge shall not apply to (a) any Seller Claim arising out of or relating to this Agreement or any other Transaction Agreement or (b) any Seller Claim unrelated to the Business or the Transferred Assets. It is the intention of Seller that such release be effective as a bar to each and every demand and Action hereinabove specified and in furtherance of such intention, Seller, for itself and its Affiliates, its Subsidiaries (excluding the Transferred Entities) and all of their respective successors and assigns, hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon such Person by the provisions of applicable Law and expressly agrees that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected demands and Actions, if any, as those relating to any other demands and Actions specified in this Section 13.22, but only to the extent such provision is applicable to releases such as this.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

SELLER: ELANCO ANIMAL HEALTH, INC.

By:	/s/ Jeffrey N. Simmons
Name: Jeffrey N. Simmons Title: President and Chief Executive Officer

BUYER: INTERVET INTERNATIONAL B.V.

By:	/s/ Michel Deinum
Name: Michel Deinum Title: Director

[Signature Page to Asset Purchase Agreement]

Exhibit A

Definitions

“Action” means any Claim, action, suit, charge, complaint, audit, investigation, arbitration or proceeding by or before any Government Authority or arbitrator.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided however, that for the purposes of this Agreement (a) Seller shall not be deemed an Affiliate of Buyer, nor, after the Closing, of any Transferred Entity and (b) after the Closing, Buyer shall be deemed an Affiliate of each of the Transferred Entities (and vice versa). For the avoidance of doubt, prior to the Closing, the Transferred Entities shall be deemed Affiliates of Seller.

“Agreement” means this Asset Purchase Agreement, dated as of February 5, 2024, by and between Seller and Buyer, including the Seller Disclosure Schedules and the Exhibits, the Schedules and Annexes attached hereto, and all amendments to such agreement made in accordance with Section 13.09.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws regarding corruption, including, without limitation, (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder, (ii) the UK Bribery Act 2010 and (iii) any other applicable Law enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914, Council Regulation No. 139/2004 of the European Union, the UK Competition Act 1998, the Norwegian Competition Act, the Chilean Decree Law 211, the Brazilian Competition Act, Vietnamese competition regulations and all other national, multinational, federal or state, domestic or foreign, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, that relate to antitrust, competition or market conditions through merger, acquisition or other transaction, that affect foreign investment, national security or national interest of any jurisdiction or that otherwise are applicable to the Transactions.

“Applicable Withholding Certificate” means the IRS Form W-9 and any IRS Form W-8, as applicable, to be delivered pursuant to Section 3.02(a)(vii).

“Aqua Health Field” means the diagnosis, prevention, palliation, mitigation, cure or treatment of any disease, disorder, syndrome or condition (including pest infestation) in, or the enhancement or protection of the health or productivity of, or the enhancement or facilitation of the production, breeding, holding, raising, cultivation or culture of, in each case, aquatic animals (excluding mammals, terrestrial animals or humans).

“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and (b) subject, as to enforceability, to the general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

EXHIBIT A-1

“Business” means Seller’s business of (a) manufacturing, packaging, distributing, producing, labeling, storing, using, transporting, shipping, importing, exporting, registering, modifying, improving, formulating, testing, marketing, licensing, sale, offering for sale, commercializing and exploiting of the Products and providing of customer services, in each case, in the Aqua Health Field but excluding any general supply chain, corporate or back office services (the “Operating Business”), and (b) researching and developing the Product Candidates in the Aqua Health Field the (“R&D Business”).

“Business Contractor” means each independent contractor of the Seller Parties who is listed on Schedule A-1(a).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Employee” means (a) each employee of any of the Seller Parties who is listed on Schedule A-1(b) (which Schedule shall set out to the extent permitted by applicable Law, for each Business Employee: name or employee identification number, salary, job function, job band, hire year, place of employment, and full-time or part-time status), (b) any employee hired after the date of this Agreement by any of the Seller Parties to replace any person who qualifies under clause (a) to the extent not prohibited by Section 6.01, and (c) any other employees mutually agreed by Buyer and Seller after the Agreement Date.

“Business Employee Plan” means each Employee Plan that Seller or any of its Affiliates sponsors, or contributes to (or could be required to contribute to) for the benefit of, any Business Employee, other than such plans or arrangements that are solely maintained by a Government Authority.

“Business Employee Records” shall mean all books and personnel records relating to each Transferred Employee that are owned or controlled by or in the possession of Seller or any of its Affiliates, to the extent permitted by applicable Law to be transferred to Buyer, with respect to salary, job function, job band, variable compensation targets, social security number (or similar identification number), hire year, full-time or part-time status, business mailing addresses and telephone numbers, employee training records and certifications, documents pertaining to visa applications and sponsorship, and any performance, merit, or discipline records.

“Business Intellectual Property” means all of the following owned or purported to be owned (in each case, solely or jointly with others) by any of the Seller Parties: (a) all Registrable IP exclusively Used in the Business, including the Registrable IP set forth on Schedule 2.01(a)(iii)(A), (b) all Software exclusively Used in the Business, and (c) all unregistered Intellectual Property (including any unregistered Trademarks, logos and trade dress) exclusively Used in the Business. For the avoidance of doubt, Business Intellectual Property excludes the Seller Names and Seller Marks.

“Business Labor Agreement” means any contract, agreement, arrangement or practice (whether written or not) with or agreed with an Employee Representative Body.

“Business Systems” means all Software, Technology, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used by Seller or any of its Subsidiaries exclusively in the conduct of the Business.

EXHIBIT A-2

“Business Technology” means all of the following owned by any of the Seller Parties: (a) all Technology that is Related to the Business and (b) all Data that is Related to the Business.

“Buyer Commingled Information” means information contained in Commingled Records to the extent used exclusively in, relating exclusively to, or arising, directly or indirectly, exclusively out of the operation or conduct of, the Business.

“Buyer Confidential Information” means (a) all information disclosed by Buyer (or its Representatives or Affiliates) to Seller (or its Representatives or Affiliates) in connection with this Agreement, any Transaction Agreement and the transactions contemplated hereby and thereby, (b) all information to the extent relating to the Business, the Transferred Assets and the Assumed Liabilities, and (c) all memoranda, notes, analyses, compilations, studies and other materials prepared by or for Seller (or any of its Representatives or Affiliates) to the extent containing or reflecting the information in the preceding clauses (a) or (b). Notwithstanding the foregoing, Buyer Confidential Information shall not include information that, at the time of disclosure by Buyer (or its Representatives or Affiliates) (i) is generally available to the public or is otherwise in the public domain, (ii) is, or becomes, available from a source other than Buyer (or its Representatives or Affiliates) that is not bound by any confidentiality obligation to Buyer, or (iii) is independently developed by any Seller Party (or any of their respective Representatives or Affiliates).

“Buyer Fundamental Representations” means the representations and warranties made in Section 5.01 (Formation and Authority of Buyer) and Section 5.07 (Brokers).

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to timely consummate the Buyer Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.

“Buyer Transaction Agreements” means this Agreement and each other Transaction Agreement to which Buyer or an Affiliate thereof is named as a party on the signature pages thereto.

“Buyer Transactions” means the transactions contemplated by the Buyer Transaction Agreements.

“Claim” means, collectively, all rights, claims, cross claims, counterclaims and causes of action, whether class, individual or otherwise in nature, under contract or in law or in equity, known or unknown, contingent or matured, liquidated or unliquidated and all rights and remedies with respect thereto.

“Closing Conditions” means conditions to the respective obligations of the Parties to consummate the transactions contemplated by this Agreement, as set forth in Article X.

“Closing Statements” means, collectively, the Estimated Closing Statement, the Proposed Final Closing Statement and the Final Closing Statement.

EXHIBIT A-3

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commingled Marketing Materials” means the Specified Marketing Materials that are included in documents which also include portions that are not Related to the Business.

“Commingled Records” means books and records existing as of the Closing used non-exclusively in, or relating non-exclusively to, any Transferred Asset or Assumed Liability, or arising, directly or indirectly, non-exclusively out of the operation or conduct of, the Business, excluding (a) communications specifically relating to the Transaction Agreements and the transactions contemplated thereby, (b) Trade Secrets unrelated to the Business, any Transferred Asset or any Assumed Liability, and (c) materials prepared for Seller’s board of directors that are inextricably commingled with information unrelated to the Business, any Transferred Asset or any Assumed Liability.

“Confidentiality Agreement” means the Confidentiality Agreement dated September 6, 2023, by and between Intervet Inc. (an Affiliate of Buyer) and Seller, as the same may be amended from time to time in accordance with its terms.

“Consent” means any consent, approval, clearance or authorization of any Person that is not an Affiliate of Seller or Buyer.

“contracts or agreements” means any contract, agreement, obligation, lease, sublease, license, sublicense, sales or purchase order, promise, understanding, arrangement, commitment or undertaking of any nature.

“Control” means, as to any Person, the power (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contracts or agreements or otherwise. The terms “Controlled by,” “Controlled,” “under common Control with” and “Controlling” shall have correlative meanings.

“COVID-19” means COVID-19 or SARS-COV-2, including any future resurgence, evolutions, mutations or variants thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, safety or similar Law, binding directive or guidelines promulgated by any Government Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including any Law passed by any Government Authority in response to COVID-19.

“Credit Agreement” means that certain Credit Agreement dated as of August 1, 2020, by and among Seller, as borrower, Elanco US Inc., as co-borrower, and the lenders party thereto from time to time, Goldman Sachs Bank USA, as term loan administrative agent, collateral agent and security trustee, and JPMorgan Chase Bank, N.A., as revolver administrative facility agent.

“Current Liabilities” means all Liabilities maturing within one (1) year that would, in accordance with GAAP, be classified on a consolidated balance sheet as current liabilities.

EXHIBIT A-4

“Current Service Terms” means, for each Business Contractor, service fees that are at least equal to the service fees provided to the Business Contractors immediately prior to the Closing and upon other terms and conditions that are substantially comparable in the aggregate with those in effect as of the Closing Date.

“Data” means databases and compilations, including all data and collections of data, including Personally Identifiable Information, whether machine readable or otherwise.

“Data Room” means the virtual data room established by Seller and maintained by Donnelley Financial Solutions with respect to the Business.

“Data Security Requirements” means, collectively, all of the following to the extent relating to privacy, security, or security breach notification requirements: (a) the Business’s own rules, policies, and procedures, and (b) all applicable Laws.

“Debt” means, with respect to any Person the aggregate amount owed (including the outstanding principal amount, accrued or unpaid interest, any other payment obligations, including prepayment penalties, premiums, breakage costs, fees, and other costs and expenses associated with repayment), without duplication, in respect of, (a) indebtedness for borrowed money from third-party lending sources, whether or not evidenced by bonds, debentures, notes or other similar instruments or debt securities; (b) amounts drawn under outstanding letters of credit, banker’s acceptances, surety or performance bonds and the like; (c) currency or interest rate swaps, collars or caps, forward currency or interest rate contracts, or other hedging arrangements; (d) obligations, contingent or otherwise, for the deferred purchase price of goods or services, including “earn-outs”, “seller notes” and other similar obligations; (e) obligations under conditional sale or other title retention agreements relating to property or assets purchased by such Person (other than customary trade credit incurred in the ordinary course of business); (f) securitization, factoring or other similar arrangements; and (g) obligations referred to in the foregoing of other Persons for the payment of which such Person is responsible as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Employee Liabilities” means (a) any and all Liabilities relating to Employee Plans and any trusts or other assets of funding vehicles attributable thereto, in each case, arising at any time; (b) any and all Liabilities relating to Seller’s or any of its Affiliates’ employment or engagement of employees, including, without limitation, the termination of such employment or engagement, whether under applicable Law, contract or agreement, Employee Plan or otherwise (including any Liabilities associated with the employment of Transferred Employees prior to the Closing); and (c) any employment or payroll Taxes with respect to any of the foregoing.

“Employee Plans” means (a) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), (b) all retirement, welfare benefit, bonus, commission, equity or equity-based, stock option, stock purchase, restricted stock, incentive, supplemental retirement, deferred compensation, retiree health, life insurance, severance, Code Section 125 flexible benefit, or vacation or other benefit or compensation plans, programs, policies, contracts, arrangements or agreements and (c) all individual employment, retention, termination, severance or other similar agreements.

“Employee Representative Body” means any union, works council, employee forum or other body recognized by any Seller Party for any information, consultation or collective bargaining purposes in respect of the Business Employees.

EXHIBIT A-5

“Environmental Law” means any Law relating to human health or safety (with respect to exposure to Hazardous Materials), pollution, or protection of the environment, including the use, handling, transportation, treatment, storage, Environmental Release or threat of Environmental Release of, or exposure of any Person to, Hazardous Materials.

“Environmental Permit” means any Permit that is required or issued by a Government Authority under any Environmental Law for the operation of the Business.

“Environmental Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, disposal, discharge, or dumping of any Hazardous Material into or through the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

“Estimated Closing Statement” means a written statement setting forth (i) the Estimated Inventory Increase or Estimated Inventory Decrease and (ii) the amount to be paid by Buyer to Seller (for the benefit of the Seller Parties) at Closing, prepared in accordance with Section 3.03.

“Estimated Inventory” means Seller’s good faith estimate of Inventory Amount as of the Effective Time.

“Estimated Inventory Decrease” means Seller’s good faith estimate of the amount, if any, by which Target Inventory exceeds Estimated Inventory set forth on the Estimated Closing Statement.

“Estimated Inventory Increase” means Seller’s good faith estimate of the amount, if any, by which Estimated Inventory set forth on the Estimated Closing Statement exceeds Target Inventory.

“Estimated Purchase Price Adjustment” means the amount equal to the Estimated Inventory Increase (which shall be expressed as a positive amount) or the Estimated Inventory Decrease (which shall be expressed as a negative amount), as applicable; provided that if the Estimated Inventory Increase is zero (0), the Estimated Purchase Price Adjustment shall be zero (0).

“Ex-Im Laws” means all applicable U.S. and non-U.S.  Laws relating to export, reexport, transfer, and import controls, including, without limitation: (a) the Export Administration Regulations, the International Traffic in Arms Regulations, the European Union and United Kingdom Dual Use Regulations and Swiss and Norwegian dual-use export controls measures; (b) the customs and import Laws administered by U.S. Customs and Border Protection and the customs laws and regulations of any other jurisdiction into which the Seller Parties import merchandise; (c) and the anti-boycott Laws administered by the U.S. Department of Commerce, U.S. Department of the Treasury, the European Union and the United Kingdom.

“Explorer Intellectual Property Agreement” means the Explorer Intellectual Property Agreement, dated August 1, 2020, between Bayer AG, Bayer Intellectual Property GmbH, Bayer CropScience AG, Bayer Pharma AG, Bayer HealthCare LLC, Bayer Australia Ltd., Bayer New Zealand Ltd., Bayer S.p.A., Bayer Korea Ltd., Bayer Yakuhin Ltd., Bayer de Mexico S.A. de C.V., SC Bayer SRL, Romania, and Bayer Vietnam Ltd., on the one hand, and Elanco US, Inc., Elanco Australasia Pty. Ltd., Elanco New Zealand, Elanco Italia S.p.A., Elanco Korea Animal Health Co., Ltd., Elanco Japan K.K., Elanco Salud Animal, S.A. de C.V., Elanco Hungary Korlátolt Felelősségű Társaság, Elanco Vietnam Company Limited, Bayer Animal Health GmbH and Elanco Animal Health, Inc., on the other hand.

EXHIBIT A-6

“Facility Permits” means the manufacturing and distribution licenses and any other Permits, in each case necessary to operate each of the facilities located at the Transferred Real Property.

“Final Closing Statement” means a written statement setting forth (i) the Final Inventory Increase or Final Inventory Decrease, as applicable and (ii) the Final Purchase Price Adjustment and the Post-Closing Adjustment, each as finally determined pursuant to Section 3.04.

“Final Inventory” means the amount of Inventory Amount as of the Effective Time as finally determined pursuant to Section 3.04.

“Final Inventory Decrease” means the amount (if any) by which Target Inventory exceeds Final Inventory.

“Final Inventory Increase” means the amount (if any) by which Final Inventory exceeds Target Inventory.

“Final Purchase Price Adjustment” means the amount equal to the Final Inventory Increase (which shall be expressed as a positive amount) or the Final Inventory Decrease (which shall be expressed as a negative amount); provided that if the Final Inventory Increase is zero (0), the Final Purchase Price Adjustment shall be zero (0).

“Fraud” means with respect to any Party, an actual and intentional fraud with respect to the making of any of the representations or warranties contained in this Agreement or any other Transaction Agreement, with the actual intent to deceive the other Party or induce such Party to act or refrain from acting in reliance upon such representation or warranty, which other Party relies on and suffers damages as a result thereof; provided, that such actual and intentional fraud of such Party specifically excludes any statement, representation or omission made negligently or recklessly, or any constructive fraud or equitable fraud.

“GAAP” means U.S. generally accepted accounting principles, as in effect from time to time.

“Governing Documents” means, with respect to any particular Person: the articles or certificate of incorporation and the bylaws, the limited partnership agreement and the certificate of limited partnership, the articles or certificate of organization or formation and the operating agreement, or any other charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, including any amendment, modification or supplement thereto.

“Government Authority” means any federal, national, state, provincial or local or any supra-national, international or multinational government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body (public or private), including any stock exchange.

EXHIBIT A-7

“Government Official” means any official or employee of, or Person acting in an official capacity on behalf of, a Government Authority.

“Hazardous Materials” means any substance, material or waste that is defined or regulated as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar effect, or for which Liability or standards of conduct may be imposed, under any applicable Environmental Law, including asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radioactive materials, lead, petroleum and petroleum by-products and distillates.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all intellectual property and proprietary rights of any kind or nature, including all: (a) Patents, patent applications, and patent rights, (b) copyrights, moral rights, mask work rights, database rights, rights in Data, rights in works of authorship, and design rights, (c) Trademarks, (d) Trade Secrets, and (e) registrations, issuances, grants and applications of or for any of the foregoing, and all renewals, restorations and extensions thereof, and (f) rights to bring an Action, whether at law or in equity, for infringement, dilution, misappropriation or other impairment or violation of rights and to receive damages, proceeds or other legal or equitable protections and remedies with respect to any of the foregoing.

“Interest Rate” means the prevailing prime lending rate as published in The Wall Street Journal at the time that a payment expressly required by this Agreement is due.

“Inventory” means the materials or components (including raw materials, intermediates, excipients, active ingredients, bulk drug product and product labeling and packaging materials and components), work-in-process, goods in transit and finished goods inventory with respect to any products or product candidates owned or held by or on behalf of Seller or its Affiliates.

“Inventory Amount” means the sum of the value of all Transferred Inventories determined in accordance with the Transaction Accounting Principles.

“IRS” means the U.S. Internal Revenue Service.

“Key Product” has the meaning set forth on Schedule A-2.

“Knowledge of Seller” means the actual knowledge of the Persons set forth on Schedule A-3 after reasonable inquiry, which for purposes of Section 4.08 shall include the making of due inquiry of the Seller Parties’ outside Intellectual Property counsel (but, for clarity, shall not require searches of records of or filing with any Government Authority, the obtaining of any legal opinion or other report or opinion of outside experts or to conduct any “freedom to operate” analyses, in each case, not already searched, obtained or conducted).

“Labor Obligations” means (i) any information, consultation, negotiation or consent processes with any Employee Representative Body which any of the Seller Parties are required to comply with in connection with the Transaction, (ii) any obligations under the Business Labor Agreements and (iii) any other legal or administrative requirements in relation to the transfer of the Business Employees’ employment in connection with the Transaction.

EXHIBIT A-8

“Law” means any federal, national, state, provincial, local statute, law, act, ordinance, regulation, directive, rule, code, Order or other requirement or rule of law (including common law) promulgated by a Government Authority, including the Veterinary Care Laws.

“Liabilities” means any liability, debt, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, license, sublicense, covenant not to sue, right of first refusal, encumbrance, claim, lien, charge or any other encumbrance of any kind (other than transfer restrictions under applicable securities Laws).

“Local Transfer Agreement” means any local agreement or instrument of conveyance or assumption entered into or delivered pursuant to Section 7.06 in connection with the transfer of any Transferred Assets to Buyer or for Buyer to assume the Assumed Liabilities, in any jurisdiction where the Business is organized or operates (including, with respect to each Transferred Owned Real Property, a general warranty deed (or local equivalent) in customary form and substance reasonably satisfactory to Seller and Buyer).

“Losses” means all losses, damages, fines, fees, obligations, penalties, costs, expenses, and Liabilities actually suffered or incurred and paid (including interest, court costs, reasonable attorneys’, accountants’ or other experts’ fees and out-of-pocket costs).

“Material Adverse Effect” means any change, event, circumstance, development, occurrence, fact, condition, or effect having, or that (a) have, individually or in the aggregate with all other changes, events, circumstances, developments, occurrences, facts, conditions, or effects, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Business or (b) would reasonably be expected to prevent or materially impair or delay the ability of Seller to consummate the Seller Transactions or otherwise perform its obligations under the Seller Transaction Agreements; provided however, that, solely for purposes of clause (a) any adverse effect to the extent arising out of, resulting from or attributable to (i) an event or circumstances or series of events or circumstances affecting (A) the U.S. (or any other country or jurisdiction where the Business or any Transferred Entity operates) or the global economy generally or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (B) political conditions generally of the U.S. or any other country or jurisdiction in which the Business or any Transferred Entity operates or (C) any industry generally in which the Business or any Transferred Entity operates or in which Products are distributed, (ii) the negotiation, announcement or pendency of the Transactions (provided that the exceptions in this clause (ii) shall not apply with respect to references to Material Adverse Effect in the representations and warranties contained in Article IV the purpose of which are to address the consequences resulting from the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby), (iii) any changes in applicable Law or GAAP, or accounting principles, practices or policies that any of the Seller Parties are required by Law to adopt, or the enforcement or interpretation thereof, in each case with respect to the Business, (iv)  actions specifically required to be taken or omitted pursuant to this Agreement or actions taken or omitted to be taken at the express written request of Buyer, (v) the effect of any action taken by Buyer or its Affiliates with respect to any transaction contemplated hereby, (vi) any acts of God, other similar force majeure events or national or international calamities (whether or not caused by any Person), including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, health emergencies, sabotage, any armed hostilities or acts of war (whether or not declared), act of terrorism, military actions, blockage or conflicts, or any escalation or worsening of any of the foregoing conditions or responses of any Government Authority thereto, (vii) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), and (viii) the bankruptcy, insolvency or other financial distress of any manufacturer, distributor, supplier or collaboration partner shall not, in any such case, constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur; provided that any adverse effect arising out of, resulting from or attributable to the foregoing clauses (i), (iii), and (vi) may be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur solely to the extent such adverse effect has a disproportionate impact on the Business, relative to other similarly situated businesses in the same industry.

EXHIBIT A-9

“Material Jurisdictions” means the jurisdictions set forth on Schedule A-4.

“OFAC” means the U.S. Department of Treasury, Office of Foreign Assets Control.

“Order” means any order, writ, judgment, injunction, ruling, temporary restraining order, decree, stipulation, determination or award entered by or with any Government Authority.

“Patents” means (a) all patents, patent applications, invention disclosures and certificates of invention, (b) all reissues, reexaminations, supplemental examinations, continuations, continuations-in-part, divisions, revisions, and extensions, including any supplemental protection certificates and restorations, of or relating to any of the foregoing, and (c) all rights and priorities afforded under any Law with respect to any of the foregoing.

“Permits” means all permits, authorizations, licenses, Consents, registrations, concessions, qualifications, grants, franchises, certificates, identification and approval numbers, notifications exemptions, variances, waivers, and filings issued or required by any Government Authority under applicable Law.

EXHIBIT A-10

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges, assessments or levies that are not yet due or payable or that are being contested in good faith and for which adequate reserves have been made in accordance with GAAP, in each case such Liens will not be permitted as of the Closing unless an Assumed Liability, (b) statutory Liens of landlords and Liens of carriers imposed by Law in the ordinary course of business which are not yet due and payable or that are being contested in good faith, which, in each case, will not be a “Permitted Lien” as of the Closing unless such Lien is an Assumed Liability, (c) warehousemen’s, mechanics’, materialmen’s, workmen’s, repairmen’s and other Liens imposed by Law in the ordinary course of business which are not yet due and payable or that are being contested in good faith, which, in each case, will not be a “Permitted Lien” as of the Closing unless such Lien is an Assumed Liability, (d) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (e) Liens affecting the Transferred Real Property as set forth on Schedule A-5, (f) encroachments and other matters that would be shown in an accurate survey or physical inspection of such Transferred Real Property which are not materially violated by the current use or occupancy of the Transferred Real Properties or the operation of the Business thereon, (g) zoning, entitlement, building and other generally applicable land use and environmental restrictions by a Government Authority, which are not materially violated by the current use or occupancy of the Transferred Real Properties or the operation of the Business thereon, (h) Liens not created by Seller or any of its Subsidiaries that affect the underlying fee interest or any other superior interest in any Transferred Leased Real Property or real property over which Seller or any if its Subsidiaries (with respect to the Business) have easement or other property rights, which are not materially violated by the current use or occupancy of the Transferred Real Properties or the operation of the Business thereon, (i) rights, terms or conditions of any Transferred Real Property Leases made available to Buyer (other than if arising from a material breach of the Transferred Real Property Leases), and (j) in the case of Intellectual Property, Software, Data and Technology, non-exclusive licenses granted by any of the Seller Parties to customers, suppliers or service providers in the ordinary course of business consistent with past practices.

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Personally Identifiable Information” means any information that specifically identifies, or could be reasonably be used to identify, any individual whose information has been provided, directly or indirectly, to any Seller Party or Transferred Entity in connection with the conduct of the Business, such as addresses, telephone numbers, health information, drivers’ license numbers, and government issued identification numbers.

“Post-Closing Adjustment” means the amount equal to the Final Purchase Price Adjustment minus the Estimated Purchase Price Adjustment.

“Pre-Closing Period” means the period beginning on the Agreement Date and ending on the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms.

“Product Authorization” means a Permit that is applicable to any Product or Product Candidate for the manufacturing, import, export, distribution, use, promotion or sale of veterinary medicinal products (small molecules, biological entities and vaccines), pesticides, biocides, nutritionals, crop pesticides, vaccines, biologics and other veterinary products, including medical devices, in the Aqua Health Field for one or more indications (if applicable) or that is otherwise applicable to any Product or Product Candidate in a country or other regulatory jurisdiction, including approval of New Animal Drug Applications (as such term is defined in the United States Food, Drug and Cosmetic Act) or any corresponding foreign application, including, with respect to the European Union, the approval of a marketing authorization application filed with the European Medicines Agency pursuant to the centralized approval procedure or with the applicable Government Authority of a country in the European Economic Area with respect to the decentralized procedure or mutual recognition or any other national approvals.

EXHIBIT A-11

“Product Authorization Data” means any Data (including veterinary clinical trial or study Data and raw Data), information, reports or studies, summaries, files, dossiers and all technical and other information contained therein, together with all amendments, supplements, and renewals thereto, relating to a Product or Product Candidate (whether or not authorized by a Product Authorization), its excipients, active ingredients, and packaging materials, and facilities that manufacture or distribute such product, excipients, active ingredients, and packaging materials, and the dossiers underlying the facility license for such facilities (including its metabolites, impurities and degradates), including (a) documentation (including agency submissions, responses and compilations of regulatory comments) relating to the qualification, formulation, target animal safety, human food safety, efficacy, chemistry, manufacturing and controls, environmental assessment, and other data and information generated in preparation and licensure to obtain or maintain any Permit necessary for the manufacturing, import, export, distribution, use, promotion or sale of any Product or Product Candidate, (b) regulatory documentation maintained with respect to any such Product or Product Candidate, including adverse event reports, complaint data, and other Data, (c) any written correspondence from a Government Authority in respect of any such Permit, Product or Product Candidate, (d) literature safety reports and documents relating to current good manufacturing practice issues, animal clinical trials, animal research, including laboratory and target animal research and all veterinary master files related to the Product or Product Candidate (including those contained or referenced in any such Product Authorization), (e) other dossiers or compilations necessary to obtain or maintain any such Product Authorization, and (f) to the extent not already included above, lab notebook entries, reagents, antibodies, polymerase chain reaction primers, cell lines, bacterial and viral strains, nucleic acid constructs, expression systems, adjuvants, assay methods, bioinformatics data and analysis, amino acid and nucleic acid sequence files, viral isolates, tissue samples and challenge models relating to a Product. Notwithstanding the foregoing, “Product Authorization Data” shall not include Data with respect to lufenuron to the extent related to Seller’s Sentinel product.

“Product Candidates” means the product candidates listed on Schedule A-6.

“Products” means (a) the products listed on Schedule A-7, (b) with respect to the cold water products, all other products used, or held for use, exclusively in the Aqua Health Field and (c) with respect to the warm water products, all other products used, or held for use, primarily in the Aqua Health Field; provided that clauses (b) and (c) shall not include the products listed in item 1 of Schedule 2.01(b)(xxi).

“Proposed Final Closing Statement” means (a) a written statement setting forth the Proposed Final Purchase Price Adjustment or (b) a written statement that Buyer proposed no changes to the Estimated Closing Statement, as applicable.

“Proposed Final Inventory Decrease” means Buyer’s good faith estimate of the amount (if any) by which Target Inventory exceeds Final Inventory set forth on the Proposed Final Closing Statement.

“Proposed Final Inventory Increase” means Buyer’s good faith estimate of the amount (if any) by which Final Inventory exceeds Target Inventory set forth on the Proposed Final Closing Statement.

EXHIBIT A-12

“Proposed Final Purchase Price Adjustment” means the amount equal to the Proposed Final Inventory Increase or the Proposed Final Inventory Decrease, as applicable.

“Recovery Expenses” means (a) any deductibles paid by the Indemnified Party or its Affiliates to obtain insurance coverage, (b) any reasonable and documented out-of-pocket costs and expenses incurred by the Indemnified Party or its Affiliates in investigating, prosecuting, defending and collecting amounts recovered under any such insurance coverage and (c) any increase to insurance premiums resulting directly therefrom.

“Reference Exchange Rate” means the exchange rate (a) published by Bloomberg (BFIX) referring to the exchange rate at 5:00 PM New York Time, which is two (2) Business Days prior to the Closing Date or (b) if no rates are published on such day, on the latest day before that day for which such rates are published.

“Registrable IP” means Patents, registered Trademarks, Trademark applications, domain name registrations, social media handles, tags and identifiers, copyright registrations and copyright applications.

“Related to the Business” means (a) with respect to all tangible personal property of any kind (other than, for clarity, the books and records and labeling, advertising, marketing, sales and promotional materials), including machinery, equipment, furniture, office equipment and supplies, communications equipment, vehicles, leasehold improvements, goods, hardware, electronic devices (including computers) and related equipment, repair, replacement and spare parts and tools, (x) physically located at the premises of any Transferred Real Property at the Effective Time, including those that are necessary to perform Buyer’s obligations under the Transaction Agreements (including the consummation of the Transactions), or (y) used exclusively in, arising exclusively out of, or exclusively relating to, the operation or conduct of the Business, wherever located, except for those necessary to perform Seller’s obligations under the Transaction Agreements (including the consummation of the Transactions), (b) with respect to all Intellectual Property, Software, Technology and Data, (x) Used in or necessary for the operation of the tangible assets described in the immediately preceding clause (a) (other than to the extent unrelated to the Aqua Health Field) or (y) exclusively Used in, arising exclusively out of or exclusively relating to, or arising from the Business, and (c) for all other categories of assets other than those set forth in clauses (a) and (b) above, including contracts and agreements, Permits, Product Authorizations and pending applications for Product Authorizations, books and records and labeling, advertising, marketing, sales and promotional materials, (x) used primarily in, or (y) arising, directly or indirectly, primarily out of, or primarily relating to, the operation or conduct of, the Business.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Required Approvals” means each of the Government Approvals set forth on Schedule 10.01(a).

“Restricted Country” means Belarus, Cuba, Iran, North Korea, Russia, Sudan, Syria, Venezuela, and the Crimea region of Ukraine and so-called Donetsk People’s Republic and Luhansk People’s Republic, Kherson, and Zaporizhia regions in Ukraine of Ukraine, or any jurisdiction that is the target of a comprehensive embargo under Sanctions Laws.

EXHIBIT A-13

“Retained Real Property” means all real property owned, leased, subleased or licensed by a Seller Party, other than the Transferred Leased Real Property and the Transferred Owned Real Property.

“Retention” has the same meaning ascribed to such term in the R&W Policy.

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and the United Kingdom and European Union lists of persons subject to financial sanctions; (b) any individual or entity located in, a blocked national of, resident in, or organized under the Laws of a Restricted Country; (c) any individual or entity that is otherwise a target of or subject to heightened restrictions under applicable Sanctions Laws or Ex-Im Laws; (d) or any entity that is, in the individually or in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clauses (a) through (d).

“Sanctions Laws” means all applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union and the European Union Member States, the United Kingdom, Switzerland and Norway.

“Securities Act” means the Securities Act of 1933.

“Seller Commingled Information” means information contained in Commingled Records to the extent not used in, relating to, or arising, directly or indirectly, out of the operation or conduct of, the Business.

“Seller Confidential Information” means (a) all information disclosed by Seller (or its Representatives or Affiliates) to Buyer (or its Representatives or Affiliates) in connection with this Agreement, any Transaction Agreement and the transactions contemplated hereby and thereby, excluding all information to the extent relating to the Business, the Transferred Assets and the Assumed Liabilities, and (b) all memoranda, notes, analyses, compilations, studies and other materials prepared by or for Buyer (or any of its Representatives or Affiliates) to the extent containing or reflecting the information in the preceding clause (a). Notwithstanding the foregoing, Seller Confidential Information shall not include information that, at the time of disclosure by Seller (or its Representatives or Affiliates) (i) is generally available to the public or is otherwise in the public domain, (ii) is, or becomes, available from a source other than Seller (or its Representatives or Affiliates) that is not bound by any confidentiality obligation to Seller, or (iii) is independently developed by Buyer or its Affiliates (or any of their respective Representatives or Affiliates).

“Seller Disclosure Schedules” means disclosure schedules dated as of the Agreement Date delivered by Seller to Buyer, and which form a part of this Agreement.

“Seller Divesting Entities” means any Affiliate of Seller that, as of immediately prior to the Effective Time, has any right, title or interest in, to or under any Transferred Asset.

EXHIBIT A-14

“Seller Fundamental Representations” means the representations and warranties made in Section 4.01 (Formation and Authority of the Seller Parties; Enforceability), Section 4.02(a) (No Conflict), the first sentence of Section 4.08(b) (Intellectual Property title), Section 4.14 (Personal Property title), Section 4.15(a) (Real Property title) and Section 4.16 (Brokers).

“Seller Intellectual Property” means all Intellectual Property and/or Software that is owned or purported to be owned by any Seller Party other than (a) the Business Intellectual Property, (b) any Intellectual Property, Technology, Software or Data included within the Transferred R&D Assets, and (c) any Intellectual Property, Technology, Software or Data described in Section 2.01(a)(xvi).

“Seller Names and Seller Marks” means the names or trademarks of Seller, or any Affiliate of Seller, that in each case use or contain “Elanco” (in block letters or otherwise) or any transliteration or derivation thereof (collectively, the “Elanco Marks”), and all logos or tag lines used therewith, and any domain name registrations and other source identifiers embodying any of the foregoing Elanco Marks, either alone or in combination with other words, in each case, owned by Seller or any Affiliate of Seller and all other Trademarks (other than Trademarks included in the Business Intellectual Property) that are owned or Controlled by Seller or any Affiliate of Seller and that are Used in connection with the operation of the Business or with the Products or the Product Candidates immediately prior to the Closing Date or that are included in the Specified Marketing Materials, the Transferred Books and Records or other Transferred Assets, including those set forth in Schedule 7.01.

“Seller Technology” means all Technology and Data that is owned or purported to be owned by any Seller Party other than the Business Technology.

“Seller Transaction Agreements” means this Agreement and each other Transaction Agreement to which any Seller Party is named as a party on the signature pages thereto.

“Seller Transactions” means the transactions contemplated by the Seller Transaction Agreements.

“Shared Commingled Information” means information contained in Commingled Records other than Buyer Commingled Information and Seller Commingled Information.

“Shared Contracts” means all contracts or agreements of any kind to which any of the Seller Parties, on the one hand, and one or more third parties, on the other hand, are party, that relate in part, but not primarily, to the Business, including as set forth on Schedule A-8; provided that “Shared Contracts” shall exclude any contracts or agreements underlying or relating to any Business Employee Plans, leases of real or personal property, insurance policies or programs and staffing or employment agreement.

“Software” means all (a) computer programs, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) all documentation including user manuals and other training documentation relating to any of the foregoing, in each case (a)-(c), excluding Data.

EXHIBIT A-15

“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising Control.

“Target Inventory” means $49,000,000.

“Tax” or “Taxes” means all U.S. federal, state, provincial, municipal, county, local or non-U.S. income, alternative, excise, gross receipts, ad valorem, value-added, sales, use, employment, payroll, franchise, license, profits, gains, real or personal property, estimated transfer, fees, levies, duties, tariffs, imposts, assessments, franchise, unclaimed property, escheat, payroll, intangibles, stamp, registration, environmental, withholding or other taxes of any kind whatsoever (whether payable directly or by withholding), in each case whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refunds and information returns) required to be supplied to a Taxing Authority relating to the determination, assessment or collection of any Taxes.

“Taxing Authority” means any U.S. federal, state or local or non-U.S. jurisdiction (including any subdivision and any revenue agency of a jurisdiction) imposing Taxes and the agencies, if any, charged with the collection of such Taxes for such jurisdiction.

“Technology” means, collectively, all technology, designs, procedures, models, discoveries, processes, techniques, know-how, research and development, tools, materials, specifications, processes, inventions, improvements, and technology, other than Software and Data.

“Termination Fee” means $55,000,000.

“third party” means any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Transaction Proposal” means, other than the Transactions, any inquiry, proposal or offer from any Person relating to, or that could reasonably be expected to lead to, any direct or indirect sale, license, disposition, transfer or acquisition of, or the grant of rights to any third party with respect to, a material portion of the Transferred Assets or the Business. Notwithstanding the foregoing, “Third Party Transaction Proposal” shall not include (i) any merger, consolidation or other business combination pursuant to which all or more than 50% of the business, assets or divisions of Seller is combined with that of a potential acquiror, (ii) the sale, transfer, exchange or other disposition of all or more than 50% of the business, assets, divisions or voting securities of Seller, whether by way of merger or consolidation, reorganization, recapitalization or restructuring, tender or exchange offer, share exchange, option or negotiated purchase, leveraged buyout, lease or license, partnership, joint or collaborative venture or otherwise, including in each case any of the foregoing transactions with respect to Seller’s overall farm animal portfolio as long as the Business and Transferred Assets are carved out of the scope of such transaction or (iii) any transactions involving the securities issued by Seller.

EXHIBIT A-16

“Trade Secrets” means confidential and proprietary information, including rights relating to know-how or trade secrets, including technical information, data, ideas, concepts, discoveries, methods, formulas, compositions, formulations, schematics, protocols, designs, techniques, inventions (whether patentable or unpatentable), and other works, whether or not developed or reduced to practice, rights in industrial property, customer, vendor, and prospect lists, and all associated information or databases, and other confidential or proprietary information (including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical and clinical data, improvements, processes, specifications), in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure.

“Trademarks” means trademarks, service marks, trade names, service names, domain names, social media tags, handles and identifiers, trade dress, logos and other identifiers of origin, source or quality, including all goodwill associated therewith, and all common law and statutory rights in any of the foregoing, and all registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Transaction Accounting Principles” means those Transaction Accounting Principles set forth on Exhibit E.

“Transaction Agreements” means this Agreement, the Transitional Manufacturing and Supply Agreement, the Intellectual Property License Agreement, the EVAH License Agreement, the Explorer License Agreement, the Transitional Trademark License Agreement, the Transition Services Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Local Transfer Agreements, IP Assignment Agreement, the Lease Assignments, the Data Sharing Agreement and the Pharmacovigilance Agreement, in each case including all exhibits and schedules thereto and all amendments thereto made in accordance with the respective terms thereof.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Agreement” means, collectively, the Bill of Sale, Assignment and Assumption Agreement, the IP Assignment Agreement and the Local Transfer Agreements.

“Transfer Regulations” means European Council Directive 2001/23/EC or similar Laws applicable in any jurisdiction, or any other laws or regulations of any national, state, provincial or federal government or local government in any jurisdiction (whether within or outside of the European Union) that require the transfer of, or operate to transfer, between legal persons, the employment or engagement of, or the contracts of employment or engagement of employees or workers on either the transfer of any undertaking or part of an undertaking or a service provision change.

EXHIBIT A-17

“Transfer Taxes” means (i) any use, transfer, excise, license, privilege, conveyance, land, customs, recording, registration, direct or indirect real property transfer, documentary transfer stamp, and similar Tax together with any related fees, and (ii) any VAT that is not recoverable (whether by credit or repayment from a Taxing Authority); provided that Transfer Taxes shall not include any VAT except for irrecoverable VAT described in clause (ii) of this definition.

“Transferred Books and Records” means all books, records, files and papers (or, in each case, any relevant portions thereof), whether in hard copy or computer format, including Intellectual Property prosecution files, sales and promotional literature, medical materials, training materials, manuals and data, sales and purchase correspondence, customer lists, lists of suppliers, quality control records and manufacturing procedures, in each case to the extent Related to the Business or primarily related to the Transferred Assets or Assumed Liabilities, other than any Tax Returns (other than Tax Returns exclusively of a Transferred Entity) and any Excluded Assets of the type described in Section 2.01(b)(xiii) and Section 2.01(b)(xvi) and any Business Employee Records.

“Transferred Equity Interests” means the issued and outstanding equity interests in the Transferred Entities.

“Transferred Inventory” shall mean (a) with respect to Inventories other than lufenuron active ingredient, (i) all Inventories that are physically located at, or being shipped or en route to, the premises of the Transferred Real Property as of the Effective Time, excluding (A) Inventories purchased by Seller pursuant to a Shared Contract and (B) Inventories that are finished goods (whether or not any quality control or release procedure is complete with respect thereof) of products other than the Products, (ii) all Inventories that are finished goods (whether or not any quality control or release procedure is complete with respect thereof) of Products, irrespective of physical location as of the Effective Time, and (iii) all Inventories purchased by any Seller Party pursuant to an Assumed Contract as of immediately prior to the Effective Time; and (b) with respect to Inventories that are lufenuron active ingredient, those Inventories set forth on Schedule A-9.

“Transferred Permits” means all Permits (other than Product Authorizations) held by any Seller Party which are Related to the Business, including Permits with respect to Products or Product Candidates that are not subject to any Product Authorization that is in full force and effect, the Facility Permits and the Permits set forth on Schedule A-10; provided that the Transferred Permits shall not include any Permits which may not be transferred in accordance with applicable Law.

“Transferred Prepaid Expenses” means the pre-paid expenses of the Business set forth on Schedule A-11.

“Transferred Product Authorizations” means the Product Authorizations and pending applications for Product Authorizations with respect to the Products and held by any Seller Party and any amendments or supplements or renewals thereto; provided that the Transferred Product Authorizations shall not include any Product Authorizations or pending applications the transfer of which would be prohibited by applicable Law.

“Transferred Real Properties” means, collectively, the Transferred Owned Real Property and the Transferred Leased Real Property.

“U.S.” means the United States of America.

EXHIBIT A-18

“Used” means used, practiced, held, licensed, sublicensed, reproduced, distributed, performed, displayed and otherwise exploited, made, had made, advertised, promoted, marketed, offered for sale, sold, had sold, imported, exported and otherwise provided, and prepared modifications, derivative works, improvements or enhancements or commercialized or legally disposed of products and services thereunder.

“VAT” means within the European Union any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (Council Directive 2006/112/EC) and, outside the European Union, any similar tax levied by reference to value added, and any goods and services, harmonized sales and other added value or sales taxes.

“Veterinary Care Laws” means the United States Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Virus-Serum-Toxin Act, as amended by the 1985 Food Security Act, and any other laws and regulations administered by the United States Food and Drug Administration (“FDA”) and the United States Department of Agriculture (“USDA”), including products of the Seller Parties and any state, provincial, or other local government and foreign equivalents thereof, including any anti-kickback or anti-inducement law or regulation applicable to the practice of veterinary medicine or animal food or feed.

EXHIBIT A-19

“Accounting Firm”	Section 3.04(c)
“Agreement Date”	Preamble
“Antitrust Law Impediment”	Section 6.04(a)
“Assumed Accounts Receivable”	Section 7.05
“Assumed Contracts”	Section 2.01(a)(ii)
“Assumed Liabilities”	Section 2.01(c)
“Available Insurance Policies”	Section 7.03(b)
“Base Purchase Price”	Section 3.01
“Bill of Sale, Assignment and Assumption Agreement”	Section 3.02(a)(v)
“Business Insurance Policies”	Section 4.18
“Buyer”	Preamble
“Buyer Indemnified Parties”	Section 12.02(a)
“Buyer Plans”	Section 8.03(a)
“Buyer Portion of Shared Contracts”	Section 2.02(b)
“Capex Budget”	Section 6.01(a)(xii)
“CBA”	Section 4.11(a)(viii)
“Claim Threshold”	Section 12.02(b)(iv)
“Closing”	Section 2.03
“Closing Date”	Section 2.03
“Closing Payment”	Section 3.03
“Cold Water Material Customer”	Section 4.20(a)
“Cold Water Material Supplier”	Section 4.20(a)
“Competitive Business”	Section 7.07(b)
“Contracting Parties”	Section 13.16
“Coverage Claims”	Section 7.03(b)
“Current Employment Terms”	Section 8.03(a)(x)
“Data Breach”	Section 4.09(a)
“Data Sharing Agreement”	Section 3.02(a)(xiii)
“Delayed Assumed Liability”	Section 2.02(a)
“Delayed Transfer Employee”	Section 8.02(d)
“Delayed Transferred Asset”	Section 2.02(a)
“Disclosing Party”	Section 7.14
“Disputed Items”	Section 3.04(c)
“Effective Time”	Section 2.03
“Elanco Marks”	Exhibit A
“Enforcement Costs”	Section 11.03(e)
“Equity Transfer”	Section 2.05(a)
“EVAH License Agreement”	Section 3.02(a)(iii)
“Exchange Act”	Section 4.03

EXHIBIT A-20

“Excluded Assets”	Section 2.01(b)
“Excluded Liabilities”	Section 2.01(d)
“Government Approvals”	Section 6.04(a)
“Indemnified Party”	Section 12.04(a)
“Indemnifying Party”	Section 12.04(a)
“Insurance Policies”	Section 2.01(b)(x)
“Intellectual Property License Agreement”	Section 3.02(a)(ii)
“Intercompany Obligation”	Section 4.19
“IP Assignment Agreements”	Section 3.02(a)(vi)
“IT Migration”	Section 6.09
“Lease Assignments”	Section 3.02(a)(ix)
“Legal Process”	Section 6.03(b)
“Local Payment”	Section 3.08(a)
“Material Contracts”	Section 4.11(a)
“Material Customers”	Section 4.20(b)
“Material Suppliers”	Section 4.20(b)
“Migration Plan”	Section 6.09
“Non-Compete Period”	Section 7.07(b)
“Nonparty Affiliates”	Section 13.16
“Non-Solicitation Period”	Section 7.07(a)
“Old Plans”	Section 8.06
“Omitted Asset”	Section 7.12
“Operating Business”	Exhibit A
“Outside Date”	Section 11.01(d)
“Ownership Transfer”	Section 2.03
“Parties”	Preamble
“Pharmacovigilance Agreement”	Section 7.15
“Privileged Communications”	Section 13.20
“Purchase Price”	Section 3.01
“Purchase Price Dispute Notice”	Section 3.04(c)
“R&W Policy”	Section 12.11
“Regulatory Deadline”	Section 6.07(c)
“Requesting Party”	Section 7.14
“Retained Accounts Receivable”	Section 7.05
“Review Period”	Section 3.04(c)
“Seller”	Preamble
“Seller Bankers”	Section 4.16
“Seller Claims”	Section 13.22
“Seller Indemnified Parties”	Section 12.03(a)
“Seller Parties”	Preamble

EXHIBIT A-21

“Seller Portion of Shared Contracts”	Section 2.02(b)
“Seller Releasing Party”	Section 13.22
“Shared Contract Split”	Section 2.02(b)
“Specified Marketing Materials”	Section 2.01(a)(xi)
“Straddle Period”	Section 9.01
“Surviving Provisions”	Section 11.03(a)
“Third Party Claim”	Section 12.04(a)
“TOGC”	Section 9.03(d)
“Transaction Dispute”	Section 13.11
“Transfer”	Section 2.05(a)
“Transfer Date”	Section 8.02(c)
“Transfer Plan”	Section 6.07(a)
“Transferred Assets”	Section 2.01(a)
“Transferred Contractor”	Section 8.02(c)
“Transferred Employee”	Section 8.02(c)
“Transferred Entity”	Section 2.05(a)
“Transferred Leased Real Property”	Section 2.01(a)(i)(A)
“Transferred Owned Real Property”	Section 2.01(a)(i)(A)
“Transferred R&D Assets”	Section 2.01(a)(xii)
“Transferred Real Property Leases”	Section 2.01(a)(ii)
“Transition Services Agreement”	Section 3.02(a)(iii)
“Transitional Manufacturing and Supply Agreement”	Section 3.02(a)(x)
“Transitional Trademark License Agreement”	Section 3.02(a)(iv)
“Unaudited Statements of the Business”	Section 4.04(a)
“Warm Water Material Customer”	Section 4.20(b)
“Warm Water Material Supplier”	Section 4.20(b)
“Willful Breach”	Section 11.03(b)
“Work Papers”	Section 3.04(b)

EXHIBIT A-22